EXHIBIT 99.1

[●] 2025

Dear Vivani Medical, Inc. Shareholders:

We previously announced plans to separate our wholly owned subsidiary Cortigent, Inc. (“Cortigent” or “Cortigent”) from Vivani Medical, Inc. (“Vivani”) pursuant to a spin-off transaction. The spin-off will create two independent publicly traded companies, Vivani and Cortigent, each developing innovative technologies to address serious unmet medical needs. Specifically, upon completion of the spin-off, Cortigent will develop brain implant medical devices and systems to help patients recover critical body functions and Vivani will focus exclusively on developing miniature, ultra long-acting GLP-1 implants for chronic weight management and type 2 diabetes with once or twice-yearly dosing.

The expected benefits of this spin-off include: enhancing the strategic and operational flexibility of each company, focusing each management team on its business strategy and operations, and allowing each company to adopt an optimal capital structure. Post spin-off, the boards of directors and management of each company will be better positioned to facilitate organic growth and explore acquisitions, joint-ventures, strategic alliances and licensing agreements. Management of each company will be properly incentivized and may more readily attract and retain talent, and leverage available resources that correlate to areas of strength and differentiation.

When Cortigent becomes a stand-alone public company, investors will have the opportunity to invest directly in a global leader in brain implant devices leveraging proprietary precision neurostimulation technology. The spin-off will be effected through a pro rata distribution of not less than 80% of the outstanding shares of Cortigent common stock to holders of Vivani common stock in a transaction that is intended to be tax-free to holders of Vivani common stock (except with respect to any cash received in lieu of fractional shares) for U.S. Federal Income Tax purposes. Each Vivani shareholder will receive [●] share of Cortigent common stock for every [●] shares of Vivani common stock held by such Vivani shareholder as of [●] Pacific time on [●], the record date for the distribution. Fractional shares, if any, will be rounded down, and any shareholder will be entitled to receive cash in lieu of fractional shares. Shareholder approval of the distribution is not required, and you do not need to take any action to receive the shares of Cortigent common stock to which you are entitled as a Vivani shareholder. You do not need to pay any consideration or surrender or exchange your Vivani common stock in order to receive shares of Cortigent common stock.

We anticipate that Cortigent common stock will be approved for listing on Nasdaq under the ticker symbol “CRGT”. Following the spin-off, we expect that shares of Vivani common stock will continue to trade on Nasdaq under the ticker symbol “VANI”.

We encourage you to read the attached Information Statement about Cortigent, as well as the supplemental information on Vivani’s investor relations website. The Information Statement describes the spin-off in detail and contains important business and financial information.

We believe the spin-off provides significant opportunities for our businesses as we work to continue building long-term value for our shareholders. We appreciate your continuing support of Vivani and look forward to your future support of Cortigent.

Sincerely,

Adam Mendelsohn

Chairman and Chief Executive Officer

Vivani Medical, Inc.

[●] 2025

Dear Fellow Cortigent, Inc. Shareholder:

Welcome! We are excited to have you as a shareholder of Cortigent, Inc. (“Cortigent”). Our company is a global leader in brain implant devices to help patients recover critical body functions. We are focused on developing:

●	The Orion® Visual Cortical Prosthesis System, which is intended to provide meaningful visual perception (also called “artificial vision”) to people who are profoundly blind. Our most advanced medical device, the Orion, successfully completed a six-year Early Feasibility Study in March 2025. Our goal is to commence a pivotal clinical trial in about 18 months to support an application to The United States Food and Drug Administration (“FDA”) for marketing approval.

●	The Stroke Recovery System, our second medical device in development, is intended to improve the recovery of arm and hand movement in people who have suffered paralysis due to stroke.

Following the spin-off, Cortigent will be positioned to:

●	Accelerate the Orion and Stroke Recovery System development programs;

●	Work toward preparing these systems for clinical trials required for FDA approval; and

●	Evaluate potential future applications of our proprietary precision neurostimulation technology.

Your new company will have a streamlined business approach, a capital structure tailored to our opportunities, and a clearly outlined investment profile. We anticipate that Cortigent will be listed on Nasdaq under the ticker symbol “CRGT”. We appreciate your support and invite you to learn more about Cortigent by reviewing the enclosed Information Statement.

Sincerely,

Jonathan Adams

Chief Executive Officer

Cortigent, Inc.

Information contained herein is subject to completion or amendment.

A Registration Statement on Form 10 relating to these securities has been filed with the U.S. Securities and Exchange Commission under the

U.S. Securities Exchange Act of 1934, as amended.

Preliminary and Subject to Completion, Dated _____________ _____, 2025

INFORMATION STATEMENT

Cortigent, Inc.

Common Stock

($0.001 par value)

We are sending you this Information Statement in connection with the spin-off (the “Spin-Off”) by Vivani Medical, Inc. (“Vivani”) of its wholly owned subsidiary, Cortigent, Inc. (the “Company” or “Cortigent”). To effect the Spin-Off, Vivani will distribute not less than 80% of the shares of Cortigent common stock on a pro rata basis to the holders of Vivani common stock. We expect that the distribution of Cortigent common stock will qualify for non-recognition of gain or loss, as a result of receipt of Cortigent shares, for U.S. Federal Income Tax purposes. You should consult your tax advisor as to the particular consequences of the distribution to you, including the applicability and effect of any U.S. federal, state and local and any foreign, tax laws.

If you are a record holder of Vivani common stock as of the close of business on [●], 2025 which is the record date for the distribution (the “Record Date”), you will be entitled to receive [●] share of Cortigent common stock for every [●] shares of Vivani common stock that you hold on that date. Vivani will distribute the shares of Cortigent common stock in book-entry form, which means that we will not issue physical stock certificates. The Distribution Agent (as defined herein) will not distribute any fractional shares of Cortigent common stock. Fractional shares, if any, will be rounded down to the nearest whole number of shares and shareholders who would otherwise be entitled to receive fractional shares will be entitled to receive cash in lieu of such fractional shares.

The distribution will be effective as of 11:59 p.m., Pacific time, on [●] 2025 (the “Distribution Date”). Immediately after the distribution becomes effective, Cortigent will be an independent, publicly traded company. If you sell your shares of Vivani common stock in the “regular-way” market after the record date for the distribution and before the Distribution Date, you also will be selling your right to receive shares of Cortigent common stock in connection with the Spin-Off.

Vivani’s shareholders are not required to vote on or take any other action to approve the Spin-Off. We are not asking you for a proxy, and request that you do not send us a proxy. Vivani shareholders will not be required to pay any consideration for the shares of Cortigent common stock they receive in the Spin-Off, and they will not be required to surrender or exchange their shares of Vivani common stock or take any other action in connection with the Spin-Off.

No trading market for Cortigent common stock currently exists. We expect, however, that a limited trading market for Cortigent common stock, commonly known as a “when-issued” trading market, may develop on or shortly before the record date for the distribution, and we expect “regular-way” trading of Cortigent common stock will begin on the first trading day after the Distribution Date. We intend to list Cortigent common stock on Nasdaq under the ticker symbol “CRGT”.

This Information Statement is being furnished solely to provide information to Vivani shareholders who are entitled to receive shares of our common stock in the distribution. The information statement is not, and is not to be construed as, an inducement or encouragement to buy, hold or sell any of our securities or securities of Vivani. We believe that the information in this Information Statement is accurate as of the date set forth on the cover. Changes to the information contained in this Information Statement may occur after that date, and none of us, including the Cortigent board of directors or the Vivani board of directors undertake any obligation to update such information, except in the normal course of our and Vivani’s public disclosure obligations and practices and as required by applicable laws.

At the time our registration statement, of which this Information Statement will form part and be incorporated therein, is declared effective by the U.S. Securities and Exchange Commission (the “SEC”), Cortigent will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and, in accordance with the Exchange Act, we will file periodic reports (including but not limited to Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K), proxy statements, and other information with the SEC. The SEC maintains a website, www.sec.gov, which contains periodic reports, proxy statements and information statements and other information regarding issuers, like us, that file electronically with the SEC. We encourage you to review our periodic reports, proxy statements and any subsequent information statements, and any other information we file with the SEC when they are made available, as they will contain important information about Cortigent, in particular for periods after the date of this Information Statement.

In reviewing this Information Statement, you should carefully consider the matters described in the section entitled “Risk Factors” beginning on page [* ] of this Information Statement.

Neither the SEC nor any state securities commission has approved or disapproved these securities or determined if this Information Statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

This Information Statement is first being made available to Vivani shareholders on or about [●], 2025, and a Notice of Internet Availability of Information Statement Materials containing instructions describing how to access this Information Statement was first mailed to Vivani shareholders on or about [●], 2025. This Information Statement will be mailed to Vivani shareholders who previously elected to receive a paper copy of Vivani’s materials.

The date of this Information Statement is [●], 2025.

INDUSTRY AND OTHER DATA

This Information Statement includes estimates regarding market and industry data and forecasts, which are based on publicly available information, industry publications and surveys, reports from government agencies, reports by market research firms, and our own estimates based on our management’s knowledge of, and experience in, the markets in which we compete. This information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process, and other limitations and uncertainties inherent in surveys of market size. Furthermore, all of this information involves a variety of assumptions, limitations, and methodologies and is inherently subject to uncertainties, and therefore you are cautioned not to give undue weight to these estimates.

INFORMATION STATEMENT SUMMARY

In this Information Statement, unless the context otherwise requires:

●	The “Company”, “Cortigent”, “CRGT”, “we”, “our”, “ourselves” and “us” refer to Cortigent, Inc. after giving effect to the Spin-Off; and

●	“Vivani” or “Parent” refers to Vivani Medical, Inc. and its consolidated subsidiaries.

Vivani will distribute to its shareholders not less than 80% of the shares of our common stock owned by Vivani; we refer to this distribution in the Information Statement as the “Share Distribution” or the “Spin-Off.” Prior to the Share Distribution, Cortigent will hold, directly or through its subsidiaries, historical assets, liabilities, products, businesses or activities of the transferred business, which we refer to as the “Business,” as the Business was conducted as part of Vivani and its subsidiaries prior to the completion of all the transactions referred to in this Information Statement in connection with the Spin-Off.

This Information Statement is being furnished solely to provide information to Vivani shareholders who will receive shares of Cortigent common stock in the distribution. It is not and should not to be construed as an inducement or encouragement to buy or sell any securities of Vivani or Cortigent. This Information Statement describes Cortigent’s Business, Cortigent’s relationship with Vivani and how the Spin-Off affects Vivani and its shareholders, and provides other information to assist you in evaluating the benefits and risks of holding or disposing of Cortigent common stock that you will receive in the distribution. You should be aware of certain risks relating to the Spin-Off, Cortigent’s Business and ownership of Cortigent common stock, which are described under the section of this information statement entitled “Risk Factors”.

The Spin-Off

On March 12, 2025, Vivani announced plans for the complete legal and structural separation of Cortigent Business from Vivani. In reaching the decision to pursue the Spin-Off, Vivani considered a range of potential structural alternatives for the Business and concluded that the Spin-Off is the most attractive alternative for enhancing shareholder value.

Following the Spin-Off, Cortigent and Vivani will each be better positioned to advance growth opportunities and execute against their respective business plans. To effect the Spin-Off, Cortigent undertook the necessary series of reorganization steps including establishment of an independent board of directors. Vivani will subsequently effect the Share Distribution to Vivani’s shareholders, and following the Share Distribution, Cortigent will become a separate public company.

We have entered into a Separation and Distribution Agreement, as amended on [●], 2025 (the “Separation Agreement”), related to the Spin-Off. The Separation Agreement will govern the relationship between Vivani and Cortigent up to and after completion of the Spin-Off and allocates between Vivani and Cortigent various assets, rights, liabilities and obligations, including employee benefits, intellectual property, environmental and tax-related assets and liabilities, and in certain cases could result in certain significant business relationships between Cortigent and Vivani. See “Certain Relationships and Related Party Transactions” and “Summary Consolidated Financial Data” for more information.

Completion of the Spin-Off may be subject to the satisfaction or waiver of a number of conditions. In addition, Vivani has the right not to complete the Spin-Off if, at any time, Vivani’s board of directors (the “Vivani Board”) determines, in its sole and absolute discretion, that the Spin-Off is not in the best interests of Vivani or its shareholders or is otherwise not advisable. See “The Spin-Off—Conditions to the Spin-Off” for more information.

Cortigent is developing precision (targeted) neurostimulation medical devices and systems to help patients recover critical body functions. Cortigent’s technology combines advanced neuroscience with proprietary microelectronics, software, and data processing capabilities to provide artificial vision and potentially restore muscle movement. Cortigent will work to maximize value for its investors, by developing innovative solutions for artificial vision, stroke recovery and other medical applications. Further, the Spin-Off will allow our management team to devote its time and attention to corporate strategies and policies that are based specifically on the needs of our Business. We plan to create incentives for our management and employees that are more closely tied to the performance of our Business and our shareholders’ expectations, which we believe will help us attract and retain highly qualified personnel. We believe the Spin-Off will help align our shareholder base with the characteristics and risk profile of our Business. See “The Spin-Off—Reasons for the Spin-Off” for more information.

Aspects of the Spin-Off may increase the risks associated with ownership of shares of Cortigent. We may need to engage in equity or debt financings to secure additional funds and we may incur substantial indebtedness in the future to execute the growth plan of the Business. We may also enter into a revolving credit facility to be available for our working capital and other cash needs. See “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for more information. Furthermore, as an independent entity we may lose some of the benefits of purchasing power, borrowing leverage and available capital for investments associated with being a larger entity. See “Risk Factors” in this Information Statement. As a consequence of the foregoing, there is no guarantee that any dividends will be declared on our common stock by our board of directors (“Board”), or if so declared, will be continued in the future. For more information, see “Dividend Policy”.

Following the Spin-Off, we expect our common stock to trade on Nasdaq under the ticker symbol “CRGT”.

Company Overview and History

Cortigent, through its predecessor Second Sight Medical Products, Inc. (“Second Sight”), is a pioneer in developing precision (targeted) neurostimulation systems to help patients recover critical body functions. Our technology combines advanced neuroscience with proprietary microelectronics, software, and data processing capabilities to provide meaningful visual perception (also called “artificial vision”) and potentially restore muscle movement. Our first commercial system, manufactured and marketed by Second Sight was called Argus II®. The Argus II, a retinal implant, was approved by the U.S. Food and Drug Administration (“FDA”) under a Humanitarian Device Exemption (“HDE”) and has provided artificial vision to hundreds of people who became blind due to a rare condition called retinitis pigmentosa and were implanted with this device.

Building on our neurostimulation platform, we completed a six-year Early Feasibility Study (“EFS”) in March 2025 to evaluate a more advanced system for artificial vision that we call The Orion® Visual Cortical Prosthesis System (“Orion”). Orion is intended to provide artificial vision to people who are profoundly blind due to the most common causes including glaucoma and diabetic retinopathy. The addressable patient population for Orion is estimated to be about 20 times larger than for the Argus II. Our goal is to commence a pivotal clinical trial for Orion in about 18 months in support of an application to FDA for marketing approval.

We are further exploring the application of our proprietary neurostimulation technology to accelerating the recovery of arm and hand function in patients who are partially paralyzed due to stroke. In February 2023, we held a meeting with FDA staff to commence discussions of another EFS, this time to evaluate the performance of what we refer to as the Stroke Recovery System, our second medical device in development, which is intended to improve the recovery of arm and hand movement in people who have suffered paralysis due to stroke. Beyond artificial vision and stroke recovery, we believe that additional future applications of our platform technology may have the potential to generate substantial business growth over time.

The Argus II and Orion devices create artificial vision by using electrical stimulation. Artificial vision does not restore normal stereoscopic vision or vision with color but rather perceptions of light and shapes. Post implant, patients require specialized training to interpret their environment. Artificial vision can aid in the support of basic tasks such as finding a doorway, detecting another person’s presence, following a sidewalk, or locating an object.

Argus II electrically stimulates the surviving cells of the retina, which convey the activity to the brain via the optic nerve. We expect that Orion, a more advanced device, has the potential to help significantly more people suffering from blindness. Orion is designed to deliver electrical stimulation directly to the visual cortex, which is the region of the brain responsible for vision. The pattern of electrical stimulation (a series of small electrical pulses) corresponds to the images captured by a small video camera mounted on glasses worn by the patient, which are connected to a battery-powered video processing unit (“VPU”). The VPU sends power and stimulation commands wirelessly to the implant and receives diagnostic information from the implant.

Argus II was approved for commercial use in the European Union to provide visual perception in patients with profound blindness due to retinitis pigmentosa, a rare, “orphan” condition, in March 2011. The device was initially available in the United Kingdom, France, Germany, and several other countries at a price of approximately $115,000. The FDA approved Argus II under a Humanitarian Device Exemption (“HDE”) in February 2013, and in August 2013, the reimbursement price for Medicare patients was approved at approximately $150,000. Approximately 350 profoundly blind people have received Argus II retinal implants worldwide. Many Argus II patients have benefitted from their Argus implants for more than ten years, which we believe confirms the quality of our manufacturing and demonstrates product reliability. The market opportunity for the Argus II device was limited to the small number of patients who have profound blindness due to retinitis pigmentosa and, after reassessment of commercial considerations, the Argus II system was discontinued in 2019.

We designed Orion to make artificial vision available to a much larger group of individuals who are blind due to a wide range of causes, including glaucoma, diabetic retinopathy, optic nerve injury or disease and eye injury. Orion leverages our more than 20 years of experience in precision, targeted neurostimulation for artificial vision. It is designed to bypass the diseased or injured visual pathway and to transmit electrical pulses wirelessly to an array of electrodes implanted on the surface of the brain’s visual cortex to provide the perception of patterns of light (see Figure 1). Cranial surgery is required to place the electrode array onto the brain’s surface; the Orion system has been designed so as not to require penetration of the brain. In 2017, the FDA designated Orion as a Breakthrough Device. This provides Cortigent with enhanced access to guidance from FDA expert staff and could potentially accelerate our path to commercial approval.

Figure 1. Illustration of the Orion array implanted on the visual cortex.

In November 2017, we commenced an EFS of Orion in six patients who enrolled at two medical sites: the Ronald Reagan UCLA Medical Center in Los Angeles (“UCLA”) and the Baylor College of Medicine in Houston (“Baylor”). Three of the six patients were explanted after completing their third year of the study. The remaining three patients continued to use their devices outside of the clinic through the completion of the study. One of these three patients opted to be explanted at the completion of the study. We have three-year safety data for all six patients, and six-year safety data for three patients.

●	Orion Safety Data: Five patients experienced a total of 17 adverse events (“AEs”) and one subject did not report any adverse events related to the device or due to surgery through February 2025. One was considered a serious adverse event (“SAE”) and all other adverse events were not serious. The single SAE, a seizure, occurred about three months post-implant, was resolved safely and quickly and did not require a hospital stay. The investigators determined that this SAE was device-related and not unexpected as it had been disclosed as a potential safety risk in the patient informed consent form. The SAE occurred as we attempted to explore the optimal treatment frequency, which is a key stimulation parameter. The SAE occurred at a specific frequency. All adverse events are evaluated by an Independent Medical Safety Monitoring (“IMSM”) committee. With the IMSM committee’s input, we thereafter limited stimulation frequencies for all patients to a level below the frequency level that induced the SAE, and we have not observed any other seizures in this or any other participant. The FDA requires medical device manufacturers to follow 21 CFR 820 and maintain a Quality Management System (“QMS”). As a part of our QMS, we conform to ISO 14971, an FDA-recognized standard, to identify the hazards associated with the medical device, to estimate and evaluate the associated risks, to control these risks, and to monitor the effectiveness of the controls.

There have been no serious adverse events due to the device or surgery since June 2018. One patient chose to have the device explanted after the 36th month due to an unrelated medical condition. Two other patients requested explantation for reasons unrelated to the device’s efficacy or safety during their fourth year in the study. One patient was explanted after completion of the study following their sixth year. The IMSM has determined that the reasons for these explants were not related to the device or the surgery.

●	Orion Efficacy Data: We have three-year efficacy data for five of the six patients (one did not participate in this assessment), and six-year efficacy data for three patients. We assess efficacy by looking at three measures of visual function: (1) Square localization – Orion patients sit in front of a touch screen and are asked to touch within the boundaries of a square when it appears; (2) Direction of motion – Patients are asked to identify the direction of the motion of a line that traverses a screen; and (3) Grating visual acuity – a measure of visual acuity that is adapted for very low vision. Five of the six original patients completed the planned efficacy assessments at 36 months post-implant and three completed these assessments at 60 months.

–	For square localization, at 36 months five of the six patients participated in the study and all performed significantly better with the system turned on versus turned off. At 60 months, three of the six original patients remained in the study and all three such patients performed significantly better with the assistance of Orion.
–	For direction of motion, at 36 months the five patients participating in the study all performed significantly better with the system turned on than with it turned off. At 60 months, the three patients remaining in the study all performed significantly better with the assistance of Orion.
–	For grating visual acuity, at 36 months two of the five patients participating in the study had measurable visual acuity with the system turned on compared to none with the device turned off. At 60 months, two of three remaining patients had measurable visual acuity with the assistance of Orion, as compared to none with the system turned off.

The Functional Low-Vision Observer Rated Assessment (“FLORA”) is an efficacy measurement of day-to-day functionality. FLORA assessments were performed by independent, third-party specialists. The specialist asked each patient a series of questions and at the home of each patient, observed the patient performing 15 or more daily living tasks such as finding light sources, following a sidewalk, or sorting laundry with the Orion system turned on and with it turned off. The specialist then determined if the system was providing a benefit, was neutral, or impaired the subject’s ability to perform these tasks. All four patients who completed the FLORA evaluation at 36 months had positive or mildly positive results indicating that the Orion system was providing benefit. This evaluation was not performed at the 60-month time point.

Cortigent plans to work with the FDA to reach agreement on the additional clinical studies that will be required to secure marketing approval for Orion. The FDA categorizes electronic medical devices that are implanted, which include the Argus II and Orion, as Class III. Class III devices face higher burdens to attain regulatory approval; Second Sight, the predecessor to Cortigent, navigated the approval process successfully for the Argus II system. The Argus II clinical trial enrolled patients with late-stage retinitis pigmentosa, a rare disease, affecting less than four thousand Americans. This small potential market size of fewer than 8,000 individuals enabled the Argus II to qualify for an HDE, which the FDA granted in February 2013.

In November 2017, the FDA granted an Expedited Access Pathway (“EAP”) designation to the Orion system to treat individuals who are bilaterally blind due to non-cortical etiology, and who are not candidates for any other commercially approved vision restoration therapy. The Breakthrough Device Program (“BDP”) subsumed the EAP program in December 2018. The BDP is intended to accelerate medical device development, assessment, and review, while preserving the statutory standards for premarket approval.

We are developing a platform technology with multiple potential applications.

Our current-generation miniature neurostimulation device with 60 independently controlled cortical stimulation channels, supported by reliability data from the Argus II and Orion programs, has the potential to treat other conditions with high unmet medical need. We believe our most promising next target will be to apply cortical neurostimulation to improve arm and hand function in partially paralyzed stroke patients who are undergoing rehabilitation. This medical treatment concept is supported by evidence from clinical studies conducted by Northstar Neuroscience, Inc. (“Northstar”) in the early 2000s using a less advanced, single-channel electrical stimulation device with six electrodes. This device was placed on the motor cortex, the area of the brain surface that controls hand and arm motion, which is the same surface area of the brain where our device will be placed. Northstar reported achieving positive patient results in its Phase 1 and Phase 2 clinical studies (Cramer 2007) but a pivotal Phase 3 study, which was conducted based on a study design that was different from their Phase 1 and Phase 2 studies, failed to achieve statistical significance at the 4-week primary endpoint. Northstar was unable to obtain FDA approval and was eventually dissolved. It has been reported that a clinical benefit was demonstrated at six months (Levy 2016). We believe that our 60-channel cortical stimulation device has the potential to target neuron bundles more precisely and generate more favorable clinical results.

We are targeting substantial revenue opportunities; there is a large addressable market.

The potential patient population for Orion is expected to include blindness due to most common causes, including glaucoma, diabetic retinopathy, eye trauma, optic nerve damage, and retinitis pigmentosa. Second Sight, the predecessor to Cortigent, sponsored a U.S. market study conducted by Fletcher Spaght, Inc. in 2018, which concluded at that time that there are about 82,000 Americans who could potentially benefit from the Orion system. Based upon the results, we estimate that the total addressable market for Orion is approximately 82,000 person in the United States., assuming the target indication is achieved, which is “profound blindness due to glaucoma, diabetic retinopathy, optic nerve injury or disease and eye injury.” We believe that about one-third of these patients could be reached by a marketing program. Cortigent may seek reimbursement similar to or higher than the $150,000 per device that was approved by the Centers for Medicare and Medicaid Services (“CMS”) for the Argus II system. Therefore, the commercial market for Orion could approximate $4 billion by the time of launch, a market that may be up to 20 times larger than for Argus II. We believe that outside the United States there are substantially more blind people who could potentially benefit from Orion in Europe, Asia, and the rest of the world.

Regarding the Stroke Recovery System, there are approximately 7.6 million living persons in the United States who have reported a stroke in their lifetime. (Tsao 2022). The commercial potential for a medical device that can improve motoric function in partially paralyzed stroke victims is large. Each year, approximately 610,000 persons in the United States have a first stroke (Kissela 2012). Among the more than 80% of people who survive a first stroke, the most common neurological deficit is motor weakness on one side of the body (hemiparesis), and approximately 40% of these stroke victims suffer moderate to severe motor impairment that requires special care (Gresham 1995). If our device achieves treatment success, as to which we can make no assurance, we estimate that it could potentially benefit up to 195,000 U.S. stroke victims each year, creating a total addressable market estimated at approximately $6 billion by the time of System launch.

Several critical development and regulatory milestones must be accomplished in order to complete and market Orion and the Stroke Recovery Systems. Risks of failing to achieve successful clinical trials, obtaining regulatory approvals, and securing favorable product reimbursement for patients covered by Medicare and other types of insurance, are material. Even with a successful trial, it could be determined that certain patient subpopulations cannot be effectively treated by our devices, which would reduce our product sales potential. The development process may take longer and be more costly than anticipated and we may not achieve reimbursement levels similar to the one we received for our predecessor received for the Argus II device or obtain other suitable reimbursement levels. Presently, we have no commercial revenues and any of these outcomes could require substantial additional funding. No assurance can be made that our intended clinical trials will demonstrate safety and efficacy or will lead to commercial medical devices or systems.

Clinical trial planning. The five-year Orion Early Feasibility Study was completed in March 2025, and at our election, was extended by approximately one year to allow for additional exploratory research to improve vision quality, for example by enhanced contrast filtering or by software modifications. The research included a new stimulation technique called “Dynamic Current Steering” which we believe has the potential to substantially improve visual perception if the initial results are confirmed in larger-scale studies. We are preparing to manufacture and validate new Orion devices for a planned pivotal clinical trial, which we expect will involve approximately 60 profoundly blind patients at approximately 10 U.S. trial sites. These are internal estimates and the size and scope of the Orion pivotal clinical trial, including establishment of primary endpoint(s) will depend upon further review and collaboration with the FDA. We intend to commence the pivotal clinical trial in late 2026, and we do not expect to complete the pivotal trial until late 2028. Should we meet our primary endpoint(s) and subsequently obtain FDA clearance, we expect to launch Orion in the U.S. in 2029.

For the Stroke Recovery System, we anticipate manufacturing modified clinical trial devices for the planned EFS in parallel with manufacturing of the Orion devices. Our intended target is to commence this EFS in late 2026. We anticipate a shorter time for stroke recovery patients to reach the primary study endpoint(s) (once established) than for Orion (nine months versus 12 months, anticipated, respectively). Patient population size and other terms of the Stroke Recovery System pivotal trial will depend upon EFS results and our further review and collaboration with the FDA. We intend to commence a pivotal clinical trial for the Stroke Recovery System in early 2028, and we will seek to complete it by late 2029, and, if successful, we may be able to launch the Stroke Recovery System in late 2029 or in 2030.

The target clinical development timelines for Orion and the Stroke Recovery System, shown in Figure 2, are subject to further discussions and collaborations with the FDA, and assume that adequate financing will be available to fund our clinical development programs. Clinical trials require FDA approvals and clearances. No assurance can be given that we will be able to obtain these approvals and clearances, that we will achieve marketable devices or that we will be able to launch commercially successful medical devices or systems.

 Figure 2. Product development pipeline targets.1,2

1 Subject to adequate financing.

2 Orion and the Stroke Recovery Systems are investigational medical devices that require FDA approval. No assurance can be made that clinical trials will demonstrate safety and efficacy or will lead to commercial medical devices.

The timeline presented represents management’s estimate of the time required to complete each stage. No assurance can be given that these timelines will prove correct.

Intellectual property. Cortigent has amassed an extensive intellectual property (“IP”) estate consisting of rights (as of December 31, 2024 ) to 198 issued U.S. patents, 19 issued European patents (nationalized in France and Germany, or a unitary patent plus Great Britain), two pending U.S. patent applications, including a recent filing covering the Stroke Recovery Device under development, one pending European patent application, four issued U.S. design patents, and four issued European design registrations (with six corresponding issued British design registrations). Our IP covers the technologies invented during the development of the Argus II and Orion devices including patents addressing implant neurostimulation techniques and achievement of implant longevity, which are integral to our current and future medical devices.

Pre-Revenue company. We are a pre-revenue company with a history extending from 1998, including the history of our predecessor Second Sight, of recurring operating losses that are likely to continue for the foreseeable future. We will require substantial additional capital to continue development of our medical devices and fund clinical trials. See “Risk Factors”. To decrease our operating expenses, we reduced our staff to seven persons in Q4 2023 and employ six full time persons as of March 31, 2025.

Competition. The medical device industry is characterized by a rapid evolution of technologies, significant competition and defensive positioning regarding intellectual property. While we believe that our platforms, technology, knowledge, experience, and scientific resources provide us with unique competitive advantages and a leadership position, we expect to face competition from major medical device companies, academic institutions, governmental agencies, and public and private research institutions, among others.

We are unaware of medical devices comparable to the Orion system (designed to restore certain forms of functional vision in persons who have become blind due to a broad range of causes) that have been approved by regulatory agencies in the U.S. or Europe. Other visual prosthesis companies with technologies under development include Pixium Vision SA that is developing the PRIMA (sub-retinal implant) in Dry-AMD patients. In 2017, Pixium announced approval for two feasibility studies of PRIMA in Dry-AMD patients. In January 2024, Pixium announced the opening of judicial liquidation proceedings. Subsequently Science Corp. acquired certain Pixium technological assets relating artificial vision. Bionic Vision Technologies, based in Australia, is developing a Bionic Eye Visual Prosthesis System, and has completed a two-year feasibility study in seven patients in Australia. It has announced a partnership with Cirtec Medical in the U.S. and is believed to be planning a pivotal clinical trial.

We are aware that certain companies are developing electrode arrays which penetrate the brain, unlike Orion, which is placed on the brain’s surface. The Illinois Institute of Technology’s Intracortical Visual Prosthesis has been designated as a Breakthrough Device and has advanced to an early feasibility study in the U.S. To date, two patients of five have been implanted. ReVision (Belgium) is conducting product development of a device intended to provide artificial vision.

Neuralink Corp. has demonstrated a penetrating electrode cortical implant in animal models and has announced implanting three patients with their brain computer interface device (“BCI”). In January 2024, they commenced a six-year study called PRIME to evaluate the safety and initial effectiveness of a BCI implant called “N1” to enable paralyzed individuals to control external devices. Our understanding is that this device records neural activity but does not stimulate. Neuralink has also reportedly obtained Breakthrough Device designation for their BlindsightTM device for vision restoration which is being studied in animals. They have announced their intention to implant this device in humans in the near future but have not yet reported obtaining an Investigational Device Exemption (“IDE”) from the FDA to enable the start of human studies.

In the field of medical device-assisted stroke rehabilitation, MicroTransponder Inc. sells the Vivistim® FDA-approved Vagus Nerve Stimulator (“VNS”). The combination of VNS with traditional rehabilitation therapy is intended to assist the brain in forming the connections necessary to regain motor function. Although both VNS and our proposed Stroke Recovery System similarly utilize electrical stimulation, Cortigent believes its targeted cortical stimulation will provide superior results to VNS.

Physical Rehabilitation Therapy is currently the standard of care for stroke. A trained physical therapist assists a patient in practicing prescribed physical movements lost due to stroke. Repetition of physical movement may help remap the neural pathways in the brain lost due to stroke. The VNS system and the system proposed by Cortigent are intended to work in combination with physical rehabilitation therapy and are not a replacement for physical rehabilitation therapy. Physical therapists also teach patients how to use mobility devices such as orthoses, prostheses, canes, walkers, wheelchairs, and in some cases, therapy includes the use of robotics.

Any therapeutic candidates that we successfully develop and commercialize will compete with other vision restoration devices or currently approved therapies and new devices or therapies that may become available in the future. Our competitors may have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals, and marketing approved products. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These early stage and more established competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and achieving patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

Government Regulation. Government authorities in the United States, at the federal, state, and local levels, and in other countries, extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing, and export and import of products such as those we are developing. Any medical device that we develop must be approved by the FDA before it may be legally marketed in the U.S. and marketing in other countries will require approvals by appropriate foreign regulatory agencies in such countries.

FDA’s Pre-market Clearance and Approval Requirements

Each medical device we seek to commercially distribute in the United States will require either a prior 510(k) clearance, unless it is exempt, or a pre-market approval from the FDA. Generally, if a new device has a predicate that is already on the market under a 510(k) clearance, the FDA will allow that new device to be marketed under a 510(k) clearance; otherwise, a Pre-Market Approval (“PMA”) is required. Medical devices are classified into one of three classes—Class I, Class II, or Class III—depending on the degree of risk associated with each medical device and the extent of control needed to provide reasonable assurance of safety and effectiveness. Class I devices are deemed to be low risk and are subject to the general controls of the Food, Drug, and Cosmetic Act (“FD&C Act”), such as provisions that relate to: adulteration; misbranding; registration and listing; notification, including repair, replacement, or refund; records and reports; and good manufacturing practices. Most Class I devices are classified as exempt from pre-market notification under section 510(k) of the FD&C Act, and, therefore, may be commercially distributed without obtaining 510(k) clearance from the FDA. Class II devices are subject to both general controls and special controls to provide reasonable assurance of safety and effectiveness. Special controls include performance standards, post market surveillance, patient registries, and guidance documents. A manufacturer may be required to submit to the FDA a pre-market notification requesting permission to commercially distribute some Class II devices. Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a previously cleared 510(k) device, are placed in Class III. A Class III device cannot be marketed in the United States unless the FDA approves the device after submission of a PMA. However, there are some Class III devices for which FDA has not yet called for a PMA. For these devices, the manufacturer must submit a pre-market notification and obtain 510(k) clearance in order to commercially distribute. The FDA can also impose sales, marketing or other restrictions on devices to ensure that they are used in a safe and effective manner.

A PMA application must be submitted to the FDA for Class III devices for which the FDA has implemented a PMA requirement. The PMA application process is significantly more demanding than the 510(k) pre-market notification process. A PMA application must be supported by extensive data, including but not limited to technical, preclinical, clinical trials, manufacturing, and labelling information to demonstrate to the FDA’s satisfaction, reasonable evidence of safety and effectiveness of the device.

After a PMA application is submitted, the FDA has 45 days to determine whether the application is sufficiently complete to permit a substantive review and thus, whether the FDA will file the application for review. The FDA has 180 days to review a filed PMA application, although the review of an application generally occurs over a significantly longer period of time and can take up to several years. During this review period, the FDA may request additional information or clarification of the information already provided. An advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device.

Although the FDA is not bound by the advisory panel decision, the panel’s recommendations are important to the FDA’s overall decision-making process. The FDA may conduct a preapproval inspection of the manufacturing facility to ensure compliance with the Quality System Regulation (“QSR”) and inspect one or more clinical sites to ensure compliance with FDA regulations.

Upon completion of the PMA review, the FDA may: (i) approve the PMA, which authorizes commercial marketing with specific prescribing information for one or more indications, which PMA may be more limited in scope than requested; (ii) issue an approvable letter, which indicates the FDA’s belief that the PMA is approvable and states what additional information the FDA requires, or the post-approval commitments that must be agreed to prior to approval; (iii) issue a not approvable letter, which outlines steps required for approval, but which are typically more onerous than those in an approvable letter, and may require additional clinical trials that are often expensive and time consuming, and can delay approval for months or even years; or (iv) deny the application. If the FDA issues an approvable or not approvable letter, the applicant has 180 days to respond, after which the FDA’s review clock is reset.

510(k) Clearance Pathway

When a 510(k) clearance is required, we must submit a PMA to the FDA demonstrating that our proposed device is substantially equivalent to a predicate device, which is a previously cleared and legally marketed 510(k) device or a device that was in commercial distribution before May 28, 1976. By regulation, a PMA must be submitted to the FDA at least 90 days before we intend to distribute a device. As a practical matter, clearance often takes significantly longer. To demonstrate substantial equivalence, as manufacturer, we must demonstrate that the proposed device has the same intended use as the predicate device, and it either has the same technological characteristics, or different technological characteristics and the information in the pre-market notification demonstrates that the device is equally safe and effective and does not raise different questions of safety and effectiveness. The FDA may require further information, including clinical data, to make a determination regarding substantial equivalence. If the FDA determines that the device, or its intended use, is not substantially equivalent to a previously cleared device or use, the FDA will place the device into Class III.

There are three types of 510(k)s: traditional; special; and abbreviated. Special 510(k)s are for devices that are modified, and the modification needs a new 510(k) but does not affect the intended use or alter the fundamental scientific technology of the device. Abbreviated 510(k)s are for devices that conform to a recognized standard. The special and abbreviated 510(k)s are intended to streamline review, and the FDA intends to process special 510(k)s within 30 days of receipt.

De Novo Classification

Medical device types that the FDA has not previously classified as Class I, II or III are automatically classified into Class III regardless of the level of risk they pose. The Food and Drug Administration Modernization Act of 1997 established a new route to market for low to moderate risk medical devices that are automatically placed into Class III due to the absence of a predicate device, called the “Request for Evaluation of Automatic Class III Designation” or the de novo classification procedure.

This procedure allows a manufacturer whose novel device is automatically classified into Class III to request down-classification of its medical device into Class I or Class II on the basis that the device presents low or moderate risk, rather than requiring the submission and approval of a PMA application. Prior to the enactment of the Food and Drug Administration Safety and Innovation Act of 2012 (“FDASIA”), a medical device could only be eligible for de novo classification if the manufacturer first submitted a 510(k) pre-market notification and received a determination from the FDA that the device was not substantially equivalent. FDASIA streamlined the de novo classification pathway by permitting manufacturers to request de novo classification directly without first submitting a 510(k) pre-market notification to the FDA and receiving a not substantially equivalent determination. Under FDASIA, the FDA is required to classify the device within 120 days following receipt of the de novo application. If the manufacturer seeks reclassification into Class II, the manufacturer must include a draft proposal for special controls that are necessary to provide a reasonable assurance of the safety and effectiveness of the medical device. The FDA may reject the reclassification petition if it identifies a legally marketed predicate device that would be appropriate for a 510(k) or determines that the device is not low to moderate risk or that general controls would be inadequate to control the risks and special controls cannot be developed.

Humanitarian Device Exemption

A Humanitarian Use Device (“HUD”) is a “medical device intended to benefit patients in the treatment or diagnosis of a disease or condition that affects or is manifested in not more than 8,000 individuals in the United States per year.” A Humanitarian Device Exemption (“HDE”) is an application that is similar to a PMA application but is exempt from the effectiveness requirements of the Federal Food, Drug, and Cosmetic Act (“FFDCA”). FDA approval of an HDE authorizes an applicant to market a HUD subject to certain profit and use restrictions. HUDs cannot be sold for profit, except in certain circumstances: (1) The device is intended for the treatment or diagnosis of a disease or condition that occurs in pediatric patients or in a pediatric subpopulation, and such device is labeled for use in pediatric patients or in a pediatric subpopulation in which the disease or condition occurs; or (2) The device is intended for the treatment or diagnosis of a disease or condition that does not occur in pediatric patients or that occurs in pediatric patients in such numbers that development of the device for such patients is impossible, highly impracticable, or unsafe. If an HDE-approved device does not meet either of the eligibility criteria, the device cannot be sold for profit.

While the prior Argus II system was approved and marketed under an HDE, we do not plan to pursue this pathway in connection with Orion or the Stroke Recovery System.

Clinical Trials

Clinical trials are almost always required to support pre-market approval and are sometimes required for 510(k) clearance. In the United States, for significant risk devices, these trials require submission of an application for an Investigational Device Exemption (“IDE”) to the FDA. The IDE application must be supported by appropriate data, such as animal and laboratory testing results, showing it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE must be approved in advance by the FDA for a specific number of patients at specified study sites. During the trial, the sponsor must comply with the FDA’s IDE requirements for investigator selection, trial monitoring, reporting, and recordkeeping. The investigators must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of investigational devices and comply with all reporting and recordkeeping requirements. Clinical trials for significant risk devices may not begin until the IDE application is approved by the FDA and the appropriate Institutional Review Boards (“IRBs”) at the clinical trial sites. An IRB is an appropriately constituted group that has been formally designated to review and monitor medical research involving patients and which has the authority to approve, require modifications in, or disapprove research to protect the rights, safety and welfare of human research patients. A nonsignificant risk device does not require FDA approval of an IDE; however, the clinical trial must still be conducted in compliance with various requirements of the FDA’s IDE regulations and be approved by an IRB at the clinical trials sites. The FDA or the IRB at each site at which a clinical trial is being performed may withdraw approval of a clinical trial at any time for various reasons, including a belief that the risks to study patients outweigh the benefits or a failure to comply with FDA or IRB requirements. Even if a trial is completed, the results of clinical testing may not demonstrate the safety and effectiveness of the device, may be equivocal or may otherwise not be sufficient to obtain approval or clearance of the product.

Sponsors of clinical trials of devices are required to register with clinicaltrials.gov, a public database of clinical trial information. Information related to the device, patient population, phase of investigation, study sites, and investigators and other aspects of the clinical trial is made public as part of the registration.

Ongoing Regulation by the FDA

Even after a device receives clearance or approval and is placed on the market, numerous regulatory requirements apply. These include:

●	establishment registration and device listing;

●	Quality System Regulation (“QSR”), which requires manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the manufacturing process;

●	labeling regulations and the FDA prohibitions against the promotion of products for uncleared, unapproved or “off-label” uses, and other requirements related to promotional activities;

●	medical device reporting regulations, which require that manufactures report to the FDA if their device may have caused or contributed to a death or serious injury, or if their device malfunctioned and the device or a similar device marketed by the manufacturer would be likely to cause or contribute to a death or serious injury if the malfunction were to recur;

●	corrections and removal reporting regulations, which require that manufactures report to the FDA field corrections or removals if undertaken to reduce a risk to health posed by a device or to remedy a violation of the FD&C Act that may present a risk to health; and

●	post market surveillance regulations, which apply to certain Class II or III devices when necessary to protect the public health or to provide additional safety and effectiveness data for the device.

After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, will require a new clearance or possibly a pre-market approval. The FDA requires each manufacturer to make this determination initially, but the FDA can review any such decision and can disagree with a manufacturer’s determination. If the FDA disagrees with our determination not to seek a new 510(k) clearance, the FDA may retroactively require us to seek 510(k) clearance or possibly a pre-market approval. The FDA could also require us to cease marketing and distribution and/or recall the modified device until 510(k) clearance or pre-market approval is obtained. Also, in these circumstances, we may be subject to significant regulatory fines and penalties.

Some changes to an approved PMA device, including changes in indications, labeling or manufacturing processes or facilities, require submission and FDA approval of a new PMA or PMA supplement, as appropriate, before the change(s) can be implemented. Supplements to a PMA often require the submission of the same type of information required for an original PMA, except that the supplement is generally limited to information needed to support the proposed change from the device covered by the original PMA. The FDA uses the same procedures and actions in reviewing PMA supplements as it does in reviewing original PMAs.

FDA regulations require us to register as a medical device manufacturer with the FDA. The California Department of Health Services (“CDHS”) also requires us to register as a medical device manufacturer within the State. The FDA and the CDHS inspect us on a routine basis for compliance with the QSR. These regulations require that we manufacture our medical devices or systems and maintain related documentation in a prescribed manner with respect to manufacturing, testing and control activities. We have undergone and expect to continue to undergo regular QSR inspections in connection with the manufacture of our medical devices or systems at our facilities. Further, the FDA requires us to comply with various FDA regulations regarding labeling. Failure by us or by our suppliers to comply with applicable regulatory requirements can result in enforcement action by the FDA or state authorities, which may include any of the following sanctions:

●	warning or untitled letters, fines, injunctions, consent decrees, and civil penalties;

●	customer notifications, voluntary or mandatory recall or seizure of our medical devices;

●	operating restrictions, partial suspension or total shutdown of production;

●	delay in processing submissions or applications for new products or modifications to existing medical devices;

●	withdrawing approvals that have already been granted; and

●	criminal prosecution.

The Medical Device Reporting (“MDR”) laws and regulations require us to provide information to the FDA when we receive or otherwise become aware of information that reasonably suggests our device may have caused or contributed to a death or serious injury as well as a device malfunction that likely would cause or contribute to death or serious injury if the malfunction were to recur. The FDA prohibits an approved device from being marketed for off-label use and the FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. A company that is found to have improperly promoted off-label use(s) may be subject to significant liability, including substantial monetary penalties and criminal prosecution.

Newly discovered or developed safety or effectiveness data may require changes to a product’s labeling, including the addition of new warnings and contraindications, and may require the implementation of other risk management measures. Government requirements, including those resulting from new legislation, may be established, or the FDA’s policies may change, which could delay or prevent regulatory clearance or approval of our medical devices under development.

We are also subject to other federal, state and local laws and regulations relating to safe working conditions, laboratory and manufacturing practices.

Patent Term Restoration and Extension

A patent claiming a new product may be eligible for a limited patent term extension under the Hatch-Waxman Act, which permits a patent restoration of up to five years for patent term lost during product development and the FDA regulatory review. Medical device patents eligible for patent term extension are those covering medical devices approved under Section 515 of the FFDCA; “Class III” medical devices. The restoration period granted on a patent covering a product is typically one-half the time between the effective date of a clinical investigation involving human beings and the submission date of an application, plus the time between the submission date of an application and the ultimate approval date. Patent term restoration cannot be used to extend the remaining term of a patent past a total of 14 years from the product’s approval date. Only one patent applicable to an approved product is eligible for the extension, and the application for the extension must be submitted prior to the expiration of the patent in question. A patent that covers multiple medical devices or systems for which approval is sought can only be extended in connection with one of the approvals. The United States Patent and Trademark Office (“USPTO”) reviews and approves the application for any patent term extension or restoration in consultation with the FDA. Only one extension is granted per product per patent. Therefore, if multiple patents cover an approved product, only one patent can be extended. The patent owner may submit multiple patent applications to the USPTO based on the same regulatory review period, but ultimately one patent must be chosen for patent term extension. Similar provisions are available in Europe and other foreign jurisdictions to extend the term of a patent that covers an approved product.

European Union

Our products are regulated in the European Union (“EU”) as medical devices per the EU Directive (93/42/EEC), also known as the Medical Device Directive. An authorized third party (Notified Body), must approve products for CE marking, a mandatory certification mark for products sold within the European Economic Area indicating that the product meets the relevant EU safety, health and environmental regulations signifying that the manufacturer takes responsibility that the product conforms with the Medical Device Directive. The CE Mark is contingent upon continued compliance to the applicable regulations and the quality system requirements of the ISO 13485 standard.

Other Regions

Most major markets have different levels of regulatory requirements for medical devices. Modifications to the cleared or approved medical devices may require a new regulatory submission in all major markets. The regulatory requirements, and the review time, vary significantly from country-to-country. Medical devices can also be marketed in countries that have minimal requirements for medical devices.

Fraud and Abuse and Other Healthcare Regulations

Federal and state governmental agencies and equivalent foreign authorities subject the healthcare industry to intense regulatory scrutiny, including heightened civil and criminal enforcement efforts. These laws constrain the sales, marketing and other promotional activities of medical device manufacturers by limiting the kinds of financial arrangements we may have with hospitals, physicians and other potential purchasers of our medical devices. Federal healthcare fraud and abuse laws apply to our Business when a customer submits a claim for an item or service that is reimbursed under Medicare, Medicaid or other federally funded healthcare programs. Patient privacy statutes and regulations by foreign, federal and state governments may also apply in the locations in which we do business. Descriptions of some of the U.S. laws and regulations that may affect our ability to operate follow.

Federal Healthcare Anti-Kickback Statute

The federal healthcare Anti-Kickback Statute (“Anti-Kickback Statute”) prohibits, among other things, persons or entities from knowingly and wilfully soliciting, offering, receiving or paying any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchasing, leasing, ordering, or arranging for or recommending the purchase, lease, or order of any good or service for which payment may be made, in whole or in part, by federal healthcare programs, such as the Medicare and Medicaid programs. The term “remuneration” has been broadly interpreted to include anything of value, and the government can establish a violation of the Anti-Kickback Statute without proving that a person or entity had actual knowledge of the law or a specific intent to violate it. In addition, the government may assert that a claim, including items or services resulting from a violation of the Anti-Kickback Statute, constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act. The Anti-Kickback Statute is subject to evolving interpretations and has been applied by government enforcement officials to many common business arrangements in the medical device industry. There are a number of statutory exceptions and regulatory safe harbors protecting certain business arrangements from prosecution under the Anti-Kickback Statute; however, those exceptions and safe harbors are drawn narrowly, and there is no exception or safe harbor for many common business activities, such as reimbursement support programs, educational and research grants or charitable donations. The failure of a transaction or arrangement to fit precisely within one or more applicable statutory exceptions or regulatory safe harbors does not necessarily mean that it is illegal or that prosecution will be pursued. However, conduct and business arrangements that do not fully satisfy all requirements of an applicable safe harbor may result in increased scrutiny by government enforcement authorities and will be evaluated on a case-by-case basis based on a cumulative review of all facts and circumstances.

Federal Civil False Claims Act

The federal civil False Claims Act prohibits, among other things, persons or entities from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment of government funds, or knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to avoid, decrease or conceal an obligation to pay money to the federal government. A claim including items or services resulting from a violation of the Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act. Actions under the federal civil False Claims Act may be brought by the government or as a qui tam action by a private individual in the name of the government. These individuals, sometimes known as “relators” or, more commonly, as “whistle-blowers”, may share in any amounts paid by the entity to the government in fines or settlement. The number of filings of qui tam actions has increased significantly in recent years. Qui tam actions are filed under seal and impose a mandatory duty on the U.S. Department of Justice to investigate such allegations. Most private citizen actions are declined by the Department of Justice or dismissed by federal courts. However, the investigation costs for a company can be significant and material even if the allegations are without merit. Various states have adopted laws similar to the federal civil False Claims Act, and many of these state laws are broader in scope and apply to all payors, and therefore, are not limited to only those claims submitted to the federal government. Medical device manufacturers and other healthcare companies are subject to other federal false claims laws, including, among others, federal criminal healthcare fraud and false statement statutes that extend to non-government health benefit programs.

Healthcare Fraud Statute

The federal Health Insurance Portability and Accountability Act (“HIPAA”) and its implementing regulations created federal criminal statutes that prohibit, among other things, knowingly and wilfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors knowingly and wilfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation, or making or using any false writing or document knowing the same to contain any materially false, fictitious or fraudulent statement or entry, in connection with the delivery of or payment for healthcare benefits, items or services.

Sunshine Act

The federal Physician Payments Sunshine Act requires certain manufacturers of drugs, devices, biologics, and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program to report annually, with certain exceptions, to CMS, information related to payments or other transfers of value made to a physician or teaching hospital, or to a third party at the request of a physician or teaching hospital, and requires applicable manufacturers and group purchasing organizations to report annually to CMS ownership and investment interests held by physicians and their immediate family members. Beginning in 2022, applicable manufacturers are required to report information regarding payments and transfers of value provided to physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists, and certified nurse-midwives.

Patient Data Privacy

HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH Act”), and implementing regulations impose obligations on covered entities, such as health plans, healthcare clearinghouses, and certain healthcare providers, as well as business associates that provide services involving the use or disclosure of personal health information to or on behalf of covered entities. These obligations, such as mandatory contractual terms, relate to safeguarding the privacy and security of protected health information. Many states also have laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not pre-empted by HIPAA.

Other State Laws

Certain states also mandate implementation of commercial compliance programs, impose restrictions on device manufacturer marketing practices and/or require tracking and reporting of gifts, compensation and other remuneration to healthcare professionals and entities.

State and federal regulatory and enforcement agencies continue to actively investigate violations of healthcare laws and regulations, and the U.S. Congress continues to strengthen the arsenal of enforcement tools. Most recently, the Bipartisan Budget Act of 2018 (“BBA”) increased the criminal and civil penalties that can be imposed for violating certain federal healthcare laws, including the Anti-Kickback Statute. Enforcement agencies also continue to pursue novel theories of liability under these laws. In particular, government agencies have recently increased regulatory scrutiny and enforcement activity with respect to manufacturer reimbursement support activities and other patient support programs, including bringing criminal charges or civil enforcement actions under the Anti-Kickback Statute, federal civil False Claims Act and violations of healthcare fraud and HIPAA privacy provisions.

Enforcement and Penalties for Noncompliance with Fraud and Abuse Laws and Regulations

Compliance with federal and state laws and regulations requires substantial resources. If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, imprisonment, disgorgement, exclusion from participation in government healthcare programs such as the Medicare and Medicaid programs, reputational harm, administrative burdens, diminished profits and future earnings, and the curtailment or restructuring of our operations. Companies settling federal civil False Claims Act, Anti-Kickback Statute and other fraud and abuse cases also may be required to enter into a Corporate Integrity Agreement with the U.S. Department of Health and Human Services Office of Inspector General in order to avoid exclusion from participation (i.e., loss of coverage for their products) in federal healthcare programs such as Medicare and Medicaid. Corporate Integrity Agreements typically impose substantial costs on companies to ensure compliance.

For additional information regarding obligations under federal healthcare statues and regulations, please see the section titled “Risk Factors”. If we fail to comply with U.S. federal and state fraud and abuse laws and regulations, including those relating to kickbacks and false claims for reimbursement, we could face substantial penalties and our the operations and financial condition of our Business could be adversely affected.

United States Healthcare Reform

There have been and continue to be proposals by the federal government, state governments, regulators and third-party payors to control or manage the increased costs of healthcare and, more generally, to reform the U.S. healthcare system.

For example, in March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education and Reconciliation Act (collectively, the “ACA”), was enacted. The ACA contains a number of significant provisions, including those governing enrollment in federal healthcare programs, reimbursement changes and fraud and abuse measures, all of which will impact existing government healthcare programs and will result in the development of new programs. The ACA, among other things, imposes an excise tax of 2.3% on the sale of most medical devices.

There have been judicial and Congressional challenges to certain aspects of the ACA, as well as recent efforts to repeal or replace certain aspects of the ACA. For example, since January 2017, during his first term, President Trump signed two Executive Orders and other directives were made, which are designed to delay the implementation of certain provisions of the ACA or otherwise circumvent some of the requirements for health insurance mandated by the ACA. Concurrently, Congress considered legislation that would repeal and/or replace all or part of the ACA. While Congress has not passed comprehensive repeal legislation, two bills affecting the implementation of certain taxes under the ACA have been signed into law. The Tax Cuts and Jobs Act of 2017 (“TCJA”) includes a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” On January 22, 2018, President Trump signed a continuing resolution on appropriations for fiscal year 2018 that delayed the implementation of certain ACA-mandated fees, including the 2.3% excise tax imposed on manufacturers and importers for certain sales of medical devices through December 31, 2019.

In July 2018, CMS published a final rule permitting further collections and payments to and from certain ACA qualified health plans and health insurance issuers under the ACA risk adjustment program in response to the outcome of federal district court litigation regarding the method CMS uses to determine this risk adjustment. On December 14, 2018, a Texas U.S. District Court Judge ruled that the ACA is unconstitutional in its entirety because the “individual mandate” was repealed by Congress as part of the TCJA. While the Texas U.S. District Court Judge, as well as the Trump administration and CMS, stated that the ruling will have no immediate effect pending appeal of the decision, it is unclear how this decision, subsequent appeals, and other efforts to repeal and replace the ACA will impact the ACA. The Bipartisan Budget Act of 2018 (the “BBA”), amended the ACA, effective January 1, 2019, to close the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole.”

In addition, other legislative changes have been proposed and adopted since the ACA was enacted. On August 2, 2011, the Budget Control Act of 2011 was signed into law, which, among other things, includes reductions to Medicare payments to providers of 2% per fiscal year, which went into effect on April 1, 2013, and due to subsequent legislative amendments to the statute, including the BBA, these reductions will remain in effect through 2027 unless additional Congressional action is taken. On January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, reduced Medicare payments to several providers, including hospitals, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

There has been heightened governmental scrutiny recently over the manner in which manufacturers set prices for their marketed products, which has resulted in several U.S. Congressional inquiries, and proposed and enacted federal and state legislation designed to bring transparency to product pricing and reduce the cost of products and services under government healthcare programs. Congress and the Trump administration each indicated that they would continue to seek new legislative and/or administrative measures to control product costs. Additionally, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what products to purchase, and which suppliers will be included in their healthcare programs.

Facilities

Our headquarters are in Valencia, California. On February 1, 2023, we entered into a lease agreement, effective March 1, 2023, to sublease office space to replace our headquarters. Our rental payments amount to $22,158 per month plus operating expenses, to lease 51,500 square feet of office space at 27200 Tourney Road, Valencia, California 91355. The sub-lease has a term of two years and two months. We also entered into a lease for storage space on January 25, 2023, in the same building at a cost of $6,775 per month for a term of two years and one month. Additionally, we intend to maintain a model for our Business designed to leverage virtual technology to minimize brick and mortar facilities while optimizing our ability to attract talented employees who may reside in any geography. As a material inducement for the lessor to execute the lease with us, Vivani guaranteed the prompt payment of all rents and all other sums payable under the lease together with all other terms and conditions to be kept and performed by us under the lease.

Employees

As of March 31, 2025, we had six full-time employees.. We believe that we maintain a satisfactory working relationship with our employees, and we have not experienced any significant labor disputes or any difficulty in recruiting staff for our operations. None of our employees is represented by a labor union.

Human Capital Resources

Employee Engagement, Talent Development and Benefits. We believe that our future success largely depends upon our continued ability to attract and retain highly skilled employees. We expect to provide our employees with competitive salaries and bonuses, and opportunities for equity ownership.

Legal Proceedings

Other than single currently pending opposition in the European Patent Office (EPO) challenging the validity of European patent no. EP2185236 titled “Implantable Device for the Brain” owned by Cortigent, described above, we are not party to any material legal proceedings. From time-to-time, we may be involved in legal proceedings or subject to claims incident to the ordinary course of business. Regardless of the outcome, such proceedings or claims can have an adverse impact on us because of defense and settlement costs, diversion of resources, and other factors, and there can be no assurances that favorable outcomes will be obtained.

Risk Factors

You should carefully consider all of the information in this Information Statement and each of the risks described in this Information Statement, which we believe are the principal risks that we face, including but not limited to:

●	Risks relating to our Business, as described in “Risk Factors—Risks Relating to Our Business”;

●	Risks relating to the Spin-Off, as described in “Risk Factors—Risks Relating to the Spin-Off”; and

●	Risks relating to ownership of our common stock and the securities markets, as described in “Risk Factors—Risks Relating to Our Common Stock and the Securities Market”.

Questions and Answers about the Spin-Off

The following summarizes of certain information regarding the Spin-Off. You should read this Information Statement in its entirety for a more detailed description of the matters described below.

Q: What is the Spin-Off?

A: The Spin-Off is the method by which we will separate Cortigent from Vivani. In the Spin-Off, Vivani will distribute to its shareholders not less than 80% of the outstanding shares of Cortigent common stock. Following the Spin-Off, Cortigent will be an independent, public company. You do not have to pay any consideration or give up any portion of your Vivani common stock to receive Cortigent common stock in the Spin-Off.

Q: What are the reasons for the Spin-Off?

A: Vivani’s Board believes that the separation of Cortigent from Vivani is in the best interests of Vivani shareholders and for the success of each business for a number of reasons. Primarily, Vivani and Cortigent will each have a more focused business and be better positioned, respectively, to attract talented team members and dedicate financial, management and other resources to leverage areas of strength and differentiation. Adam Mendelsohn is the Chief Executive Officer of Vivani and will serve as Chairman of the Cortigent Board following the separation. Mr. Mendelsohn will allocate his time and responsibilities using good faith business judgement and dialogue with the separate board of directors for each company. Although Mr. Mendelsohn will have roles at both companies following the Spin-Off, Cortigent will provide equity grants to its directors and will seek to provide future incentives to its management, including equity compensation, to further align management interests. The Vivani Board and the Cortigent Board will owe fiduciary duties to their respective shareholders. Matters governed by Vivani Board will be specific to Vivani, and matters governed by the Cortigent Board will be specific to Cortigent. See “Reasons for the Spin-Off” for more information.

Q: Will Current Officers of Vivani also be Officers of Cortigent?

A: No, officers of Vivani will not be serving as officers of Cortigent and officers of Cortigent will not be serving as officers of Vivani following completion of spinoff.

Q: Will the number of Vivani shares I own change as a result of the Spin-Off?

A: No, the number of shares of Vivani common stock you own will not change as a result of the Spin-Off.

Q: Will the Spin-Off affect the trading price of my Vivani common stock?

A: We expect the trading price of shares of Vivani common stock immediately following the Share Distribution may be lower than the trading price immediately prior to the Share Distribution because the trading price will no longer reflect the value of Cortigent. There can be no assurance that, following the Share Distribution, the combined trading prices of the Vivani common stock and Cortigent common stock will equal or exceed what the trading price of Vivani common stock would have been in the absence of the Spin-Off.

Immediately following the Spin-Off, it is possible that the combined equity value of Vivani and Cortigent will be less than Vivani’s equity value immediately prior to the Spin-Off.

Q: What will I receive in the Spin-Off in respect of my Vivani common stock?

A: As a holder of Vivani common stock, you will receive a dividend of [●] share of Cortigent common stock for every share of Vivani common stock you hold on the Record Date (as defined below). The distribution agent will distribute only whole shares of Cortigent common stock in the Spin-Off. See “The Spin-Off—Treatment of Fractional Shares” for more information on the treatment of the fractional share you may be entitled to receive in the Share Distribution. Your proportionate interest in Vivani will not change as a result of the Spin-Off. For a more detailed description, see “The Spin-Off”.

Q: What is being distributed in the Spin-Off?

A: Vivani will distribute up to [●]shares of Cortigent common stock in the Spin-Off, amounting to up to [●]% of our outstanding shares based on the approximately [●] shares of Cortigent common stock outstanding as of [●], 2025. The actual number of shares of Cortigent common stock that Vivani will distribute and any Cortigent shares that it will retain will depend on the total number of shares of Cortigent common stock outstanding on the Record Date. The shares of Cortigent common stock that Vivani distributes will constitute [●]% of the issued and outstanding shares of Cortigent common stock owned by Vivani immediately prior to the Share Distribution. For more information on the shares being distributed in the Spin-Off, see “Description of Our Capital Stock—Common Stock.”

Q: What is the record date for the Share Distribution?

A: Vivani will determine record ownership as of the close of business on [●], 2025, which we refer to as the “Record Date.”

Q: When and how will the Share Distribution occur?

A: The Share Distribution will be effective as of 11:59 p.m., Pacific time, on [●], 2025, which we refer to as the “Distribution Date.” On the Distribution Date, Vivani will release shares of Cortigent common stock to the Distribution Agent to distribute to Vivani shareholders. The whole shares of Cortigent common stock will be credited in book-entry accounts for Vivani shareholders entitled to receive the shares in the Share Distribution.

Q: What do I have to do to participate in the Share Distribution?

A: You are not required to take any action in order to participate, but we urge you to read this Information Statement carefully. All holders of Vivani’s common stock as of the Record Date will participate in the Share Distribution. Holders of Vivani common stock on the Record Date will not need to pay any cash or deliver any other consideration, including any shares of Vivani common stock, in order to receive shares of Cortigent common stock in the Share Distribution. In addition, no shareholder approval of the Share Distribution is required. We are not asking you for a vote and request that you do not send us a proxy card.

Q: If I sell my shares of Vivani common stock on or before the Share Distribution Date, will I still be entitled to receive shares of Cortigent common stock in the Share Distribution?

A: If you sell your shares of Vivani common stock before the Record Date, you will not be entitled to receive shares of Cortigent common stock in the Share Distribution. If you hold shares of Vivani common stock on the Record Date and you decide to sell them on or before the Share Distribution Date, you may have the ability to choose to sell your Vivani common stock with or without your entitlement to receive Cortigent common stock in the Share Distribution. You should discuss the available options in this regard with your bank, broker or other nominee. See “The Spin-Off—Trading Prior to the Share Distribution Date” for more information.

Q: How will fractional shares be treated in the Share Distribution?

A: The Distribution Agent will not distribute any fractional shares of Cortigent common stock in connection with the Spin-Off. Instead, the Distribution Agent will round down any fractional shares to the nearest whole number of shares at the time of the distribution of shares of the Spin-Off and any shareholder who would otherwise be entitled to receive a fractional share will be entitled to receive cash in lieu of such fractional shares. See “How will our common stock trade?” for additional information regarding “when-issued” trading and “The Spin-Off—Treatment of Fractional Shares” for a more detailed explanation of the treatment of fractional shares.

Q: What are the U.S. Federal Income Tax consequences to me of the Share Distribution?

A: For U.S. federal income tax purposes, it is intended that no gain or loss will be recognized by, or be includible in the income of, a U.S. Holder (as defined in “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off”) as a result of the Share Distribution. After the Share Distribution, Vivani shareholders will allocate their basis in their Vivani common stock held immediately before the Share Distribution between their Vivani common stock and Cortigent common stock in proportion to their relative fair market values on the date of the Share Distribution.

Q: Does Cortigent intend to pay cash dividends?

A: Subject to the sole discretion of our Board and the considerations discussed below, once the Spin-Off is effective, we do not anticipate paying cash dividends on Cortigent common stock for the foreseeable future. Among the items we will consider when establishing a dividend policy will be the capital needs of our Business and opportunities to retain future earnings for use in the operation of our Business and to fund future growth. There is no guarantee that any dividends will be declared by our Board, or if so declared, will be continued in the future. See “Dividend Policy” for more information.

Q: Will Cortigent incur any debt prior to or at the time of the Share Distribution?

A: Cortigent does not intend to incur any additional debt prior to or at the time of the Share Distribution.

Q: How will Cortigent common stock trade?

A: We intend to apply to list Cortigent common stock on Nasdaq under the symbol “CRGT”. Currently, there is no independent public market for Cortigent common stock. We cannot predict the trading price for Cortigent common stock before, on or after the Share Distribution Date. We anticipate that trading in Cortigent common stock will begin on a “when-issued” basis as early as one trading day prior to the Record Date for the Share Distribution and will continue up to and including the Share Distribution Date. “When-issued” trading in the context of a spin-off refers to a sale or purchase made conditionally on or before the Share Distribution Date because the securities of the spun-off entity have not yet been distributed. “When-issued” trades generally settle within two trading days after the Share Distribution Date. On the first trading day following the Share Distribution Date, any “when-issued” trading of Cortigent common stock will end and “regular-way” trading will begin. Regular-way trading refers to trading after the security has been distributed and typically involves a trade that settles on the second full trading day following the date of the trade. See “The Spin-Off—Trading Prior to the Share Distribution Date” for more information.

Q: Do I have appraisal rights in connection with the Spin-Off?

A: No. Holders of Vivani common stock are not entitled to appraisal rights in connection with the Spin-Off.

Q: Who is the transfer agent and registrar for Cortigent common stock?

A: VStock Transfer LLC is the transfer agent and registrar for Cortigent common stock.

Q: Are there risks associated with owning shares of Cortigent common stock?

A: Yes, there are substantial risks associated with owning shares of Cortigent common stock. Accordingly, you should read carefully the information set forth under “Risk Factors” in this Information Statement.

Q: Where can I get more information?

A: If you have any questions relating to the mechanics of the Share Distribution, you should contact the Distribution Agent, VStock Transfer LLC, at:

18 Lafayette Pl,

Woodmere, NY 11598

(212) 828-8436

info@vstocktransfer.com

Before the Spin-Off, if you have any questions relating to the Spin-Off, you should contact Vivani at:

Investor Relations

Vivani Medical, Inc.

1350 S. Loop Road

Alameda, CA 94502

(818) 415-506-8462

www.vivani.com

After the Spin-Off, if you have any questions relating to Cortigent, you should contact us at:

Investor Relations

Cortigent, Inc.

27200 Tourney Road, Suite 315

Valencia, CA 91355

(818) 833-5000

www.cortigent.com

RISK FACTORS

You should carefully consider all of the information in this Information Statement and each of the Risk Factors described below, which we believe are the principal risks that we face. Some of the risks relate to our Business, others to the Spin-Off. Some risks relate principally to the securities markets and ownership of our common stock.

Any of the following risks, as well as other risks not currently known to us or that we currently consider immaterial, could materially and adversely affect our Business, financial condition, results of operations and cash flows and the actual outcome of matters as to which forward-looking statements are made in this Information Statement.

The following Risk Factors are not necessarily presented in order of relative importance and should not be considered to represent a complete set of all potential risks that could affect us.

References in the following to “we”, “us”, “our”, “Cortigent”, and the “Company”, refer to Cortigent, Inc., a Delaware Corporation only.

Risks Relating to Our Business

We have no operating history as an independent, publicly traded company, and our historical financial information is not necessarily representative of the results we would have achieved as an independent, publicly traded company and may not be a reliable indicator of our future results.

We may not be successful in continuing to operate and grow our B with a narrower focus and outside the broader Vivani operating environment.

We may face operational inefficiencies as we continue to integrate our Business after the Spin-Off. Following the Spin-Off, we will also face additional costs and demands on management’s time associated with being an independent, publicly traded company, including costs and demands related to corporate governance, investor and public relations and public reporting. We cannot assure you that we will generate profits as an independent, publicly traded company. For additional information about our past financial performance and the basis of presentation of our consolidated financial Statements, see “Summary Consolidated Financial Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and our historical financial statements, and the notes thereto, included elsewhere in this Information Statement.

Risks Related to Dependence on Cortigent’s Commercial Medical Devices or Systems

Cortigent currently has no commercial medical device revenue, will be required to expend significant resources for the foreseeable future, and may never become profitable.

Cortigent will not generate revenues unless and until it completes the development and attains the marketing approval for Orion or the Stroke Recovery System. Second Sight never generated profit from sales of its now discontinued Argus II product.

Cortigent has relied principally on financing from the sale of equity securities and the receipt of government and other grants to fund its operations. Cortigent expects that its future financial results will depend primarily on its success in further developing its neurostimulation systems, conducting FDA approved clinical trials and obtaining regulatory clearances or approvals for launching, selling, and supporting its medical device systems. Cortigent will need to expend significant resources on hiring personnel, conducting scientific and product research and development, engaging in pre-clinical and clinical investigation, giving expanded attention to intellectual property development and prosecution, seeking domestic and international regulatory approvals, marketing and promotion, capital expenditures, working capital, general and administrative expenses, and fees and expenses associated with its capital raising efforts. No assurance can be made that clinical trials will demonstrate safety and efficacy or will lead to commercial medical devices.

Cortigent expects to incur costs and expenses related to consulting, laboratory development, hiring of scientists, engineers, sales representatives and other operational personnel, and the continued development of relationships with potential partners as it continues to seek regulatory clearance or approval for its medical devices. As a pre-revenue company, Cortigent continues to incur significant operating losses, and it expects to continue to incur additional losses for at least the next several years. Cortigent cannot assure you that it will generate revenue or be profitable in the future. Cortigent’s future or updated medical devices may never be cleared or approved or become commercially viable or accepted for use.

Investment in medical device technology entails material uncertainty and is highly speculative. It entails substantial upfront capital expenditures and significant risk that any potential medical device will fail to demonstrate adequate safety, efficacy, clinical utility or acceptance by physicians and patients. Investors should evaluate an investment in Cortigent duly considering the uncertainties encountered by developing medical technology companies in a competitive environment. Orion and the Stroke Recovery System may fail to effectively treat the some or all of target patient populations. Regulatory approval of novel medical devices may prove to be more expensive and take longer than we may anticipate. We have no commercial medical devices or other product revenue on which to rely and we may not achieve a reimbursement level similar to the one we obtained for the Argus II device of our predecessor company, or obtain the suitable reimbursement levels that we may require. There can be no assurance that our efforts will be successful or that we will ultimately be able to achieve profitability. Even if Cortigent achieves profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Cortigent’s failure to become and remain profitable could adversely affect the market price of our common stock and could significantly impair our ability to raise capital, expand our business or continue to implement our plans for the Business.

Cortigent will be required to conduct expensive and time-consuming clinical and non-clinical studies to support the filing of a Premarket Application (“PMA”) with the U.S. FDA and similar applications with other countries’ regulatory bodies, and regulatory approval of such applications will be required to commercialize our medical devices. The clinical trial and regulatory review and approval standards for our type of novel technology is uncertain and subject to change during our development programs. Our inability to meet the expected regulatory criteria to successfully file regulatory applications or advance our clinical trials would significantly and adversely affect the prospects for our Business.

Regulatory Status and Pathway for ORION. The Company has reached a tentative agreement with FDA that its Functional Low-Vision Observer Rated Assessment (“FLORA”) is an adequate efficacy endpoint for an Orion pivotal study, provided that it is validated. FLORA involves certain subjectivity in assessment. Validation will require proof that multiple assessors will consistently rate performance. There can be no assurance that Cortigent will be successful in validating the FLORA assessment. Cortigent has not received FDA agreement on the safety endpoint(s) for an Orion pivotal trial. Cortigent is currently conducting a Patient Preference Information (“PPI”) study to assist in determining blind patients’ willingness to accept risk for the potential benefits of Orion. A PPI study is FDA’s preferred method for determining patient acceptance of risk. The safety endpoint is a crucial factor in determining the size (number of participants) of a pivotal study. No assurance can be given that Cortigent will reach agreement with the FDA on the safety endpoint(s) for an Orion pivotal trial, or that the safety endpoints will lead to a trial size that Cortigent can support. While we believe that a single, well-designed, pivotal trial may be adequate to support an FDA marketing application, the FDA may, for a variety of potential reasons, conclude that more than one study is required to seek regulatory approval.

Regulatory Status and Breakthrough Device Program Pathway for the Stroke Recovery System. In February 2023, we held a Pre-Submission (“Pre-Sub”) meeting with FDA to discuss commencing an Early Feasibility Study of our Stroke Recovery System. If the feasibility study is approved and completed with favorable results, we expect to engage in further discussions with FDA regarding the necessary clinical trial(s) and regulatory pathways for us to seek approval of a stroke device. The proposed feasibility study may fail to generate favorable results, but even if it is deemed successful, the remaining clinical and regulatory process may take several years or longer. We applied to the Breakthrough Device Program for the Stroke Recovery System in April 2023, and the FDA responded that human clinical data will be needed prior the FDA making a determination as to whether we will be eligible for such program. If we fail to secure this designation, we may experience slower interactions with the FDA that could delay our projected development timelines.

Even if we obtain regulatory approvals, Cortigent’s commercial and financial success depends on its products being accepted in the market, and if not achieved, will result in its not being able to generate revenues to support its operations.

Even if Cortigent obtains regulatory marketing approval, commercial success of its medical devices will depend, among other things, on their acceptance by healthcare professionals such as retinal specialists, ophthalmologists, brain surgeons, cardiovascular specialists, neurologists, general practitioners, low vision therapists, and mobility experts, hospital purchasing and controlling departments, patients, and other members of the medical community. The degree of market acceptance of any of Cortigent’s medical device candidates will depend on factors that include:

●	cost(s) of treatment;

●	pricing and availability of alternative medical devices or products;

●	the extent of available third-party coverage or reimbursement;

●	perceived efficacy, safety, and functionality of our medical devices and the surgical procedures required for our medical devices relative to other future products and medical solutions; and

●	prevalence and severity of adverse side effects associated with treatment.

The activities of competitive medical device companies, or others, may limit Cortigent’s revenue from the sale of the Orion and other neurostimulation systems.

Cortigent’s commercial opportunities may be reduced if its competitors develop or market products that are more effective, are better tolerated, receive better reimbursement terms, achieve greater acceptance by physicians, have larger or more efficient distribution channels, or are less costly. Currently, to Cortigent’s knowledge, no other competing medical devices comparable to the Orion system have been approved by regulatory agencies in the U.S. or Europe to restore certain functional vision in persons who have become blind due to a broad range of causes that Orion is designed to address. Other visual prosthesis companies with technologies under development include Pixium Vision SA (Pixium) that was developing the PRIMA (sub-retinal implant) in Dry-AMD patients. In 2017, Pixium announced approval for two feasibility studies of PRIMA in Dry-AMD patients. In January 2024, Pixium announced the opening of judicial liquidation proceedings. Subsequently in April 2024 it was announced that Science Corp., a developer of brain-computer interface technology, acquired certain Pixium intellectual property and associated assets for Pixium’s PRIMA retinal implant.

Nano Retina Inc., a company based in Israel, is reported to have developed technology that may improve retinal prostheses in the future. A Nano Retina clinical trial is underway in Europe and Israel, and five patients reportedly have been implanted to date. Bionic Vision Technologies, based in Australia, is developing a Bionic Eye Visual Prosthesis System, and has completed a two-year feasibility study in four patients in Australia. It has announced a partnership with Cirtec Medical in the U.S. and is believed to be planning a pivotal clinical trial.

We are aware that certain companies are developing electrode arrays which penetrate the brain, unlike Orion, which is placed on the brain’s surface. The Illinois Institute of Technology’s Intracortical Visual Prosthesis has been designated as a Breakthrough Device and has advanced to an early feasibility study in the U.S. To date, two patients of five have been implanted. ReVision (Belgium) is conducting product development of a device intended to provide artificial vision.

Neuralink Corp. has demonstrated a penetrating electrode cortical implant in animal models and has announced implanting three patients with their brain computer interface device (“BCI”). In January 2024, they commenced a six-year study called PRIME to evaluate the safety and initial effectiveness of a BCI implant called “N1” to enable paralyzed individuals to control external devices. Our understanding is that this device records neural activity but does not stimulate. Neuralink has also reportedly obtained Breakthrough Device designation for their BlindsightTM device for vision restoration which is being studied in animals. They have announced their intention to implant this device in humans in the near future but have not yet reported obtaining an Investigational Device Exemption (“IDE”) from the FDA to enable the start of human studies.

In the field of medical device-assisted stroke rehabilitation, MicroTransponder Inc. sells the Vivistim® FDA-approved Vagus Nerve Stimulator (“VNS”). The combination of VNS with traditional rehabilitation therapy is intended to assist the brain in forming the connections necessary to regain motor function. Although both VNS and our proposed Stroke Recovery System similarly utilize electrical stimulation, Cortigent believes its targeted cortical stimulation will provide superior results to VNS.

Many privately and publicly funded universities and other organizations are engaged in research and development of potentially competitive products and therapies, such as stem cell and gene therapies, some of which may target multiple indications of Cortigent’s product candidates. These organizations include pharmaceutical companies, biotechnology companies, public and private universities, hospital systems, government agencies and research organizations. Cortigent’s competitors include large and small medical device and biotechnology companies that may have significant access to capital resources, competitive product pipelines, substantial research and development staff and facilities, and substantial experience in medical device development.

Cortigent may face substantial competition in the future and may not be able to keep pace with the rapid technological changes that may result from competitors discovering, developing, or commercializing medical devices or products before or more successfully than Cortigent does.

The development and commercialization of new medical devices and related systems is highly competitive and is characterized by extensive research and development and rapid technological change. Physicians and persons who may be suitable for our neurostimulation systems likely will consider many factors including product reliability, clinical outcomes, product availability, price, and available reimbursement, and product and patient support services that Cortigent may or may not be able to provide. Market share as it develops can shift due to technological innovation and other business factors. Major shifts in market share within the medical device industry have occurred and these shifts correlate with performance and reliability of various medical devices, physician advisories and/or safety alerts, and product quality and reliability. Any quality problems with Cortigent’s processes, goods and services could harm its reputation for producing high-quality medical devices and may erode its competitive advantage, sales, and anticipated market share. Cortigent’s competitors may develop products or other novel approaches and technologies to deal with treating blindness that are more effective, safer, or less costly than any that Cortigent is developing, and if those products gain market acceptance, Cortigent’s revenue and financial results could be adversely affected.

If Cortigent fails to develop or enhance its medical devices, its leadership in the markets it serves could erode, and our Business, financial condition and results of operations may be adversely affected.

Results from Cortigent’s limited initial trials at UCLA and Baylor College of Medicine in Houston may not be predictive of, and its ongoing development efforts may never demonstrate the commercial feasibility of Orion or other technologies inherent in our medical devices or products.

Cortigent’s research and development efforts remain subject to all risks associated with the development of new medical technology. Cortigent’s Orion technology, although based on the FDA-approved Argus II retinal prosthesis, is not yet fully developed. Development of the underlying technology, including further development and refinement, may be affected by unanticipated technical, development, and/or research issues. We may be unable to raise or otherwise secure the funds needed in order to complete development of these medical devices or systems. Regulatory and clinical hurdles, adverse reactions experienced in trials, ambiguous or inadequate efficacy in clinical trials, or other operational or regulatory challenges may result in delays and cause Cortigent to incur additional expenses that may increase its need for capital and result in additional losses. For example, three of the six patients implanted in the Orion Early Feasibility Study have been explanted at the patient’s request. They were explanted after the third year of the study; however, one subject did not participate in the year three assessment. We have three-year safety data for all six patients and three-year efficacy data for five of the six patients. We also have six-year safety and efficacy data for three patients. Cortigent’s independent medical safety monitor (IMSM) has determined that the reasons for the explants were not related to the device or the surgery. The explants represent a limit in the long-term data that can be collected in the current study. If Cortigent cannot complete, or if it experiences significant delays in developing its technology, applications, or medical devices or products for use by patients who can benefit from functional vision restoration, particularly after incurring significant expenditures, our Business may fail, and investors may lose the entirety of their investment. No assurance can be made that clinical trials will demonstrate safety and efficacy or will lead to commercial medical devices or products.

Since Cortigent’s predecessor, Second Sight, has a history of operating losses and Cortigent has no current revenue producing operations, the future of our Business is difficult to evaluate.

Cortigent’s operations consist of development and clinical studies of its core technologies and implementation of the early parts of the plan for our Business. Our predecessor company, Second Sight incurred significant operating losses in each year since its inception and Cortigent will continue to incur additional losses for the next several years. In addition, its losses may be greater than expected and its operating results may suffer. Cortigent has limited historical financial data upon which it may base its projected revenue and its planned operating expenses. This operating history makes it difficult to evaluate our technology, prospective operations and prospects for our Business.

Clinical development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies and initial trials may not be predictive of future trial results.

Clinical testing is expensive and can require several or more years to complete, and its outcome is inherently uncertain. Failure or delay can occur at any time during the clinical trial process. The clinical trial requirements for novel complex technology such as ours are uncertain but could include multiple phases of trials of increasing size and complexity, and the FDA or other regulatory authorities may change their views on the clinical requirements during the term of our development program, leading to further and unexpected costs, delays, and risks of failure. Success in nonclinical studies and early feasibility clinical studies do not ensure that expanded clinical trials used to support regulatory submissions will be successful. These setbacks may be caused by, among other things, nonclinical findings made while clinical trials are underway, and safety and/or efficacy observations made in clinical trials, including previously unreported adverse events. Even if Cortigent’s clinical trials are completed, the results may not be sufficient to obtain regulatory approval or clearance for any product candidates. No assurance can be made that clinical trials will demonstrate safety and efficacy or will lead to commercial medical devices.

Interim “top-line” and preliminary results from Cortigent’s clinical trials that it announces or publishes from time-to-time may change as more patient data becomes available and are subject to audit and verification procedures that could result in material changes in the final data.

Cortigent may publish interim top-line or preliminary results from its clinical trials from time-to-time. Interim results from clinical trials are subject to the risk that one or more of the clinical outcomes may materially change as enrollment continues and more patient data become available. Preliminary or top line results also remain subject to audit and verification procedures that may result in the final data being materially different from preliminary data. As a result, interim and preliminary data should be viewed with caution. Differences between preliminary or interim data and final data could significantly harm Cortigent’s business prospects and may cause the trading price of its common stock to fluctuate significantly.

Risks Related to our Liquidity and Capital Resources

We will require substantial additional capital to support our clinical trials and growth plans, and such capital may not be available on terms acceptable to us, if at all. This could hamper our growth and adversely affect our Business.

We intend to make significant investments to support our clinical trials and business growth and will require substantial additional funds to respond to business challenges, including the need to develop new product offerings and features or enhance our existing platform, improve our operating infrastructure, or acquire complementary businesses, personnel, and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. Our ability to obtain additional capital when required will depend on our plans for our Business, investor demand, our operating performance, capital markets conditions and other factors. If we raise additional funds by issuing equity, equity-linked or debt securities, such as preferred stock as authorized by our Charter, those securities may have rights, preferences, or privileges senior to the rights of our currently issued and outstanding equity or debt, and our existing shareholders may experience dilution. If we are unable to obtain additional capital when required, or on satisfactory terms, our ability to continue to support our growth or to respond to opportunities, challenges or unforeseen circumstances could be adversely affected, and our B, financial condition, results of operations, and prospects may be harmed.

We may invest in or acquire other businesses, and our Business may suffer if we are unable successfully to integrate acquired businesses into our Company or otherwise manage the growth associated with multiple acquisitions.

We may make acquisitions as opportunities arise to add new or complementary businesses, products, brands, or technologies. In some cases, the costs of such acquisitions may be substantial, including required professional fees and due diligence efforts. There is no assurance that the time and resources expended on pursuing any particular acquisition will result in a completed transaction, or that any completed transaction will ultimately be successful. We may be unable to identify suitable acquisition or strategic investment opportunities or may be unable to obtain adequate financing or regulatory approval(s), and therefore, we may be unable to complete such acquisitions or strategic investments on favorable terms, if at all. We may decide to pursue acquisitions with which our investors may not agree, and we cannot assure investors that any acquisition or investment will be successful or otherwise provide a return on investment. Acquisitions and the integration thereof require significant time and resources, and place substantial demands on our management, as well as on our operational and financial infrastructure. If we fail to successfully close transactions or integrate new teams, or integrate the products and technologies associated with these acquisitions into our company, our Business could be seriously harmed. Acquisitions may expose us to operational challenges and risks, including:

●	the ability to profitably manage acquired businesses or successfully integrate the acquired businesses’ operations, personnel, financial reporting, accounting and internal controls, technologies, and products into our Business;

●	increased indebtedness and the expense of integrating acquired businesses, including significant administrative, operational, economic, geographic, or cultural challenges in managing and integrating the expanded or combined operations;

●	entry into jurisdictions or acquisition of products or technologies with which we have limited or no prior experience, and the potential of increased competition with new or existing competitors resulting from such acquisitions;

●	diversion of management’s attention and the over-extension of our operating infrastructure and our management systems, information technology systems, and internal controls and procedures, which may be inadequate to support growth;

●	the ability to fund our capital needs and any cash flow shortages that may occur if anticipated revenue is not realized or is delayed, whether by general economic or market conditions, or unforeseen internal difficulties; and

●	the ability to retain or hire qualified personnel required for expanded operations.

Our acquisition strategy may not succeed if we are unable to remain attractive to target companies or if we fail to expeditiously close transactions. Issuing shares of our stock to fund an acquisition would cause economic dilution to existing shareholders. If we develop a reputation for being a difficult acquirer or having an unfavorable work environment, or target companies view our shares of capital stock unfavorably, we may be unable to consummate key acquisition transactions essential to our corporate strategy and our Business, financial condition, results of operations, and prospects may be seriously harmed.

If we raise capital in the future by issuing shares of common or preferred stock or other equity or equity-linked securities, or convertible debt or other hybrid equity securities, then-existing shareholders may experience dilution, such new securities may have rights senior to those of the Company’s common stock, and the market price of the Company’s common stock may be adversely affected.

If the Company raises capital in the future, then existing shareholders may experience dilution. Our Certificate of Incorporation, as amended, provides that preferred stock may be issued from time-to-time in one or more series. The Board is authorized to fix voting rights, designations, powers, and preferences, all relative, participating, optional or other special rights, and any qualifications, limitations, and restrictions thereof, applicable to the shares of each series. The Board may, without shareholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the shares of common stock and could have anti-takeover effects. The ability of the Board to issue preferred stock without shareholder approval could have the effect of delaying, deferring, or preventing a change of corporate control or the removal of existing management. The issuance of any such securities may adversely impact the market price of the Company’s common stock.

General Risk Factors

Economic downturns and political and market conditions beyond our control, could adversely affect our Business, financial condition, results of operations and prospects.

Our financial performance is subject to global and United States economic conditions and their impact on levels of spending by users. Economic recessions have had, and may continue to have, far reaching adverse consequences across many industries, which may adversely affect our Business, financial condition, results of operations and prospects. Should we experience a further downturn resulting from new strains or other waves of the COVID-19 pandemic or other negative global circumstance, including a sustained period of higher than historical global tariffs as part of an ongoing trade war, our Business, financial condition, results of operations or prospects may be materially and adversely affected.

Continued inflation may harm our Business and financial condition.

If our costs become subject to significant inflationary pressures, we may not be able to offset these higher costs through price increases, increased insurance coverage, or other pricing adjustments and this may negatively impact our operations. Our inability or failure to do so could harm our Business, financial condition, and operating results.

We may be subject to litigation in the operation of our Business. An adverse outcome in one or more proceedings could adversely affect our Business.

We may in the future face the risk of claims, lawsuits and other proceedings involving intellectual property, privacy, securities, tax, labor, and employment, regulatory and compliance, commercial disputes, services and other matters. Litigation to defend us against claims by third parties, or to enforce any rights that we may have against third parties, may be necessary, which could result in substantial costs and diversion of our resources, causing a material adverse effect on our Business, financial condition, results of operations, and prospects.

Any litigation in which we are a party may result in an onerous or unfavorable judgment that may not be reversed upon appeal, or in payments of substantial monetary damages or fines, the posting of bonds requiring significant collateral, letters of credit or similar instruments, or we may decide to settle lawsuits on unfavorable terms. Legal proceedings could also result in reputational harm, criminal sanctions, consent decrees or orders preventing us from offering certain medical devices or other future products or technologies or requiring a change in our practices in costly ways or require us to develop non-infringing or otherwise altered medical devices, systems, products or technologies. Litigation and other claims and regulatory proceedings against us could result in unexpected disciplinary actions, expenses, and liabilities, which could have a material adverse effect on our Business, financial condition, results of operations, and prospects.

We could be subject to future governmental investigations and inquiries, legal proceedings, and enforcement actions. Any such investigation, inquiry, proceeding or action could adversely affect our Business.

We have received formal and informal inquiries from time-to-time, from government authorities and regulators, regarding compliance with laws and other matters, and we may receive such inquiries in the future, particularly as we grow and expand our operations. Violation of existing or future regulations, regulatory orders or consent decrees could subject us to substantial monetary fines and other penalties that could adversely affect our Business, financial condition, results of operations and prospects. It is possible that future orders issued by, or inquiries or enforcement actions initiated by, government or regulatory authorities could cause us to incur substantial costs, expose us to unanticipated liability or penalties, or require us to change our practices in a manner materially adverse to our Business, financial condition, results of operations, and prospects.

Our insurance may not provide adequate levels of coverage against claims.

We intend to maintain insurance that we believe is customary for businesses of our size and type. However, there are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure. Moreover, any loss incurred could exceed policy limits or not exceed our applicable deductible, and policy payments made to us may not be made on a timely basis. Such losses could adversely affect our Business, financial condition, results of operations and prospects.

Risks Related to Cortigent’s Common Stock

Cortigent and its predecessor, Second Sight, have not been profitable to date and Cortigent expects operating losses to continue for the foreseeable future; Cortigent may never be profitable.

Cortigent and its predecessor, Second Sight, have incurred operating losses and generated negative cash flows since its inception and financed its operations principally through sales of securities and borrowings. Cortigent’s ability to generate sufficient revenues to fund operations is uncertain.  For the fiscal years ended December 31, 2024, and 2023, Cortigent generated no revenue from operations and incurred a net loss of $2.2 million and $5.5 million, respectively.

Cortigent’s has a limited commercial operating history, therefore, revenue is difficult to forecast. Cortigent expects expenses to increase in the future as it expands its activities in connection with the further development of Orion, the Stroke Recovery System and other future applications. Cortigent cannot assure you that it will be profitable in the future. Accordingly, the extent of Cortigent’s future losses and the time required to achieve profitability, if ever, is uncertain. Failure to achieve profitability could materially and adversely affect the value of its common stock and its ability to affect additional financings. The success of the Business depends on its ability to increase revenues to offset expenses. If Cortigent does not achieve profitability, or otherwise falls short of projections, our Business, financial condition, and operating results will be materially adversely affected.

Sales, or the availability for sale, of substantial amounts of Cortigent’s common stock could adversely affect the value of its common stock.

Cortigent cannot predict the effect, if any, that future sales of its common stock, or the availability of its common stock for future sales, will have on the market price of its common stock. Sales of substantial amounts of its common stock in the public market and the availability of shares for future sale could adversely affect the prevailing market price of its common stock. This in turn could impair Cortigent’s future ability to raise capital through an offering of its equity securities.

There may be future sales or other dilution of Cortigent’s equity, which may adversely affect the market price of its common stock.

Cortigent is not restricted from issuing additional shares of common stock, other than pursuant to the lockup arrangements with the underwriters. The market price of Cortigent’s common stock could decline resulting from sales of its common stock and warrants or the perception that such sales could occur. Cortigent may issue and sell additional shares of its common stock in private placements or registered offerings in the future. Cortigent also may conduct additional registered rights offerings in the future, pursuant to which it may issue shares of its common stock or other securities.

Risks Relating to Cortigent’s Operations

Materials necessary to manufacture Orion and our other neurostimulation systems in development may not be available on commercially reasonable terms, or at all, which may delay development, manufacturing, and commercialization of Cortigent’s medical devices or products.

We rely on numerous suppliers to provide various materials, components and services necessary to produce the Orion system and our next generation product candidates. Certain suppliers are currently sole source because of Cortigent’s low manufacturing volumes and its need for specialty technical or other engineering expertise. Cortigent’s suppliers may be unable or unwilling to deliver these materials and services on a timely basis or on commercially reasonable terms or may be unable or unwilling to provide materials that meet our regulatory compliance criteria. Should this occur, Cortigent would seek to qualify alternative suppliers or to develop in-house manufacturing capability but may be unable to do so. In the event of any of these circumstances, we may incur delays and added expense that could negatively impact developmental timelines and regulatory agreements.

The Argus II and Orion devices utilized to date were manufactured internally and we have maintained this technical expertise. We plan to engage two US-based contract manufacturing organizations (“CMO’s”) to produce Orion and the Stroke Recovery System for upcoming clinical trials. Following an in-depth evaluation, we selected a preferred manufacturer for the electrode arrays and another to assemble and release the finished medical device systems and contract negotiations are ongoing. However, we cannot assure that we will engage the CMOs until contracts are signed. We may need to identify alternative suppliers if either party declines to sign an agreement with us, or the terms are deemed unfavorable. To date, we have not experienced any material disruptions to our operations due to our reliance on these limited number of suppliers and contract manufacturers.

Substantial design or manufacturing process modifications and regulatory approval might be required to facilitate or qualify alternate supplier(s). Even if Cortigent were to qualify alternative supplier(s), the substitution of supplier(s) may be at a higher cost and cause time delays, including those associated with additional possible FDA review, that could impede the development and production of our medical device systems, reduce gross profit margins, and impact our ability to deliver Orion and, or the Stroke Recovery System as may be timely required. Any of these vendor changes could result in a material adverse impact on our operations and financial condition.

Any failure or delay in completing clinical trials or studies for new product candidates or the next generation Cortigent medical devices or products and the expense of these trials could adversely affect its Business.

Preclinical studies and clinical trials required to demonstrate the safety and efficacy of incremental changes, including any new implants, wearable accessories, or software enhancements are time consuming and expensive. If Cortigent is required to conduct additional clinical trials or other studies with respect to any of Cortigent’s product candidates beyond those that it has contemplated, if it is unable to successfully complete its clinical trials or other studies, or if the results of these trials or studies are not positive or are only modestly positive, Cortigent may be delayed in obtaining marketing approval for those product candidates, it may not be able to obtain marketing approval, or it may obtain approval for indications that are not as broad as intended. Cortigent’s product development costs also will increase if it experiences delays in testing or approvals.

Completion of clinical trials for Cortigent’s product candidates could be delayed because of its inability to manufacture or obtain from third parties materials sufficient for use in preclinical studies and clinical trials; delays in patient enrollment and variability in the number and types of patients available for clinical trials; difficulty in maintaining contact with patients after treatment, resulting in incomplete data; poor effectiveness of product candidates during clinical trials; unforeseen safety issues or side effects; and governmental or regulatory delays and changes in regulatory requirements and guidelines.

If Cortigent incurs significant delays in its clinical trials, its competitors may be able to bring their products to market before Cortigent does, which could result in harm to Cortigent’s ability to commercialize its medical devices or other potential products. If Cortigent experiences any of these occurrences, its Business will be materially harmed.

If Cortigent fails to recruit highly skilled personnel to replace employees who are no longer employed at Cortigent because of prior circumstances, Cortigent’s ability to identify, develop and commercialize new or next generation medical devices or systems will be impaired, could result in loss of markets or market share, and could make the Business less competitive.

Cortigent’s predecessor, Second Sight, previously laid off the majority of its employees, including key members of its executive management team, because the COVID-19 outbreak affected its ability to fund its operations. The loss of any management executive or any other principal member of its management team or its inability to attract and retain skilled employees could impair its ability to identify, develop and market new medical devices or systems or effectively deal with regulatory and reimbursement matters. If Cortigent is unable to recruit other highly qualified personnel, and successfully manage the transfer of critical knowledge, Cortigent’s ability to identify, develop and commercialize new or next generation medical devices or systems will be impaired, and could result in loss of markets or market share, and could make the Business less competitive. No assurance can be given that it will be able to do so.

Cortigent could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws.

The U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. Cortigent intends to adopt policies for compliance with these anti-bribery laws, which often carry substantial penalties. Cortigent cannot assure you that its internal control policies and procedures will always protect Cortigent from reckless or other inappropriate acts committed by Cortigent’s affiliates, employees or agents. Violations of these laws, or allegations of such violations, could have a material adverse effect on its Business, financial position and results of operations, and could cause the market value of Cortigent’s common stock to decline.

Risks Related to Intellectual Property and Other Legal Matters

If Cortigent or its licensors are unable to protect its/their intellectual property, then Cortigent’s financial condition, results of operations, and the value of Cortigent’s technology and medical devices could be adversely affected.

Patents and other proprietary rights are essential to Cortigent’s Business, and its ability to compete effectively with other companies is dependent upon the proprietary nature of its technologies. Cortigent relies upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop, maintain and strengthen its competitive position. Cortigent seeks to protect these, in part, through confidentiality agreements with certain employees, consultants and other parties. Cortigent’s success will depend in part on the ability of it, and its licensors, to obtain, maintain (including making periodic filings and payments) and enforce patent protection for their intellectual property, in particular, those patents to which it has secured exclusive rights. Cortigent’s licensors may not successfully prosecute or continue to prosecute the patent applications which Cortigent has licensed. Even if patents are issued in respect of these patent applications, Cortigent or its licensors may fail to maintain these patents, may determine not to pursue litigation against entities that may infringe upon these patents, or may pursue such enforcement less aggressively than it ordinarily would. Without adequate protection for the intellectual property that Cortigent owns or licenses, other companies might be able to offer substantially similar medical devices for sale, which could unfavorably affect Cortigent’s competitive position and harm its prospects. Even if issued, patents may be challenged, invalidated, or circumvented, which could limit Cortigent’s ability to stop competitors from marketing similar medical devices or limit the length of the term of patent protection that Cortigent may have for its medical devices.

We jointly own certain patents with third parties, including the John Hopkins University, Advanced Medical Electronics, Lawrence Livermore National Security, LLC, and the Salk Institute of Biological Studies, wherein we do not have an agreement with each such co-owner to commercialize and enforce co-owned patents. Each co-owner may independently exploit, without the consent of, and without accounting to, the other co-owners. A jointly owned patent cannot be enforced unless all owners join in the lawsuit. If a co-owner refuses to participate, the lawsuit cannot proceed. Co-owners may assign or license (non-exclusively) the patent to a third party, including a party or parties that may infringe one or more patents, instead of joining in the suit. Also, although we are responsible in each instance for the costs of maintaining these co-owned patents, each co-owner has no obligation to share with us any proceeds they may receive related to the co-owned properties. Without agreements permitting Cortigent to control the commercialization and enforcement of the co-owned patents, other companies might be able to obtain rights to the co-owned patents, which could unfavorably affect Cortigent’s competitive position and harm its current or future prospects.

Litigation or third-party claims of intellectual property infringement or challenges to the validity of Cortigent’s patents would require it to use resources to protect its technology and may prevent or delay the development, regulatory approval or commercialization of Orion, the Stroke Recovery System or new product candidates.

If Cortigent is the target of claims by third parties asserting that its medical devices, products, systems or intellectual property infringe upon the rights of others it may be forced to incur substantial expenses or divert substantial employee resources and, if successful, those claims could result in Cortigent’s having to pay substantial damages or prevent it from developing one or more product candidates. Further, if a patent infringement suit were brought against Cortigent or its collaborators, it or they could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit. The validity of some of Cortigent’s patents has been challenged. If Cortigent experiences patent infringement claims, or if it elects to avoid potential claims others may be able to assert, Cortigent or its collaborators may choose to seek, or be required to seek, a license from the third-party and would most likely be required to pay license fees or royalties or both. These licenses may not be available on acceptable terms, or at all. Even if Cortigent or its collaborators were able to obtain a license, the rights may be nonexclusive, which would give Cortigent’s competitors access to the same intellectual property.

Ultimately, Cortigent could be prevented from commercializing a product, or be forced to cease some aspect of its operations if, as a result of actual or threatened patent infringement claims, Cortigent or its collaborators are unable to enter into licenses on acceptable terms. This could harm Business significantly. The cost to Cortigent of any litigation or other proceeding, regardless of its merit, even if resolved in its favor, could be substantial. Some of Cortigent’s competitors may be able to bear the costs of such litigation or proceedings more effectively than Cortigent should they have greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on Cortigent’s ability to compete in the marketplace. Intellectual property litigation and other proceedings may, regardless of their merit, also absorb significant management time and employee resources.

If Cortigent fails to comply with its obligations in the agreements under which it licenses development or commercialization rights to products or technology from third parties, it could lose license rights that are important to its Business.

Cortigent holds an exclusive license from the Doheny Eye Institute (“DEI”) to control commercialization and enforcement of intellectual property co-owned between the parties relating to the Argus II visual prosthesis and Orion cortical visual prosthesis. This license imposes various commercialization, milestone payment, profit sharing, insurance, and other obligations on Cortigent. If Cortigent fails to comply with any material obligations, DEI will have the right to terminate the license, which covers part of the Argus II and Orion systems. The existing or future patents to which Cortigent has rights based on its agreements with DEI may be too narrow to prevent third parties from developing or designing around these patents. Additionally, Cortigent may lose its exclusive rights to the patents and patent applications it co-owns with DEI in the event of a breach or termination of the license agreement. The license, and Cortigent’s obligation to pay to DEI a 0.5% royalty on the Net Sales of Licensed Products, expires with the expiration of the last of the licensed patents in August 2033, or earlier if those patents are found to be invalid or abandoned by the parties. We have paid approximately $356,000 in research milestone payments and royalties to DEI under the agreement through 2019. No further milestone obligations remain under the agreement. We have sold no Licensed Products since 2019, and no additional royalties are payable or due. Cortigent licenses DEI’s interest in the patents to maintain its exclusive use on that intellectual property. Should the license terminate, Cortigent retains the right to utilize the intellectual property but may not be able to prevent others from doing so, in which case Cortigent may lose a competitive advantage.

If Cortigent is unable to protect the intellectual property used in its medical devices, products or systems, others may be able to copy its innovations which may impair its ability to compete effectively in the markets where Cortigent has or intends to conduct business.

The enforcement of Cortigent’s patents involves complex legal and scientific questions and can be uncertain. As of December 31, 2024, Cortigent has rights in 198 issued U.S. patents, 19 issued European patents (nationalized in France and Germany or a unitary patent plus Great Britain), two pending U.S. patent applications, one pending European patent application, four issued U.S. design patents and four issued European design registrations (with four corresponding issued British design registrations). Cortigent’s patent applications may be challenged or fail to result in issued patents and its existing or future patents and registrations may be too narrow to prevent third parties from developing or designing around its intellectual property and in that event, it may lose competitive advantage and the Business may suffer. Further, the patent applications that Cortigent has filed may fail to result in issued patents. The claims may need to be amended. Even after amendment, a patent may not be issued and in that event, it may not obtain the exclusive use of the intellectual property that it seeks and may lose competitive advantage, which could result in harm to the Business.

As noted above, our patent estate encompasses various forms of patent protection in the United States, Great Britain, and Europe. Depending on the jurisdiction and the type of patent protections available, we have sought to obtain “invention patents,” “design patents,” and design registrations. In all instances, the issued patent/registration may lapse or expire prematurely, if renewal or maintenance fees are not timely paid.

Although the patentability requirements vary among different jurisdictions, invention patents (or utility patents as referred to in the U.S.) generally protect something new, useful, and non-obvious and undergo an extensive examination prior to issuance. The base term of a U.S. utility patent is 20 years from the filing date of the earliest-filed non-provisional patent application from which the patent claims priority. Europe also recognizes a patent term of 20 years from the priority date for invention patents. Our U.S. patents are estimated to expire between October 2024 and October 2037. Our European patents have been nationalized in France, Great Britain, and Germany and are estimated to expire between October 2024 and December 2036. These patent term estimates are based on issued patents, which may be challenged, invalidated, or circumvented by competitors. The patent expiration estimates do not include any term adjustments or supplemental protection certificates that may be obtained in the future.

U.S. patent laws provide for the granting of design patents to any person who has invented any new and non-obvious ornamental design for an article of manufacture. A design patent protects only the appearance of an article, but not its structural or functional features. A design patent issued prior to May 13, 2015, has a term of 14 years from grant, and no fees are necessary to maintain a design patent in force. Effective May 13, 2015, the patent term has been revised to 15 years from the date of patent grant for design patents issuing from both national design applications and international design applications designating the United States. We have four granted U.S. design patents, which expire between October 2024 and November 2031.

In Europe, the European Union Intellectual Property Office (“EUIPO”) provides registration of Community designs. For Community design protection, a design must be new and have an individual character. A Registered Community Design (“RCD”) grants exclusive rights covering the outward appearance of a product, or part of it, resulting from the features of, in particular, the lines, contours, colors, shape, texture and/or materials of the product itself and/or its ornamentation. An RCD is initially valid for five years from the filing date and can be renewed for five-year periods, up to a maximum of 25 years. Community designs use one single registration procedure, providing holders with strong and uniform protection in the 27 Member States of the European Union. As of January 1, 2021, the UK was no longer subject to the EUIPO design regime. For an EU RCD issued and active as of December 31, 2020, a corresponding UK registered design right was automatically created. The application filing dates of all impacted EU RCDs will be maintained for each cloned UK design right, and the corresponding UK design right will remain active and in force, subject to the same renewal deadlines and ultimate term of protection as the corresponding EU RCD. However, moving forward, each UK design registration will be treated as if it had been applied for and originally registered under UK law, and renewal payments will be separately required for each cloned UK registration. We have six European design registrations, with six corresponding (‘cloned’) British design registrations, that expire between December 2032 and November 2040.

If we do not obtain patent term extension for any medical device, product or system candidates we may develop, our Business may be materially harmed.

Patents have a limited lifespan. Due to the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Once the patent life relative to a product has expired, we may be open to competition from competitive products. At the time of the expiration of the relevant patents, the underlying technology covered by such patents can be used by any third party, including competitors.

Patent term extensions under the Drug Price Competition and Patent Term Restoration Action of 1984 (the “Hatch-Waxman Act”) may be available to extend the term of U.S. patents, but we cannot provide any assurances that any such patent term extension will be obtained and, if so, for how long. Depending upon the timing, duration, and specifics of any FDA marketing approval of any product candidates we may develop, one or more of our U.S. patents may be eligible for limited patent term extension under the Hatch-Waxman Act. The Hatch-Waxman Act permits a patent term extension of up to five years as compensation for patent term lost during the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent may be extended, and only those claims covering the approved product, a method for using it, or a method for manufacturing it may be extended.

Medical device patents eligible for patent term extension are those covering medical devices approved under Section 515 of the FFDCA, the so called “Class III” medical devices. However, we may not be granted an extension because of, for example, failing to exercise due diligence during the testing phase or regulatory review process, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents, or otherwise failing to satisfy applicable requirements. Moreover, the applicable period or scope of patent protection afforded could be less than we request. If we are unable to obtain a patent term extension or term of any such extension is less than we request, our competitors may obtain approval of competing products following our patent expiration, and our Business, financial condition, results of operations, and prospects could be materially harmed.

Third-party claims of intellectual property infringement may prevent or delay Cortigent’s development and commercialization activities.

Cortigent is not currently aware of any litigation or other proceedings or third-party claims of intellectual property infringement related to Argus II or Orion. However, the medical device industry is characterized by litigation cases regarding patents and other intellectual property rights. In the future, Cortigent may face allegations that its activities infringe patents of third parties or that Cortigent is utilizing proprietary technology without authorization. Cortigent may not have identified all the patents, patent applications or published literature that affect Cortigent’s Business either by blocking its ability to commercialize its product, by preventing the patentability of one or more aspects of its medical devices, products or systems or those of its licensors, or by covering the same or similar technologies that may affect its ability to market its medical devices, products or systems.

In addition, even in the absence of litigation, Cortigent may need to obtain licenses from third parties to advance Cortigent’s research or allow commercialization of its product candidates, and it has done so from time-to-time. Cortigent may fail to obtain future licenses at a reasonable cost or on reasonable terms, if at all. In that event, Cortigent may be unable to further develop and commercialize one or more of its product candidates, which could harm our Business significantly.

Cortigent may become involved in future lawsuits to protect or enforce its patents or the patents of its licensors, which could be expensive, time consuming and unsuccessful.

Competitors may infringe Cortigent’s patents or the patents of its licensors. To counter infringement or unauthorized use, Cortigent may file infringement claims, which can be expensive and time consuming. In an infringement proceeding, a court may decide that a Cortigent patent or a patent belonging to one of Cortigent’s licensors is invalid or is unenforceable or may refuse to stop the other party from using the technology at issue on the grounds that Cortigent’s patents or licenses do not cover the technology in question. An adverse result in any litigation or defense proceedings could put one or more of Cortigent’s patents at risk of being invalidated or interpreted narrowly and could put Cortigent’s patent applications at risk of not being issued.

The U.S. Patent and Trademark Office (“USPTO”) may initiate interference or derivation proceedings to determine the priority of inventions described in or otherwise affecting Cortigent’s patents and patent applications or those of Cortigent’s collaborators or licensors. An unfavorable outcome could require Cortigent to cease using the technology or to attempt to license rights to it from the prevailing party. The Business could be harmed if a prevailing party does not offer it a license on terms that are acceptable to Cortigent. Such proceedings may fail and, even if successful, may result in substantial costs and distraction of Cortigent’s management and other employees.

Changes in patent laws or patent jurisprudence could diminish the value of patents in general, thereby impairing our ability to protect our product candidates.

As is the case with other medical device companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the medical device industries involve both technological complexity and legal complexity. Therefore, obtaining and enforcing medical device patents is costly, time-consuming, and inherently uncertain. In addition, the America Invents Act (“AIA”), which was passed in September 2011, resulted in significant changes to the U.S. patent system.

An important change introduced by the AIA is that, as of March 16, 2013, the United States transitioned to a “first-to-file” system for deciding which party should be granted a patent when two or more patent applications are filed by different parties claiming the same invention. A third party that files a patent application in the USPTO after that date but before us could therefore be awarded a patent covering an invention of ours even if we made the invention before it was made by the third party. This will require us to be cognizant going forward of the time from invention to filing of a patent application, but circumstances could prevent us from promptly filing patent applications on our inventions.

Among some of the other changes introduced by the AIA are changes that limit where a patentee may file a patent infringement suit and provide opportunities for third parties to challenge any issued patent with the USPTO. This applies to all our U.S. patents, even those issued before March 16, 2013. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in U.S. federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. The AIA and its implementation could increase the uncertainties and costs surrounding the prosecution of our or our licensors’ patent applications and the enforcement or defense of our or our licensors’ issued patents.

The U.S. Supreme Court has ruled on several patent cases in recent years either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty regarding our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future. Similarly, the complexity and uncertainty of European patent laws has also increased in recent years. In addition, the European patent system is relatively stringent in the type of amendments that are allowed during prosecution. Complying with these laws and regulations could limit our ability to obtain new patents in the future that may be important for the Business.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance and annuity fees on any issued patent are due to be paid to the USPTO and European and other patent agencies over the lifetime of a patent. In addition, the USPTO and European and other patent agencies require compliance with several procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent failure to make payment of such fees or to comply with such provisions can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which such noncompliance will result in the abandonment or lapse of the patent or patent application, and the partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents within prescribed time limits. If we or our licensors fail to maintain the patents and patent applications covering our product candidates or if we or our licensors otherwise allow our patents or patent applications to be abandoned or lapse, our competitors might be able to enter the market, which would hurt our competitive position and could impair our ability to successfully commercialize our product candidates in any indication for which they are approved.

We enjoy only limited geographical protection with respect to certain patents and we may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting, and defending patents covering our product candidates in all countries throughout the world would be prohibitively expensive. Competitors may use our and our licensors’ technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we and our licensors have patent protection, but enforcement is not as strong as that in the United States or the EU. These products may compete with our product candidates, and our and our licensors’ patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

In addition, we may decide to abandon national and regional patent applications before grant. The grant proceeding of each national or regional patent is an independent proceeding which may lead to situations in which applications might in some jurisdictions be refused by the relevant patent offices, while granted by others. For example, unlike other countries, China has a heightened requirement for patentability, and specifically requires a detailed description of medical uses of a claimed drug. Furthermore, generic drug manufacturers or other competitors may challenge the scope, validity, or enforceability of our or our licensors’ patents, requiring us or our licensors to engage in complex, lengthy and costly litigation or other proceedings. Generic drug manufacturers may develop, seek approval for and launch generic versions of our medical devices, products or systems. It is also quite common that depending on the country, the scope of patent protection may vary for the same product candidate or technology.

The laws of some jurisdictions do not protect intellectual property rights to the same extent as the laws or rules and regulations in the United States and the EU, and many companies have encountered significant difficulties in protecting and defending such rights in such jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in other jurisdictions, whether successful or not, could result in substantial costs and divert our efforts and attention from other aspects of our Business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing, and could provoke third parties to assert claims against us.

We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license. Furthermore, while we intend to protect our intellectual property rights in our expected significant markets, we cannot ensure that we will be able to initiate or maintain similar efforts in all jurisdictions in which we may wish to market our product candidates. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate, which may have an adverse effect on our ability to successfully commercialize our product candidates in all our expected significant foreign markets. If we or our licensors encounter difficulties in protecting, or are otherwise precluded from effectively protecting, the intellectual property rights important for our Business in such jurisdictions, the value of these rights may be diminished, and we may face additional competition from others in those jurisdictions.

Some countries also have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, some countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we or any of our licensors is forced to grant a license to third parties with respect to any patents relevant to our Business, our competitive position may be impaired. Cortigent may not be able to prevent, alone or with Cortigent’s licensors, misappropriation of Cortigent’s proprietary rights, particularly in countries where the laws may not protect those rights as fully as in the U.S.

We may be subject to damages resulting from claims that we or our employees have wrongfully used or disclosed alleged trade secrets of our competitors or are in breach of non-competition or non-solicitation agreements with our competitors.

We could in the future be subject to claims that we or our employees have inadvertently or otherwise used or disclosed alleged trade secrets or other proprietary information of former employers, competitors, or other third parties. Although we endeavor to ensure that our employees and consultants do not use the intellectual property, proprietary information, know-how or trade secrets of others in their work for us, we may in the future be subject to claims that we caused an employee to breach the terms of his or her non-competition or non-solicitation agreement, or that we or these individuals have, inadvertently or otherwise, used or disclosed the alleged trade secrets or other proprietary information of a former employer or competitor. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and could be a distraction to management. If our defense to those claims fails, in addition to paying monetary damages, a court could prohibit us from using technologies or features that are essential to our product, if such technologies or features are found to incorporate or be derived from the trade secrets or other proprietary information of the former employers or other third parties. An inability to incorporate technologies or features that are important or essential to our product may prevent us from selling our product. In addition, we may lose valuable intellectual property rights or personnel. Moreover, any such litigation or the threat thereof may adversely affect our ability to hire employees or contract with independent sales representatives. A loss of key personnel or their work product could hamper or prevent our ability to commercialize our product.

We may rely on government funding and collaboration with government entities for development of our medical devices, products or systems, which adds uncertainty to our research and development efforts and may impose requirements that increase the costs of development, commercialization and production of any programs developed under government-funded programs.

Because we anticipate the resources necessary to develop our product candidates including medical devices or systems will be substantial, we explored, have been granted, and may continue to explore funding and development collaboration opportunities with the U.S. government and its agencies. For example, we have received funding from the National Institutes of Health (“NIH”). We have no control or input over whether an application for grant funding or any other funding will be accepted or approved, in full or in part, and we cannot provide investors with any assurances that we will receive such funding.

Contracts and grants funded by the U.S. government and its agencies, contain provisions that reflect the government’s substantial rights and remedies, many of which are not typically found in commercial contracts, including powers of the government to:

●	reduce or modify the government’s obligations under such agreements without the consent of the other party;
●	claim rights, including Intellectual Property rights, in products and data developed under such agreements;

●	audit contract-related costs and fees, including allocated indirect costs;
●	suspend the contractor or grantee from receiving new contracts pending resolution of alleged violations of procurement laws or regulations;
●	impose U.S. manufacturing requirements for products that embody inventions conceived or first reduced to practice under such agreements;
●	suspend or debar the contractor or grantee from doing future business with the government;
●	control and potentially prohibit the export of products;
●	pursue criminal or civil remedies under the False Claims Act, False Statements Act, and similar remedy provisions specific to government agreements; and
●	limit the government’s financial liability to amounts appropriated by the U.S. Congress on a fiscal-year basis, thereby leaving some uncertainty about the future availability of funding for a program even after it has been funded for an initial period.

If we receive such grants or agreements, we may not have the right to prohibit the U.S. government from using certain technologies developed by us, and we may not be able to prohibit third parties, including our competitors, from using those technologies in providing products and services to the U.S. government. Further, under such agreements we could be subject to obligations to, and the rights of, the U.S. government set forth in the Bayh-Dole Act of 1980, meaning the U.S. government may have rights in certain inventions developed under these government-funded agreements, including a non-exclusive, non-transferable, irrevocable worldwide license to use inventions for any governmental purpose. In addition, the U.S. government could have the right to require us to grant exclusive, partially exclusive, or nonexclusive licenses to any of these inventions to a third party if it determines that: (i) adequate steps have not been taken to commercialize the invention; (ii) government action is necessary to meet public health or safety needs; or (iii) government action is necessary to meet requirements for public use under federal regulations, also referred to as “march-in rights.” Although the U.S. government’s historic restraint with respect to these rights indicates they are unlikely to be used, any exercise of the march-in rights could harm our competitive position, business, financial condition, results of operations, and prospects. In the event we would be subject to the U.S. government’s exercise of such march-in rights, we may receive compensation that is deemed reasonable by the U.S. government in its sole discretion, which may be less than what we might be able to obtain in the open market.

Additionally, the U.S. government requires that any products embodying any invention generated using U.S. government funding be manufactured substantially in the United States. The manufacturing preference requirement can be waived if the owner of the intellectual property can show that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States, or that domestic manufacture is not commercially feasible. This preference for U.S. manufacturers may limit our ability to contract with non-U.S. manufacturers for products covered by such intellectual property.

Although we may need to comply with some of these obligations, not all of the aforementioned obligations may be applicable to us unless and only to the extent that we receive a government grant, contract or other agreement. However, as an organization, we are relatively new to government contracting and new to the regulatory compliance obligations that such contracting entails. If we were to fail to maintain compliance with those obligations, we may be subject to potential liability and to termination of our contracts, which may have a materially adverse effect on our ability to develop our vaccine product candidates.

Cortigent is increasingly dependent on sophisticated information technology systems, including systems from third parties, and if it fails to properly maintain the integrity of Cortigent’s data or if Cortigent’s medical devices, products or systems do not operate as intended, Cortigent could be materially and adversely affected.

Cortigent is increasingly dependent on sophisticated information technology systems for Cortigent’s medical devices, products or systems and infrastructure, and it relies on these information technology systems, including technology from third-party vendors, to process, transmit and store electronic information in Cortigent’s day-to-day operations. We use industry standard security measures to protect our IT infrastructure. We hold no customer social security numbers nor any or personal financial information of customers. While we hold medical information of customers, we follow all HIPAA and HITECH Act guidelines safeguarding customer medical information. Cortigent continuously monitors, upgrades, and expands the systems it operates to improve information systems capabilities. Cortigent’s information systems require an ongoing commitment of significant resources to maintain, protect, and enhance existing systems and develop or contract new systems to keep pace with continuing changes in information processing technology, evolving systems and regulatory standards, and the increasing need to protect patient and customer information. In addition, third parties may attempt to hack into Cortigent’s medical devices, products or systems and may obtain data relating to patients with Cortigent’s medical devices, products or systems and, or, proprietary information. If Cortigent fails to maintain or protect Cortigent’s information systems and data integrity with cyber security effectively, it could have difficulty attracting patients, have problems in determining product cost estimates and establishing appropriate pricing, have difficulty preventing, detecting, and controlling fraud, have disputes with customers, physicians, and other health care professionals, have regulatory sanctions, fines, or penalties imposed, have increases in operating expenses, incur expenses or lose revenue as a result of a data privacy breach, or suffer other adverse consequences. There can be no assurance that Cortigent’s process of upgrading and expanding Cortigent’s information systems capabilities, protecting and enhancing Cortigent’s systems including cyber security methods, and developing new systems to keep pace with continuing changes in information processing technology will be successful or that additional systems issues will not arise in the future. Cortigent’s medical devices, products and systems contain hardware and software protections which are intended to prevent unauthorized access or control of Cortigent’s implanted device. However, if an unauthorized user breaches Cortigent’s controls and gains access to one of Cortigent’s devices implanted in a patient, serious harm, injury and/or death may result. Any significant breakdown, intrusion, interruption, corruption, or destruction of these systems, as well as any data breaches, could have a material adverse effect on our Business.

We have had no breaches of our information systems or controls. Our industry standard IT security measures are designed according to guidelines from the National Institute of Standards and Technology (“NIST”), the Sarbanes Oxley Act (“SOX”), HIPAA), (HITECH), and FDA 21 CFR Part 11.

Key protective measures include physical access restriction, firewall systems with intrusion detection and malware scanning features, virtual private network or VPN for any required remote access, a separate WiFi network, high endpoint protection including ransomware protection and proactive responses, and several layers of incoming email protection against attacks. We use equipment and software from leading vendors for these roles and maintain support and update subscriptions for them. All portable computers are configured for full-disk encryption. Access and attempted access to information systems are logged. Backups of internal server systems are updated overnight Monday through Friday of each week.

Data derived from our clinical trials is held by a third party supplier that has been audited for ISO 27001 compliance, and is de-identified for subject safety and subject privacy.  Access is limited to those who directly need to use that data, and these personnel are trained in proper handling of sensitive data.

Product liability lawsuits could divert Cortigent’s resources, result in substantial liabilities and reduce the commercial potential of Cortigent’s medical devices, products or systems.

Cortigent faces a risk of product liability claims arising from the prosthesis being implanted, and it is possible that it may be held liable for injuries of patients who receive Cortigent’s product. These lawsuits may divert Cortigent’s management from pursuing Cortigent’s strategy to advance its Business and may be costly to defend. If Cortigent is held liable in any of these lawsuits, it may incur substantial liabilities and may be forced to limit or forego further commercialization of one or more of Cortigent’s medical devices, products or systems. Cortigent maintains no product liability insurance relating to Cortigent’s clinical trials and commercial sales, and while it intends to obtain such coverage in the future, it may not be able to obtain or maintain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims, which could prevent or inhibit the commercial production and sale of Cortigent’s medical devices, products or systems. If the use of Cortigent’s medical devices, products or systems cause harm or are alleged to harm people, it may be subject to costly and damaging product liability claims that exceed the policy limits of any product liability insurance that Cortigent may procure in the future and cause Cortigent significant losses that could seriously harm Cortigent’s financial condition or reputation.

Legislative or regulatory reform of the health care system in the U.S. and foreign jurisdictions may adversely impact Cortigent’s Business, operations, or financial results.

Cortigent’s industry is highly regulated and changes in law may adversely impact Cortigent’s Business, operations, or financial results. In March 2010, the Patient Protection and Affordable Care Act (the “ACA”), and a related reconciliation bill were signed into law. This legislation changes the current system of healthcare insurance and benefits intended to broaden coverage and control costs. The law also contains provisions that will affect companies in the medical device industry and other healthcare related industries by imposing additional costs and changes to business practices.

Moreover, in some foreign countries, including countries in Europe and Canada, the pricing of approved medical devices is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take 12 months or longer after the receipt of regulatory approval and product launch. To obtain reimbursement or pricing approval in some countries, Cortigent may be required to conduct a clinical trial that compares the cost-effectiveness of Cortigent’s medical device candidate(s) to other available therapies. Cortigent’s Business could be materially harmed if reimbursement of Cortigent’s medical devices or other products is unavailable or limited in scope or amount or if pricing is set at unsatisfactory levels.

Cortigent cannot predict what healthcare reform initiatives may be adopted in the future. Further federal and state legislative and regulatory developments appear likely, and it expects ongoing initiatives in the U.S. and Europe. These reforms could have an adverse effect on Cortigent’s ability to obtain timely regulatory approval for new medical devices or systems and on anticipated revenues from medical devices or other product candidates, both of which may affect Cortigent’s overall financial condition.

Cortigent is a “non-accelerated filer” and a “smaller reporting company” for SEC filing purposes and it cannot be certain if the applicable reduced disclosure requirements will make Cortigent’s common stock less attractive to investors.

For so long as Cortigent remains a “non-accelerated filer” it may take advantage of certain exemptions from various requirements that are applicable to public companies that are not “non-accelerated filers,” including not being required to comply with the independent auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in Cortigent’s periodic reports and proxy statements, exemptions from the requirements of holding a nonbinding advisory vote on executive compensation, and shareholder approval of any golden parachute payments not previously approved. Investors may find Cortigent’s common stock less attractive because Cortigent relies on these exemptions. If some investors find Cortigent’s common stock less attractive as a result, there may be a less active trading market for Cortigent’s common stock, and Cortigent’s stock price may be more volatile or may decline.

In addition, Section 107 of the JOBS Act also provides that a “smaller reporting company” can take advantage of an extended transition period for complying with new or revised accounting standards. We intend to take advantage of the benefits of this extended transition period. As a result of our taking advantage of the JOBS Act exemptions, we may not be comparable in all respects to other issuers that do not take advantage of, or do not qualify for, the JOBS Act exemptions. Investors should be cautioned to take JOBS Act exemptions into account when comparing Cortigent to other companies including with regard to our consolidated financial statement disclosures. We cannot be certain if the reduced disclosure requirements applicable to emerging-growth companies may make our common stock less attractive to investors.

Risks Relating to Cortigent’s Financial Results and Need for Financing

Our consolidated financial statements have been prepared on a going concern basis and our financial condition creates doubt as to whether we will be able to continue as a going concern.

Our consolidated financial statements have been presented on the basis that our Business is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course. We are subject to the risks and uncertainties associated with a business with no revenue that is developing novel medical devices and systems, including limitations on our operating capital resources. We have incurred recurring operating losses and negative operating cash flows since inception, and we expect to continue to incur operating losses and negative operating cash flows for the foreseeable future. Our future operations are dependent upon successful development and commercialization of our medical devices, products or systems, attaining regulatory approvals, the outcomes of lengthy and costly patient studies including clinical trials, the identification and successful completion of equity or debt financing, and the achievement of profitable operations at an indeterminate time in the future. No assurance can be given that we will be successful in completing any of these endeavors or that we will ever achieve or maintain profitability. In March 2023, the Company and Vivani entered into a Transition Funding, Support and Services Agreement, which was amended in August 2023, by which Vivani advanced funds and provided or caused to be provided to the Company the services and funding that covered salaries and related costs, rent and other overhead in order to permit the Company to operate in substantially the same manner in which business operations of the Company were previously operated by Second Sight, prior to the formation of Cortigent. Subsequent to December 31, 2024, Vivani has continued to advance operating funds to Cortigent in support of its operations. See “Certain Relationships and Related Party Transactions.” and “Information Statement Summary-The Spin-Off”. The amount of funds required for Cortigent’s business following the termination of these support arrangements will be determined by many factors, some of which are beyond Cortigent’s control, and Cortigent may need funds sooner than currently anticipated. See “Risk Factors” concerning Cortigent’s needs for additional capital to support its operations and growth.

Fluctuations in Cortigent’s quarterly operating results and negative cash flows could adversely affect the price of Cortigent’s common stock.

Cortigent’s operating results will be affected by numerous factors such as:

●	the absence of revenue from product sales as a result of refocusing Cortigent’s business and resources to Orion and to the Stroke Recovery System as the production of the Argus II system was discontinued and Cortigent’s marketing and implants of Argus II were eliminated;
●	the status of Cortigent’s preclinical and clinical development programs;
●	the filing and acceptance of an Investigational Device Exemption (“IDE”) with the FDA to initiate a larger pivotal trial for regulatory approval;
●	clinical results from conducting Cortigent’s larger pivotal trial(s):
●	three of Cortigent’s six-patient EFS study have had the devices explanted which could cause Cortigent to have difficulty recruiting future patients for implantation;
●	Cortigent’s ability to obtain regulatory approval of the Orion, or the Stroke Recovery System, or other neurostimulation systems in the U.S. and other jurisdictions;
●	the emergence of products that compete with Cortigent’s medical devices or system(s) product candidates;
●	Cortigent’s ability to leverage Argus II technology for cortical stimulation using Orion;
●	the status of Cortigent’s preclinical and clinical development programs, variations in the level of expenses related to Cortigent’s existing product candidates or preclinical and clinical development programs;
●	execution of collaborative, licensing or other arrangements, and the timing of payments received or made under those arrangements;
●	any intellectual property infringement lawsuits to which Cortigent may become a party; and
●	Cortigent’s ability to obtain reimbursement from government or private payors at levels Cortigent deems adequate to sustain Cortigent’s operations.

If Cortigent’s quarterly operating results fall below the expectations of investors or securities analysts, or if it experiences delays in reaching commercialization of the Orion or other neurostimulation medical devices or systems being developed, the price of Cortigent’s common stock could decline, potentially substantially. Any quarterly fluctuations in Cortigent’s operating results and cash flows may cause significant fluctuation in the price of Cortigent’s stock. Cortigent believes that, in the near term, quarterly comparisons of Cortigent’s financial results are not necessarily meaningful and should not be relied upon as an indication of Cortigent’s future performance.

Cortigent will need substantial additional capital to support Cortigent’s operations and growth. Additional capital may be difficult to obtain, restricting Cortigent’s operations and resulting in additional dilution to Cortigent’s shareholders.

If the Company is unable to raise adequate funds to permit the listing of our common stock on one of the national exchanges then Vivani has agreed to advance or arrange for the advancement of one or more additional payments to us which may be made before, on or after the closing of any such funding to the extent necessary to permit the listing on an exchange. If any such additional payments are made we will repay these additional amounts to Vivani upon such other terms and conditions that we may mutually agree upon and such obligations may be evidenced by one or more instruments to be negotiated and agreed upon by us and Vivani. See “Certain Relationships and Related Party Transactions”. The amount of funds needed for Cortigent’s business following the termination of these support arrangements will be determined by many factors, some of which are beyond Cortigent’s control, and Cortigent may need funds sooner than currently anticipated. These factors include:

●	the amount of Cortigent’s future operating losses;
●	ongoing commercialization planning for our neurostimulation medical devices and systems;
●	the amount of Cortigent’s research and development, including research and development for the Orion visual prosthesis, and, or, the Stroke Recovery System, marketing, and general and administrative expenses; and
●	regulatory changes and technological developments in Cortigent’s markets.

If Cortigent raises additional funds by selling shares of Cortigent’s capital stock, the ownership interest of Cortigent’s shareholders will be diluted. If Cortigent is unable to obtain additional funds on a timely basis or on favorable terms, Cortigent may be required to cease or reduce certain research and development projects, to sell some or all of Cortigent’s technology or assets or one or more segments of the Business or to merge all or a portion of the Business with another entity.

Risks Related to Cortigent’s Business and Industry

Cortigent has incurred operating losses since inception and likely will continue to incur losses for the foreseeable future.

Cortigent has had a history of operating losses and it expects that operating losses will continue into the near term. Although Cortigent, by its predecessor Second Sight, has had sales of the Argus II product, these limited sales were insufficient to cover Cortigent’s operating expenses. Given the limited addressable market of Argus II, Cortigent no longer markets the Argus II and has focused all of Cortigent’s resources on the development of Orion and our new Stroke Recovery System, and exploring other applications for our core neurostimulation technology. Cortigent’s ability to generate positive cash flow will hinge on Cortigent’s ability to develop our novel neurostimulation medical devices and systems, correctly price Cortigent’s medical devices, products and systems to Cortigent’s markets, and obtain government and private insurance reimbursement. As of March 31, 2025, Cortigent’s Net Parent Investment (deficit) was $3.7 million, but will be forgiven prior to or in connection with the Spin-Off . Cortigent can give no assurance that it will be profitable even if it successfully commercializes medical devices, products or systems. Failure to become and remain profitable may adversely affect the market price of Cortigent’s common stock and Cortigent’s ability to raise capital and continue operations.

Cortigent’s business is subject to international economic, political, and other risks that could negatively affect Cortigent’s results of operations or financial position.

Cortigent anticipates that future revenue from Europe and other countries outside the U.S. may be material to Cortigent’s future long-term success. Accordingly, Cortigent’s operations are subject to risks associated with doing business internationally, including:

●	currency exchange variations;
●	greater working capital requirements;
●	multiple legal frameworks and unexpected changes in legal and regulatory requirements;
●	the need to ensure compliance with the numerous regulatory and legal requirements applicable to Cortigent’s business in each of these jurisdictions and to maintain an effective compliance program to ensure compliance with these requirements;
●	political changes in the foreign governments impacting health policy and trade; and
●	tariffs, particularly in the current global trade environment, export restrictions, and other trade barriers or contractual limitations that could increase costs and impact Cortigent’s ability to develop its medical devices, products or systems;

●	trade laws and business practices favoring local competition; and
●	adverse economic conditions, including the stability and solvency of business financial markets, financial institutions and sovereign nations and the healthcare expenditure of domestic or foreign nations.

Recent tariffs on imports imposed by the United States could substantially increase our costs. The imposition of such tariffs or other similar trade restrictions may be inflationary, which could cause the cost of inputs to increase and interest rates to rise and create further uncertainty and volatility in the market, which may have a material adverse effect on our business and consolidated financial statements.

The realization of any of these or other risks associated with operating in Europe or other non-U.S. countries could have a material adverse effect on Cortigent’s business, results of operations or financial condition.

Disruptions at the FDA and other government agencies caused by funding shortages, layoff, shifting priorities under the new administration or global health concerns could hinder their ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal business functions on which the operation of our business may rely, which could negatively impact our business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, layoffs and statutory, regulatory, and policy changes. Average review times at the agency have fluctuated in recent years as a result.

Disruptions at the FDA and other agencies may also slow the time necessary for new drugs or biologics to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. In addition, the current administration has discussed several changes to the reach and oversight of the FDA, which could affect its relationship with the pharmaceutical industry, transparency in decision making and ultimately the cost and availability of prescription drugs. Additionally, over the last several years, the U.S. government has shut down multiple times and certain regulatory agencies, such as the FDA, have had to furlough critical FDA and other government employees and stop critical activities. If funding for the FDA is reduced, FDA priorities change, or a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business

Cortigent is subject to stringent domestic and foreign medical device regulation and any unfavorable regulatory action may materially and adversely affect Cortigent’s financial condition and business operations.

Cortigent’s medical devices, development activities and manufacturing processes are subject to extensive and rigorous regulation by numerous government agencies, including the FDA and comparable foreign agencies. To varying degrees, each of these agencies monitors and enforces Cortigent’s compliance with laws and regulations governing the development, testing, manufacturing, labeling, marketing, distribution, and the safety and effectiveness of Cortigent’s medical devices. The process of obtaining marketing approval or clearance from the FDA and comparable foreign bodies for new medical devices, or for enhancements, expansion of the indications or modifications to existing medical devices, could:

●	take a significant, indeterminate amount of time;
●	result in product shortages due to regulatory delays;
●	require the expenditure of substantial resources;
●	involve rigorous pre-clinical and clinical testing, and possibly post-market surveillance;
●	involve modifications, repairs, or replacements of Cortigent’s medical devices, products or systems;
●	require design changes of Cortigent’s medical devices, products or systems;
●	result in limitations on the indicated uses of Cortigent’s medical devices, products or systems; and
●	result in Cortigent’s never being granted the regulatory approval Cortigent seeks.

Any of these occurrences that Cortigent might experience will cause Cortigent’s operations to suffer, harm Cortigent’s competitive standing and result in further losses that adversely affect Cortigent’s financial condition.

Cortigent has ongoing responsibilities under FDA and international regulations, both before and after a product is commercially released. For example, Cortigent is required to comply with the FDA’s QSR, which mandates that manufacturers of medical devices adhere to certain quality assurance requirements pertaining, among other things, to validation of manufacturing processes, controls for purchasing product components, and documentation practices. As another example, the Medical Device Reporting obligations promulgated by the FDA, which helps the FDA identify and address potential safety issues with medical devices, require Cortigent to provide information to the FDA whenever there is evidence that reasonably suggests that a device may have caused or contributed to a death or serious injury, or that a malfunction occurred which would be likely to cause or contribute to a death or serious injury upon recurrence. Compliance with applicable regulatory requirements is subject to continual review and is monitored rigorously through periodic inspections by the FDA. If the FDA were to conclude that Cortigent is not in compliance with applicable laws or regulations, or that any of Cortigent’s medical devices are ineffective or pose an unreasonable health risk, the FDA could ban such medical devices, detain or seize such medical devices, order a recall, repair, replacement, or refund of such devices, or require Cortigent to notify health professionals and others that the devices present unreasonable risks of substantial harm to the public health. The FDA has been increasing its scrutiny of the medical device industry and the government is expected to continue to scrutinize the industry closely with inspections and possibly enforcement actions by the FDA or other agencies. Additionally, the FDA may restrict manufacturing and impose other operating restrictions, enjoin and restrain certain violations of applicable law pertaining to medical devices and assess civil or criminal penalties against Cortigent’s officers, employees, or Cortigent. Any adverse regulatory action, depending on its magnitude, may restrict Cortigent from effectively manufacturing, marketing, and selling Cortigent’s medical devices, products or systems. Negative publicity and product liability claims resulting from any adverse regulatory action could have a material adverse effect on Cortigent’s financial condition and results of operations.

The number and type of preclinical and clinical tests that will be required for regulatory approval of our specific novel and complex medical devices and systems are highly uncertain and may vary or change depending on various factors, including the disease or condition to be treated, the jurisdiction in which Cortigent is seeking approval and the regulations applicable to that particular medical device or system. Regulatory agencies, including those in the U.S., Canada, Europe, and other countries where medical devices and systems are regulated, can delay, limit or deny approval of a product for many reasons. For example,

●	a medical device may not be safe or effective;
●	regulatory agencies may interpret data from preclinical and clinical testing differently than Cortigent;
●	regulatory agencies may not approve Cortigent’s manufacturing processes;
●	regulatory agencies may conclude that any one or several medical devices or systems produced by Cortigent do not meet quality standards for durability, long-term reliability, biocompatibility, electromagnetic compatibility, electrical safety; and
●	regulatory agencies may change their approval policies or adopt new regulations.

The FDA may make requests or suggestions regarding conduct of Cortigent’s clinical trials, resulting in an increased risk of difficulties or delays in obtaining regulatory approval in the U.S. Any of these occurrences could prove materially harmful to operations of the Business.

Any revenue from sales of Orion or our other neurostimulation medical devices being developed including the Stroke Recovery System will be dependent upon the pricing and reimbursement guidelines adopted in each country, and if pricing and reimbursement levels are inadequate to achieve profitability Cortigent’s operations will suffer.

Cortigent’s financial success is dependent on Cortigent’s ability to price Cortigent’s medical devices, products and systems in a manner acceptable to government and private payers while still maintaining Cortigent’s profit margins. Numerous factors are beyond Cortigent’s control may ultimately impact pricing of Cortigent’s medical devices, products or systems, and determine whether Cortigent is able to obtain reimbursement or reimbursement at adequate levels from governmental programs and private insurance. If Cortigent is unable to obtain reimbursement or Cortigent’s products are not adequately reimbursed, it will experience reduced sales, Cortigent’s revenues likely will be adversely affected, and it may not become profitable.

Obtaining reimbursement approvals is time consuming, requires substantial management attention, and is expensive. Cortigent’s Business will be materially adversely affected if Cortigent does not receive approval for reimbursement of our medical devices, products or systems under government programs and from private insurers on a timely or satisfactory basis. Limitations on coverage could also be imposed at the local Medicare Administrative Contractors level or by fiscal intermediaries in the U.S., and by regional or national funding agencies in Europe. Cortigent’s Business could be materially adversely affected if the Medicare program, local, or the Centers for Medicare and Medicaid Services (“CMS”), or fiscal intermediaries were to make such a determination and deny, restrict, or limit the reimbursement of our medical devices, products or systems. Similarly, in Europe, these governmental and other agencies could deny, restrict, or limit the reimbursement of our medical devices, products or systems at the hospital, regional or national level. Cortigent’s Business also could be adversely affected if surgeons and the facilities within which they operate are not adequately reimbursed by Medicare and other funding agencies for the cost of the procedure(s) by which they implant our medical devices, products or systems on a basis satisfactory to the administering surgeons and their facilities. If local CMS or other funding agencies are slow to reimburse surgeons or provider facilities for our products, the surgeons and facilities may delay their payments to Cortigent, which would adversely affect Cortigent’s working capital requirements. Also, if the funding agencies delay reimbursement payments to the hospitals, any increase to their working capital requirements could reduce their willingness to treat patients who wish to have Cortigent’s medical devices, products, or systems implanted. If reimbursement for Cortigent’s medical devices, products or systems is unavailable, limited in scope or amount, or if pricing is set at unsatisfactory levels, Cortigent’s Business will be materially harmed.

Cortigent’s medical devices or other product candidates may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial profile of any approved label, or result in significant negative consequences following marketing approval, if any.

To obtain marketing approval for Orion, the Stroke Recovery System, or any other neurostimulation systems that may be developed, Cortigent must demonstrate safety and efficacy through clinical trials as well as additional supporting data. If our medical devices, products or systems are associated with undesirable side effects in clinical trials or have characteristics that are unexpected, Cortigent may need to interrupt, delay, or abandon development, cause it to have reduced functionality, or limit development to more narrow uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe, or more acceptable from a risk-benefit perspective. It is not uncommon to observe results in human clinical trials that are unexpected based on limited trials and patient population testing, and many product candidates fail in large clinical trials despite promising limited clinical trial results. Moreover, clinical data is often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials nonetheless failed to obtain marketing approval for their products. No assurance can be given that Cortigent will not encounter similar results in our preclinical studies or clinical trials.

Human patients in Cortigent’s clinical trials may suffer significant adverse events, tolerability issues or other side effects associated with the surgical implantation, chronic implantation, and chronic use of our medical devices or systems. No assurance can be given that Cortigent will not encounter adverse events in Cortigent’s Orion trials. The observed efficacy and extent of light perception and vision restoration for patients implanted with Orion in Cortigent’s feasibility study may not be maintained over the long term or may not be observed in larger, pivotal clinical trial(s). If clinical trials of Orion fail to demonstrate efficacy to the satisfaction of regulatory authorities or do not otherwise produce positive results, Cortigent may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of Orion. For example, in June 2018, one subject in Second Sight’s EFS experienced a seizure while in the clinic when Second Sight was evaluating a specific video stimulation algorithm. The seizure resolved quickly with medication and the subject was released from the clinic without need for hospitalization or further treatment. The subject was allowed to continue using the Orion device after the serious adverse event was reviewed by a safety committee for the study and clinicians at the implanting institution.

If our medical devices or products experience defects, or significant adverse events, or other side effects are observed in any of our future clinical trials, we may have difficulty recruiting patients to clinical trial(s), patients may drop out of trial(s), or we may be required to abandon t trial or development efforts of that particular medical device, product or system candidate altogether. Cortigent, the FDA, or other applicable regulatory authorities in addition to Institutional Review Boards (“IRBs”) or Data and Safety Monitoring Committees, which may make independent recommendations about the continuation, modification or termination of clinical trials, may suspend any one or more clinical trials of our neurostimulation medical devices or systems at any time for various reasons, including a belief that patients in such trial(s) are being exposed to unacceptable health risks. Devices developed in the prosthesis industry that initially showed promise in early-stage studies have later been found to cause side effects that prevented their further development. Even if side effects do not preclude our medical devices or products from obtaining or maintaining marketing approval, undesirable side effects may inhibit market acceptance of the approved medical devices or product due to actual or perceived safety and tolerability profile. Any of these developments could materially harm Cortigent’s Business, financial condition, and prospects.

Should Orion, the Stroke Recovery System, or other neuromodulation medical devices, products or systems that may be developed obtain marketing approval, adverse associated effects may also develop after such approval(s) and could lead to requirements for conducting additional clinical safety trials, placing additional warnings in the labeling, imposing significant restrictions, or withdrawing medical devices, products or systems from the market while further incurring attendant costs of explants and exposure to litigation. Cortigent cannot predict whether our medical devices, products or systems being developed will cause significant adverse effects in humans that would preclude or lead to the revocation of regulatory approval(s). However, any such event, were it to occur, would cause substantial harm to Cortigent’s Business and financial condition.

Cortigent is also subject to stringent government regulation in European and other foreign countries, which could delay or prevent Cortigent’s ability to sell Cortigent’s products in those jurisdictions.

Cortigent may pursue market authorizations for our neurostimulation systems in additional jurisdictions and undergo additional audits. For Cortigent to market products in Europe and some other international jurisdictions, Cortigent and Cortigent’s distributors and agents must obtain required regulatory registrations or approvals. The approval procedure varies among countries and jurisdictions and can involve additional testing, and the time and costs required to obtain approval may differ from that required to obtain an approval by the FDA. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or jurisdictions or by the FDA. Violations of foreign laws governing use of medical devices may lead to actions against Cortigent by the FDA as well as by foreign authorities. Cortigent must also comply with extensive regulations regarding safety, efficacy, and quality in those jurisdictions. Cortigent may not be able to obtain all the required regulatory registrations or approvals, or it may be required to incur significant costs in obtaining or maintaining any regulatory registrations or approvals it receives. Delays in obtaining any registrations or approvals required for marketing Cortigent’s products, failure to receive these registrations or approvals, or future loss of previously obtained registrations or approvals would limit Cortigent’s ability to sell our products internationally. For example, international regulatory bodies have adopted various regulations governing product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties, and tax requirements. These regulations vary from country to country. In order to sell Cortigent’s products in Europe, Cortigent must reestablish its ISO 13485:2016 certification and CE mark certification that have lapsed, which is an international symbol of quality and compliance with applicable European medical device directives. Failure to reinstate and maintain the ISO 13485:2016 certification or CE mark certification or other international regulatory approvals would prevent Cortigent from selling in some countries in Europe and elsewhere and could harm Cortigent’s business materially.

Even if Cortigent obtains clearance or approval to sell its medical devices, products or systems, it is subject to ongoing requirements and inspections that could lead to the restriction, suspension, or revocation of clearance or approval to sell.

Cortigent, as well as any potential collaborative partners such as distributors, will be required to adhere to applicable FDA regulations regarding good manufacturing practice, which include testing, control, and documentation requirements. Cortigent is subject to similar regulations in foreign countries. Even if regulatory approval of a medical devices, product or system is granted, the approval may be subject to limitations on the indicated uses for which the medical device, product or system may be marketed or to the conditions of approval or contain requirements for costly post-marketing testing and surveillance to monitor safety and, or, efficacy. Ongoing compliance with good manufacturing practice and other applicable regulatory requirements is strictly enforced in the United States through periodic inspections by state and federal agencies, including the FDA, and in international jurisdictions by comparable agencies. Failure to comply with these regulatory requirements could result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure to obtain premarket clearance or premarket approval for medical devices, products or systems, withdrawal of approvals previously obtained, and criminal prosecution. The restriction, suspension or revocation of regulatory approvals or any other failure to comply with regulatory requirements would limit Cortigent’s ability to operate and could increase Cortigent’s costs.

Cortigent has no large-scale manufacturing experience, which could limit Cortigent’s growth.

Cortigent’s limited manufacturing experience may not enable it or any outside suppliers to manufacture Cortigent’s medical devices, products or systems in the volumes that would be necessary for it to achieve a significant number of commercial sales. Cortigent’s medical devices, products and systems involve new and technologically complex materials and processes. As Cortigent moves from manufacturing medical devices, products or systems for clinical trials to making larger quantities for greater commercial distribution, it must develop new internal or external manufacturing techniques and processes that allow it to scale production. Cortigent may not be able to establish and maintain reliable, efficient, full-scale manufacturing at commercially reasonable costs in a timely fashion. Difficulties Cortigent encounters in manufacturing scale-up, or Cortigent’s failure to implement and maintain Cortigent’s or outside manufacturing facilities in accordance with good manufacturing practice regulations, international quality standards or other regulatory requirements, could result in a delay or termination of production. Second Sight produced units for clinical testing and commercial sales of the now discontinued Argus II system. Cortigent may face substantial difficulties in re-establishing and maintaining manufacturing and obtaining the manufacturing from outside suppliers for Cortigent’s medical devices, products or systems at a larger commercial scale and those difficulties may impact the quality of Cortigent’s products and adversely affect its ability to increase sales.

To establish its sales and marketing infrastructure, Cortigent will need to grow the size of its organization, and it may experience delays or other difficulties in managing this growth.

As Cortigent’s development and commercialization plans and strategies evolve, it will need to expand the size of Cortigent’s employee base for managerial, operational, sales, marketing, financial and other resources. Future growth would impose significant added responsibilities on members of management, including the need to identify, recruit, maintain, motivate, and integrate additional employees. Cortigent’s management team may have to use a substantial amount of time to manage these growth activities. Cortigent’s future financial performance and our ability to commercialize our neuromodulation systems and other product candidates and compete effectively will depend, in part, on Cortigent’s ability to timely and effectively manage any future growth and related costs. Cortigent may not be able to effectively manage a rapid pace of growth and timely implement improvements to Cortigent’s management infrastructure and control systems.

Cortigent may acquire additional businesses or form strategic alliances in the future, and it may not realize the benefits of such acquisitions or alliances.

Cortigent may acquire additional businesses or products, form strategic alliances, or create joint ventures with third parties that it believes will complement or augment our planned development activities and business. If Cortigent acquires businesses with promising markets or technologies, it may not be able to realize the benefit of acquiring such businesses if it is unable to successfully integrate them with Cortigent’s existing operations and company culture. Cortigent may have difficulty in developing, manufacturing, and marketing the products of a newly acquired company that enhances the performance of Cortigent’s combined businesses or product lines to realize value from expected synergies. Cortigent cannot assure that, following an acquisition, it will achieve the revenues or specific net income that justifies the acquisition.

Risks Related to the Securities Market and Ownership of our Common Stock

The price of our common stock may be volatile, and the value of your investment could decline.

Medical technology stocks have historically experienced high levels of volatility. The trading price of our common stock following its listing on Nasdaq may fluctuate substantially. Following the completion of this Share Distribution, the market price of our common stock may be higher or lower than the price on the date your shares are distributed to you pursuant to the Share Distribution, depending on many factors, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose substantially all or part of your value in our common stock. Factors that could cause fluctuations in the trading price of our common stock include:

●	announcements of new offerings, products, services, therapies, treatments or technologies, commercial relationships, acquisitions or other events by us or our competitors;
●	challenges to our patents and the patents underlying the patents and intellectual property that we license;
●	United States and European approvals or denials of our products;
●	price and volume fluctuations in the overall stock market from time-to-time:
●	significant volatility in the market price and trading volume of technology companies in general;
●	fluctuations in the trading volume of our shares or the size of our public float;
●	actual or anticipated changes or fluctuations in our results of operations;
●	whether our results of operations meet the expectations of securities analysts or investors;
●	actual or anticipated changes in the expectations of investors or securities analysts;
●	litigation involving us, our industry, or both;
●	regulatory developments in the United States, foreign countries, or both;
●	general economic conditions and trends;
●	major catastrophic events;
●	lockup releases, sales of large blocks of our common stock;
●	departures of key employees; or
●	an adverse impact on the company from any of the other risks cited herein.

In addition, if the market for medical technology stocks or the stock market in general experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, results of operations or financial condition. The trading price of our common stock might also decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. If our stock price is volatile, we may become the target of securities litigation. Securities litigation could result in substantial costs and divert our management’s attention and resources from our business. This could have a material adverse effect on our business, results of operations and financial condition.

Sales of substantial amounts of our common stock in the public markets, or the perception that sales might occur, could reduce the price of our common stock and may dilute your voting power and ownership interest in us.

Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales could occur, could adversely affect the market price of our common stock and may make it more difficult for you to sell your common stock at a time and price that you deem appropriate. Upon completion of the concurrent sale of Cortigent shares in a private placement offering as and if necessary to meet Nasdaq equity listing standards, we will have [ ●] shares of common stock outstanding. As part of this potential offering, we may be obligated to register the resale of the shares sold, which may result in increased volatility in the trading of our shares in the public markets and a decline in the value of our shares.

Our separation from Vivani could lead to potential conflicts of interest.

Cortigent and Vivani have entered into a Separation Agreement on [●] 2025 which will govern the relationship between Vivani and Cortigent up to and after completion of the Spin-Off and will allocate or affirm between Vivani and Cortigent various assets, rights, liabilities and obligations, including employee benefits, intellectual property, environmental and tax-related assets and liabilities, and in certain cases could result in certain significant business relationships between Cortigent and Vivani. See “Certain Relationships and Related Party Transactions”.

Our securities have no prior market and our stock price may decline after the commencement of trading.

Prior to this distribution, there has been no public market for shares of our common stock. Although we intend to apply to list our common stock on Nasdaq, an active public trading market for our common stock may not develop or, if it develops, may not be maintained after this Share Distribution. For example, exchanges impose certain securities trading requirements, including requirements related to a minimum bid price, minimum number of shareholders, minimum number of trading market markers, and minimum market value of publicly traded shares. Cortigent has retained an outside consultant to assist with determining the initial price of our shares of common stock on the exchange. The initial listing price may be higher than the trading price of our common stock following this Share Distribution.

We do not intend to pay dividends for the foreseeable future and, consequently, the ability of our holders to achieve a favorable return on the Cortigent shares will depend on appreciation in the price of our common stock.

We have never declared or paid any dividends on our common stock. We intend to retain any earnings to finance the operation and expansion of our business, and we do not anticipate paying any cash dividends in the future. As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases.

Future sales and issuances of our equity securities or rights to purchase our equity securities, including pursuant to our equity incentive plans, would result in dilution of the percentage ownership of our shareholders and could cause our stock price to fall.

To the extent we raise additional capital by issuing equity securities; our shareholders may experience substantial dilution. We may sell common stock, convertible securities, or other equity securities in one or more transactions at prices, and in a manner, we determine from time-to-time. If we sell common stock, convertible securities, or other equity securities in more than one transaction, investors may be diluted by subsequent sales. Such sales may also result in material dilution to our existing shareholders, and new investors could gain rights superior to existing shareholders.

If a public market for our common stock develops, it may be volatile. This volatility may affect the ability of our investors to sell their shares as well as the price at which they sell their shares.

If a market for our common stock develops, the market price for the shares may be significantly affected by factors such as variations in quarterly and yearly operating results, general trends in the medical device industry, and changes in state or federal regulations affecting us and our industry. Furthermore, in recent years the stock market has experienced extreme price and volume fluctuations that are unrelated or disproportionate to the operating performance of the affected companies. Such broad market fluctuations may adversely affect the market price of our common stock if a market for it develops.

Our Certificate of Incorporation provides that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our shareholders and federal district courts will be the sole and exclusive forum for Securities Act claims, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

Our Certificate of Incorporation provides that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of fiduciary duty owed by any of our current or former directors, officers, or other employees to us or to our shareholders; (iii) any action asserting a claim arising pursuant to the Delaware General Corporation Law (the “DGCL”), the Certificate of Incorporation or our Bylaws or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery of the State of Delaware; (iv) any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation; or (v) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware, provided that the exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or the Exchange Act. Our Certificate of Incorporation further provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts are the sole and exclusive forum for the resolution of any complaint asserting a right under the Securities Act. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. The choice of forum provisions may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Further, the choice of forum provisions may result in increased costs for a shareholder to bring a claim. Alternatively, if a court were to find the choice of forum provisions contained in our Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

We have the right to issue shares of preferred stock. If we were to issue preferred stock, it is likely to have rights, preferences and privileges that may adversely affect the common stock.

We are authorized to issue 10,000,000 shares of “blank check” preferred stock, with such rights, preferences and privileges as may be determined from time-to-time by our board of directors. Our board of directors is empowered, without shareholder approval, to issue preferred stock in one or more series, and to fix for any series the dividend rights, dissolution or liquidation preferences, redemption prices, conversion rights, voting rights, and other rights, preferences, and privileges for the preferred stock. No shares of preferred stock are presently issued and outstanding and we have no immediate plans to issue shares of preferred stock. The issuance of shares of preferred stock, depending on the rights, preferences, and privileges attributable to the preferred stock, could adversely reduce the voting rights and powers of the common stock and the portion of our assets allocated for distribution to common shareholders in a liquidation event, and could also result in dilution in the book value per share of the common stock we are distributing. The preferred stock could also be utilized, under certain circumstances, as a method for raising additional capital or discouraging, delaying, or preventing a change in control of our company, to the detriment of the investors in the common stock offered hereby. We cannot assure you that we will not, under certain circumstances, issue shares of our preferred stock.

We will incur increased costs as a result of being a publicly traded company.

As a company with publicly traded securities, we will incur significant legal, accounting, and other expenses not presently incurred as a private company. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated by the SEC and Nasdaq, will require us to adopt corporate governance practices applicable to U.S. public companies. These rules and regulations will increase our legal and financial compliance costs and may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly, and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. To maintain and improve the effectiveness of our disclosure controls and procedures, we will need to commit significant resources, hire additional staff, and provide additional management oversight. We will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies.

We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to ongoing military conflicts in Europe, Middle East, impositions of high tariffs on imported goods, and other political tensions.

U.S. and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the start of the military conflicts between Russia and Ukraine and Israel and Hamas, military operations of Houthis in Yemen and other conflicts and disturbances in the Red Sea region. Although the length and impact of the ongoing military conflicts are highly unpredictable, the conflicts in Ukraine and Middle East could lead to market disruptions, including significant volatility in commodity prices, and credit and capital markets. These military actions and the resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets, potentially making it more difficult for us to obtain additional funds. Any of the abovementioned factors could affect our business, prospects, financial condition, and operating results. The extent and duration of the military action, sanctions and resulting market disruptions are impossible to predict, but could be substantial. Any such disruptions may also magnify the impact of other risks described in this Information Statement.

Reductions in the SEC staff could hinder SEC’s ability to retain key personnel and prevent providing timely business functions which can have negative effect on our ability to raise additional funds and could adversely impact our financial conditions and operations.

Reductions in the staffing levels of the SEC may result in longer review times for filings and other regulatory approvals. Any delays in regulatory review could impede the Company’s ability to raise funds necessary to finance its operations. Additionally, prolonged review periods may disrupt the Company’s operational schedule and negatively affect its ability to meet its projected timelines for delivering results. Such delays could adversely impact the Company’s financial condition and overall performance.

Risks Relating to the Spin-Off

If the Spin-Off does not qualify for its intended U.S. Federal Income Tax treatment, Vivani and its shareholders could incur significant costs.

Completion of the Spin-Off is conditioned on Vivani’s receipt of a separate written opinion satisfactory to the board of directors of Vivani substantially to the effect that the Share Distribution should qualify for non-recognition of gain and loss under Section 355 and related provisions of the Code (the “Tax Opinion”). Vivani can waive receipt of any tax opinions as a condition to the completion of the Spin-Off.

No tax opinions will address any U.S. state or local or foreign tax consequences of the Spin-Off. The Tax Opinion will be predicated on the Spin-Off being completed in accordance with the terms of the Separation Agreement and on the truthfulness, correctness, and accurateness of the facts as stated in the Separation Agreement, any other ancillary agreements, this Information Statement and a number of other documents. In addition, the Tax Opinion will be based on certain representations as to factual matters from, and certain covenants by, Vivani and us. The Tax Opinion cannot be relied on if any of the assumptions, representations or covenants are incorrect, incomplete or inaccurate or are violated in any material respect.

An opinion of counsel represents counsel’s best judgment based on current law and is not binding on the Internal Revenue Service (the “IRS”) or any courts, and there can be no assurance that the IRS or a court will not take a contrary position. If the conclusions expressed in the Tax Opinion are challenged by the IRS, and if the IRS prevails in such challenge, the tax consequences of the Spin-Off could be materially less favorable. Vivani has not requested, and does not intend to request, a ruling from the IRS regarding the U.S. federal income tax consequences of the Spin-Off.

If the Spin-Off were determined not to qualify for non-recognition of gain or loss under Section 355 and related provisions of the Code, then a U.S. Holder who receives our common stock in the Share Distribution generally would be treated as receiving a distribution in an amount equal to the fair market value of our common stock received. The distribution would potentially be treated as: (1) a taxable dividend to the extent of the holder’s pro rata share of Vivani’s current and accumulated earnings and profits; (2) a reduction in the holder’s basis (but not below zero) in its Vivani common stock to the extent the amount received exceeds the holder’s share of Vivani’s current and accumulated earnings and profits; and (3) taxable gain from a sale or exchange of Vivani common stock to the extent the amount received exceeds the sum of the holder’s share of Vivani’s current and accumulated earnings and profits and its basis in its Vivani common stock. See below and “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off”.

Until the separation occurs, Vivani has sole discretion to change the terms of the separation in ways that may be unfavorable to us.

Until the Spin-Off occurs, the Company will be a wholly owned subsidiary of Vivani. Accordingly, Vivani will effectively have the absolute discretion to determine and change the terms of the separation, including the establishment of the record date for the Share Distribution and the Share Distribution Date. These changes could be unfavorable to us. In addition, the separation and Share Distribution and related transactions are subject to the satisfaction or waiver by Vivani in its sole discretion of a number of conditions. We cannot assure you that any or all of these conditions will be met. Vivani may also decide at any time not to proceed with the separation and Share Distribution.

We may be unable to achieve some or all of the benefits that we expect to achieve from the Spin-Off.

We believe that, as an independent, publicly traded company, we will be able to, among other things, design and implement corporate strategies and policies that are better targeted to our business’s areas of strength and differentiation, better focus our financial and operational resources on those specific strategies, create effective incentives for our management and employees that are more closely tied to our business performance, provide investors more flexibility and enable us to achieve alignment with a more natural shareholder base and implement and maintain a capital structure designed to meet our specific needs. We may be unable to achieve some or all of the benefits that we expect to achieve as an independent company in the time we expect, if at all, for a variety of reasons, including: (i) the completion of the Spin-Off will require significant amounts of our management’s time and effort, which may divert management’s attention from operating and growing our business; (ii) following the Spin-Off, we may be more susceptible to market fluctuations and other adverse events than if it were still a part of Vivani; and (iii) following the Spin-Off, our businesses will be less diversified than Vivani’s businesses prior to the separation. If we fail to achieve some or all of the benefits that we expect to achieve as an independent company, or do not achieve them in the time we expect, our business, financial condition, results of operations and cash flows could be adversely affected.

We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent, publicly traded company, and we may experience increased costs after the Spin-Off.

We have historically operated as part of Vivani’s corporate organization, and Vivani has provided us with various corporate functions. Following the Spin-Off, Vivani will have no obligation to provide us with assistance other than as described within the Separation Agreement.

Following the Spin-Off and the cessation of any shared services agreements, we will need to provide internally or obtain from unaffiliated third parties the services we will no longer receive from Vivani. These services may include legal, accounting, information technology, software development, human resources, investor relations, and other infrastructure support, the effective and appropriate performance of which are critical to our operations.

We may be unable to replace these services in a timely manner or on terms and conditions as favorable as those we receive from Vivani. Because our business has historically operated as part of the wider Vivani organization, we may be unable to successfully establish the infrastructure or implement the changes necessary to operate independently or may incur additional costs that could adversely affect our business. If we fail to obtain the quality of services necessary to operate effectively or incur greater costs in obtaining these services, our business, financial condition, results of operations and cash flows may be adversely affected.

The commercial and credit environment may adversely affect our access to capital.

Our ability to issue debt or enter into other financing arrangements on acceptable terms could be adversely affected if there is a material decline in the demand for our products or in the solvency of our customers or suppliers or if there are other significantly unfavorable changes in economic conditions. Volatility in the world financial markets could increase borrowing costs or affect our ability to access the capital markets.

Our suppliers or other companies with whom we conduct business may need assurances that our financial stability on a stand-alone basis is sufficient to satisfy their requirements for doing or continuing to do business with them.

Some of our suppliers or other companies with whom we conduct business may need assurances that the Company’s financial stability on a stand-alone basis is sufficient to satisfy their requirements for doing or continuing to do business with them. Any failure of parties to be satisfied with our financial stability could have an adverse effect on our business, financial condition, results of operations and cash flows.

We may have potential business conflicts of interest with Vivani with respect to our past and ongoing relationships.

Conflicts of interest may arise with Vivani in a number of areas relating to our past and ongoing relationships, including, but not limited to, and use or co-use of licensed technology, the existence of leases and agreements between the two companies, employee recruiting and retention, and business combinations involving our Company.

We may not be able to resolve any potential conflicts, and, even if we do so, the resolution may be less favorable to us than if we were dealing with an unaffiliated party

Following the Spin-Off, certain of our directors and employees may have actual or potential conflicts of interest because of their financial interests in Vivani and other companies for which our executive officers and directors may be affiliates of. Because of their current or former positions with Vivani, certain of our expected directors own equity interests in Vivani. Continuing ownership of Vivani shares and equity awards could create, or appear to create, potential conflicts of interest if Cortigent and Vivani face decisions that could have implications for both the Cortigent and Vivani.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Information Statement contains “forward-looking statements” that involve risks and uncertainties. These statements can be identified by the fact that they do not relate strictly to historical or current facts, but rather are based on current expectations, estimates, assumptions and projections about our industry and our business and financial results. Forward-looking statements often include words such as “anticipates,” “estimates,” “expects”, “projects”, “forecasts”, “intends”, “plans”, “continues”, “believes”, “may”, “will”, “goals”, and words and terms of similar substance in connection with discussions of future operating or financial performance. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances. Our actual results may vary materially from those expressed or implied in our forward-looking statements. Undue reliance should not be placed on any forward-looking statement made by us or on our behalf. Although we believe that the forward-looking statements contained in this Information Statement are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in such forward-looking statements, including but not limited to:

■	our ability to develop commercial medical devices, products and, or, systems and successfully market them in the U.S. and other markets;

■	our ability to compete in our industry;

■	our expectations regarding our financial performance, including our revenue and costs;

■	the sufficiency of our cash, cash equivalents, and investments to meet our liquidity needs;

■	our ability to mitigate and address unanticipated performance problems on our websites, or platforms;

■	our ability to attract, retain, and maintain good relations with our customers;

■	our ability to anticipate market needs or develop new or enhanced offerings and services to meet those needs as well as our expectations about how market trends will affect our business;

■	our ability to maintain compliance with laws and regulations, including tax laws and FDA regulations, which currently apply or may become applicable to our business in the U.S. or internationally and our expectations regarding various laws and restrictions that relate to our business;

■	our ability to anticipate the effects of existing and developing laws and regulations, including with respect to taxation, and privacy and data protection that relate to our business;

■	our ability to effectively manage our growth and maintain our corporate culture;

■	our ability to identify, recruit, and retain skilled personnel, including key members of senior management;

■	our ability to successfully identify, manage, consummate, and integrate any existing and potential acquisitions;

■	our ability to maintain, protect, and enhance our intellectual property;

■	the volatility of the trading price of our common stock;

■	our status as an emerging growth company;

■	our ability to manage the increased expenses associated and compliance demands with being a public company; and

■	other factors detailed herein under “Risk Factors”.

The preceding list is not intended to be an exhaustive list of all forward-looking statements. The forward-looking statements are based on our beliefs, assumptions, and expectations of future performance, duly considering all information currently available to us. These statements are only predictions based on our current expectations and forecasts about future events and trends that we believe may affect our business, financial condition, results of operations, prospects, business strategy, and financial needs. There are important factors that could cause our actual results, levels of activity, performance, or achievements to differ materially from the results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the risks provided under “Risk Factors”. These risks are not exhaustive. Other sections of this Information Statement include additional factors that could adversely impact our business and financial performance. Furthermore, new risks and uncertainties emerge from time-to-time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this Information Statement.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this Information Statement, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance, and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Each forward-looking statement is made only as of the date of the particular statement. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this Information Statement, to conform these statements to actual results or to changes in our expectations. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this Information Statement.

THE SPIN-OFF

Background

On March 12, 2025, Vivani announced plans for the complete legal and structural separation of the Business from Vivani. Vivani will distribute not less than 80% of its equity interest in us, consisting of [●] shares of our outstanding common stock (“Distributable Shares”), to holders of Vivani’s common stock on a pro rata basis (the “Spin-Off”) and will retain [●] shares of our outstanding common stock. Following the Spin-Off, Vivani will not retain an ownership interest in our Company, and we will operate independently from Vivani. No approval of Vivani’s shareholders is required in connection with the Spin-Off, and Vivani’s shareholders will not have any appraisal rights in connection with the Spin-Off.

Completion of the Spin-Off is subject to the satisfaction of certain conditions, or the Vivani Board’s waiver of such conditions, to the extent permitted by law. Vivani may at any time until the Share Distribution decide to abandon the Share Distribution or modify or change the terms of the Share Distribution. For a more detailed discussion, see “The Spin-Off—Conditions to the Spin-Off.”

Aspects of the Spin-Off may increase the risks associated with ownership of shares of Cortigent. We may incur substantial indebtedness in connection with the Spin-Off or in the future. We may also enter into a revolving credit facility to meet our working capital and other cash needs. As an independent entity, we may lose some of the benefits of purchasing power, borrowing leverage and available capital for investments associated with being part of a larger entity. See “Risk Factors” in this Information Statement.

Reasons for the Spin-Off

Vivani determined that proceeding with the Spin-Off would be in the best interests of Vivani and its shareholders. Vivani considered the following potential benefits of this approach:

●	Enhanced Strategic and Operational Focus. Following the Spin-Off, Vivani and Cortigent will each have a more focused business and be better able to dedicate financial, management and other resources to leverage their respective areas of strength and differentiation. Each company will pursue appropriate growth opportunities and execute strategic plans to specifically address the distinct market trends and opportunities of its respective business. Following the Spin-Off, Adam Mendelsohn, Chief Executive Officer of Vivani, will serve as the Chairman of the Board of Directors of Cortigent. Mr. Mendelsohn will allocate his time and responsibilities using reasonable business judgement in dialogue with the separate board of directors for each company, in addition to other companies with which he is involved. Cortigent intends to provide equity grants to its officers and/or directors and will seek to provide future incentives to its management, including equity compensation, to further align their interests with the Company. The boards of directors of Vivani and Cortigent will owe fiduciary duties to their respective shareholders, so that matters governed by Vivani’s board of directors will be specific to Vivani, and matters governed by the Cortigent’s board of directors will be specific to Cortigent.

●	Simplified Organizational Structure and Resources. The Spin-Off will allow the management of each of Vivani and Cortigent to devote their time and attention to the development and implementation of corporate strategies and policies that are based primarily on the specific business characteristics of their respective companies. Each company will be able to adapt faster to clients’ changing needs, address specific market dynamics, target innovation and investments in select growth areas, and accelerate decision-making processes.

●	Distinct and Clear Financial Profiles and Compelling Investment Cases. Investment in one company or the other may appeal to investors with different goals, interests and concerns. The Spin-Off will allow investors to make independent investment decisions with respect to Vivani and Cortigent and may result in greater alignment between the interests of Cortigent’s shareholder base and the characteristics of Cortigent’s business, capital structure and financial results.

●	Performance Incentives. We believe that the Spin-Off will enable Cortigent to create incentives for its management and employees that are more closely tied to its business performance and shareholder expectations. Cortigent’s equity-based compensation arrangements will more closely align the interests of Cortigent’s management and employees with the interests of its shareholders and should increase Cortigent’s ability to attract and retain personnel.

●	Capital Structure. The Spin-Off will enable each of Vivani and Cortigent to leverage its distinct profile and characteristics to optimize its capital structure and capital allocation strategy.

In determining whether to effect the Spin-Off, Vivani considered the costs and risks associated with the transaction, including the costs associated with preparing Cortigent to become an independent, publicly traded company, the risk of volatility in our stock price immediately following the Spin-Off due to sales by Vivani’s shareholders whose investment objectives may not be met by our common stock, the time it may take for us to attract our optimal shareholder base, the possibility of disruptions to our business as a result of the Spin-Off, the risk that the price of our common stock and the price of Vivani’s common stock after the Spin-Off may reflect an aggregate value less than the trading price of Vivani’s common stock before the Spin-Off and the loss of synergies and scale from operating as one company. Notwithstanding these costs and risks, taking into account the factors discussed above, Vivani believes that the Spin-Off provides the best opportunity to achieve the intended benefits and is designed to drive shareholder value. Vivani will pay substantially all of the third-party fees, costs and expenses associated with the Spin-Off incurred before and in connection with the Spin-Off, and in general, each of Vivani and the Company will bear its own third-party fees, costs and expenses associated with the Spin-Off post Spin-Off.

When and How You Will Receive Cortigent Shares

Vivani will distribute to its shareholders, as a pro rata dividend, [●] shares of Cortigent’s common stock for every [●] shares of Vivani common stock outstanding as of [●], 2025, the Record Date of the Share Distribution.

Prior to the Share Distribution, Vivani will deliver all of the Distributable Shares to VStock Transfer LLC (the “Distribution Agent”). In addition to serving as Distribution Agent in connection with the Share Distribution, VStock Transfer LLC will serve as transfer agent and registrar for our common stock.

If you own Vivani common stock as of the close of business on [●], 2025, the shares of our common stock that you are entitled to receive in the Share Distribution will be issued to your account as follows:

●	Registered shareholders. The Distribution Agent will credit the shares, rounded down to the nearest whole share, of our common stock you receive in the Share Distribution by way of direct registration in book-entry form to a new account with our transfer agent. Registration in book-entry form refers to a method of recording share ownership where no physical stock certificates are issued to shareholders. You will be able to access information regarding your book-entry account for Cortigent shares through VStock Transfer LLC at info@vstocktransfer.com or by calling (212) 828-8436.

Commencing on or shortly after the Share Distribution Date, the Distribution Agent will mail to you an account statement that indicates the number of whole shares of our common stock that have been registered in book-entry form in your name. We expect it will take the Distribution Agent up to two weeks after the Share Distribution Date to complete the distribution of the shares of our common stock and mail book-entry statements of holding to all registered shareholders.

●	“Street name” or beneficial shareholders. If you own your shares of Vivani common stock beneficially through a bank, broker or other nominee, the bank, broker or other nominee holds the shares in “street name” and records your ownership on its books. In this case, your bank, broker or other nominee will credit your account with the whole shares of our common stock that you receive in the Share Distribution on or shortly after the Share Distribution Date. We encourage you to contact your bank, broker or other nominee if you have any questions concerning the mechanics of having shares held in “street name”.

If you sell any of your shares of Vivani common stock on or before the Share Distribution Date, the buyer of those shares may in some circumstances be entitled to receive the shares of our common stock to be distributed in respect of the Vivani shares you sold. See “The Spin-Off—Trading Prior to the Share Distribution Date” for more information.

We are not asking Vivani shareholders to take any action in connection with the Spin-Off. We are not asking you for a proxy and request that you not send us a proxy. We are also not asking you to make any payment or surrender or exchange any of your shares of Vivani common stock for shares of our common stock. The number of outstanding shares of Vivani common stock will not change as a result of the Spin-Off.

Treatment of Fractional Shares

The Distribution Agent will not distribute any fractional shares of our common stock in connection with the Spin-Off. Instead, the Distribution Agent will round down any fractional shares to the nearest whole number of shares at the time of the distribution of shares of the Spin-Off and any shareholder who would otherwise be entitled to receive a fractional share will be entitled to receive cash in lieu of such fractional shares. See “How will our common stock trade?” for additional information regarding “when-issued” trading.

Material U.S. Federal Income Tax Consequences of the Spin-Off

The following is a summary of the material U.S. Federal Income Tax consequences to U.S. Holders (as defined below) and to Vivani in connection with the Share Distribution. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated under the Code and judicial and administrative interpretations of those laws, in each case as in effect and available as of the date of this Information Statement and all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the tax consequences described below.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of Vivani common stock that is, for U.S. Federal Income Tax purposes:

●	an individual who is a citizen or a resident of the U.S.;

●	a corporation, or other entity taxable as a corporation for U.S. Federal Income Tax purposes, created or organized under the laws of the U.S. or any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. Federal Income Tax regardless of its source; or

●	a trust, if (1) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all its substantial decisions, or (2) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury Regulations.

This summary does not discuss all tax considerations that may be relevant to U.S. Holders in light of their particular circumstances, nor does it address the consequences to U.S. Holders subject to special treatment under the U.S. Federal Income Tax laws, such as:

●	dealers or traders in securities or currencies;

●	tax-exempt entities;

●	banks, financial institutions or insurance companies;

●	real estate investment trusts, regulated investment companies or grantor trusts;

●	persons who acquired Vivani common stock pursuant to the exercise of employee stock options or otherwise as compensation;

●	shareholders who own, or are deemed to own, 10% or more, by voting power or value, of Vivani equity;

●	shareholders owning Vivani common stock as part of a position in a straddle or as part of a hedging, conversion or other risk reduction transaction for U.S. Federal Income Tax purposes;

●	certain former citizens or long-term residents of the United States;

●	shareholders who are subject to the alternative minimum tax;

●	persons who are subject to special accounting rules under Section 451(b) of the Code;

●	persons who own Vivani common stock through partnerships or other pass-through entities;

●	persons who hold Vivani common stock through a tax-qualified retirement plan;

This summary does not address any U.S. state or local or foreign tax consequences or any estate, gift or other non-income tax consequences.

If a partnership, or any other entity treated as a partnership for U.S. Federal Income Tax purposes, holds Vivani common stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its own tax advisor as to its tax consequences of the Share Distribution.

YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL INCOME TAX, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE SHARE DISTRIBUTION.

Consequences to U.S. Holders

Completion of the Spin-Off is conditioned upon Vivani’s receipt of the Tax Opinion substantially to the effect that the Share Distribution should qualify for non-recognition of gain or loss under Section 355 and related provisions of the Code. The Tax Opinion will be based on, among other things, the truthfulness, correctness and accurateness of representations made, and information submitted, in connection with it. If the Share Distribution qualifies for this treatment and subject to the qualifications and limitations set forth herein, for U.S. federal income tax purposes:

●	no gain or loss will be recognized by, or be includible in the income of, a U.S. Holder as a result of the receipt of shares of our common stock in the Share Distribution.

●	the aggregate tax basis of the shares of Vivani common stock and shares of our common stock held by each U.S. Holder immediately after the Share Distribution (including any fractional shares deemed received, as discussed below) will be the same as the aggregate tax basis of the Vivani common stock held by that holder immediately before the Share Distribution, allocated between the shares of Vivani common stock and shares of our common stock (including any fractional shares deemed received, as discussed below) in proportion to their relative fair market values immediately after the Share Distribution; and

●	the holding period with respect to shares of our common stock received by each U.S. Holder (including any fractional shares deemed received, as discussed below) will include the holding period of its shares of Vivani common stock.

U.S. Holders that have acquired different blocks of Vivani common stock at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate adjusted basis among, and their holding period of, our shares distributed with respect to blocks of Vivani common stock.

A U.S. Holder that receives cash in lieu of fractional shares of our common stock should be treated as though the holder first received a distribution of a fractional share of our common stock and then sold it for the amount of cash. Such U.S. Holder should recognize capital gain or loss, measured by the difference between the cash received for such fractional share and the holder’s basis in the fractional share, as determined above. Such capital gain or loss should generally be a long-term capital gain or loss if the U.S. Holder’s holding period for such fractional share of our common stock exceeds one year.

No tax opinions will address any U.S. state or local or foreign tax consequences of the Spin-Off. The Tax Opinion will be predicated on the Spin-Off being completed in accordance with the terms of the Separation Agreement and on the truthfulness, correctness, and accurateness of the facts as stated in the Separation Agreement, this Information Statement and a number of other documents. In addition, the Tax Opinion will be based on certain representations as to factual matters from, and certain covenants by, Vivani and us. The opinion cannot be relied on if any of the assumptions, representations or covenants is incorrect, incomplete or inaccurate or is violated in any material respect.

An opinion of counsel represents counsel’s best judgment based on current law and is not binding on the IRS or any court, and there can be no assurance that the IRS or a court will not take a contrary position. If the conclusions expressed in the Tax Opinion are challenged by the IRS, and if the IRS prevails in that challenge, the tax consequences of the Spin-Off could be materially less favorable. Vivani has not requested, and does not intend to request, a ruling from the IRS regarding the U.S. federal income tax consequences of the Spin-Off.

U.S. Treasury Regulations require certain shareholders that receive stock in a distribution to attach a detailed statement setting forth certain information relating to the distribution to their respective U.S. Federal Income Tax returns for the year in which the distribution occurs. In addition, all shareholders are required to retain permanent records relating to the amount, basis, and fair market value of our common stock received in the Share Distribution and to make those records available to the IRS upon request of the IRS.

If the Share Distribution were determined not to qualify for non-recognition of gain or loss, the above consequences would not apply and each U.S. Holder who receives our common stock in the Share Distribution would generally be treated as receiving a distribution in an amount equal to the fair market value of the shares of our common stock received, which would generally result in:

●	a taxable dividend to the extent of the holder’s pro rata share of Vivani’s current and accumulated earnings and profits;

●	a reduction in the holder’s basis (but not below zero) in its Vivani common stock to the extent the amount received exceeds the holder’s share of Vivani’s current and accumulated earnings and profits; and

●	a taxable gain from the sale or exchange of Vivani common stock to the extent the amount received exceeds the sum of the holder’s share of Vivani’s current and accumulated earnings and profits and its basis in its Vivani common stock.

Consequences to Vivani

If the Share Distribution qualifies for nonrecognition of gain or loss under Section 355 and related provisions of the Code, then Vivani generally will not recognize gain or loss as a result of the Share Distribution.

If the Share Distribution were determined not to qualify for non-recognition of gain or loss under Section 355 and related provisions of the Code, then Vivani would recognize gain equal to the excess of the fair market value of the shares of our common stock distributed to Vivani shareholders over Vivani’s tax basis in such shares.

Results of the Spin-Off

After the Spin-Off, we will be an independent, publicly traded company. Immediately following the Spin-Off, we expect to have approximately [●] shares of our common stock outstanding, based on the number of Vivani shareholders and shares of Vivani common stock outstanding on [●], 2025. The actual number of shares of our common stock that Vivani will distribute in the Spin-Off will depend on the actual number of shares of Vivani common stock outstanding on the Record Date, which will reflect any issuance of new shares or exercises of outstanding options pursuant to Vivani’s equity plans, and any repurchase of Vivani shares on or prior to the Record Date. Shares of Vivani common stock held by Vivani as treasury shares will not be considered outstanding for purposes of and will not be entitled to participate in the Share Distribution. The Spin-Off will not affect the number of outstanding shares of Vivani common stock or any rights of Vivani shareholders. However, following the Share Distribution, the equity value of Vivani will no longer reflect the value of the Business. There can be no assurance that the combined trading prices of Vivani common stock and our common stock will equal or exceed what the trading price of Vivani common stock would have been in absence of the Spin-Off.

We entered into a Separation Agreement with Vivani related to the Spin-Off on [●], 2025.  This Agreement, along with any others necessary to cause our separation, will govern the relationship between us and Vivani up to and after completion of the Spin-Off and allocate between us and Vivani various assets, liabilities, rights, and obligations, including employee benefits, environmental, intellectual property, and tax-related assets and liabilities. We describe these arrangements in greater detail under “Certain Relationships and Related Party Transactions—Agreements with Vivani”.

Listing and Trading of Our Common Stock

As of the date of this Information Statement, we are a wholly owned subsidiary of Vivani. Accordingly, no public market for our common stock currently exists, although a “when-issued” market in our common stock may develop prior to the Share Distribution. See “Trading Prior to the Share Distribution Date” below for an explanation of a “when-issued” market. We intend to apply to list our shares of common stock on Nasdaq under the symbol “CRGT”. Following the Spin-Off, Vivani common stock will continue to trade on Nasdaq under the symbol “VANI”.

Neither we nor Vivani can assure you as to the trading price of Vivani common stock or our common stock after the Spin-Off, or as to whether the combined trading prices of our common stock and Vivani common stock after the Spin-Off will equal or exceed the trading prices of Vivani common stock prior to the Spin-Off. The trading price of Vivani common stock and Cortigent common stock may fluctuate significantly following the Spin-Off.

The shares of our common stock distributed to Vivani shareholders will be freely transferable, except for shares received by individuals who are our affiliates. Individuals who may be considered our affiliates after the Spin-Off include individuals who control, are controlled by or are under common control with us, as those terms generally are interpreted for federal securities law purposes. These individuals may include some or all of directors and executive officers. Individuals who are our affiliates will be permitted to sell their shares of our common stock only pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or an exemption from the registration requirements of the Securities Act, such as those afforded by Section 4(a)(1) of the Securities Act or Rule 144 thereunder.

Trading Prior to the Share Distribution Date

We expect a “when-issued” market in our common stock to develop as early as one trading day prior to the Record Date for the Share Distribution and continue up to and including the Share Distribution Date. “When-issued” trading refers to a sale or purchase made conditionally on or before the Share Distribution Date because the securities of the spun-off entity have not yet been distributed. If you own shares of Vivani common stock at the close of business on the Record Date, you will be entitled to receive shares of our common stock in the Share Distribution. You may trade this entitlement to receive shares of our common stock, without the shares of Vivani common stock you own, on the “when-issued” market. We expect “when-issued” trades of our common stock to settle within two trading days after the Share Distribution Date. On the first trading day following the Share Distribution Date, we expect that “when-issued” trading of our common stock will end and “regular-way” trading will begin.

We also anticipate that, as early as one trading day prior to the Record Date and continuing up to and including the Share Distribution Date, there will be two markets in Vivani common stock: a “regular-way” market and an “ex-distribution” market. Shares of Vivani common stock that trade on the regular-way market will trade with an entitlement to receive shares of our common stock in the Share Distribution. Shares that trade on the ex-distribution market will trade without an entitlement to receive shares of our common stock in the Share Distribution. Therefore, if you sell shares of Vivani common stock in the regular-way market up to and including the Share Distribution Date, you will be selling your right to receive shares of our common stock in the Share Distribution. However, if you own shares of Vivani common stock at the close of business on the Record Date and sell those shares on the ex-distribution market up to and including the Share Distribution Date, you will still receive the shares of our common stock that you would otherwise be entitled to receive in the Share Distribution.

If “when-issued” trading occurs, the listing for our common stock is expected to be under a trading symbol different from our regular-way trading symbol. We will announce our “when-issued” trading symbol when and if it becomes available. If the Spin-Off does not occur, all “when-issued” trading will be null and void.

Conditions to the Spin-Off

We expect that the Spin-Off will be effective on the Share Distribution Date, provided that the following conditions shall have been satisfied or waived by Vivani:

●	the Vivani Board shall have approved the Share Distribution and not withdrawn such approval, and shall have declared the dividend of our common stock to Vivani shareholders;

●	the ancillary agreements contemplated by the Separation Agreement shall have been executed by each party to those agreements;

●	the SEC shall have declared effective our Registration Statement on Form 10, of which this Information Statement is a part, under the Exchange Act, and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC;

●	The Company shall have received $[●] from sale of shares of common stock in a private placement or other offering of its common stock or financing at or prior to the Distribution Date;

●	our common stock shall have been accepted for listing on a national securities exchange approved by Vivani, subject to official notice of issuance;

●	unless waived by the Vivani Board, Vivani shall have received the Tax Opinion, which shall remain in full force and effect, regarding the intended treatment of the Share Distribution under the Code;

●	no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Share Distribution shall be in effect, and no other event outside the control of Vivani shall have occurred or failed to occur that prevents the consummation of the Share Distribution;

●	no other events or developments shall have occurred prior to the Share Distribution that, in the judgment of the Vivani Board, would result in the Share Distribution having a material adverse effect on Vivani or its shareholders;

●	prior to the Share Distribution Date, notice of Internet availability of this Information Statement or this Information Statement shall have been mailed to the holders of Vivani common stock as of the Record Date; and

●	certain other conditions set forth in the Separation Agreement.

Any of the above conditions may be waived by the Vivani Board to the extent such waiver is permitted by law. If the Vivani Board waives any condition prior to the effectiveness of the Registration Statement on Form 10, of which this Information Statement Forms a part, and the result of such waiver is material to Vivani shareholders, we will file an amendment to the Registration Statement on Form 10, of which this Information Statement forms a part, to revise the disclosure in the Information Statement accordingly. In the event that Vivani waives a condition after this Registration Statement becomes effective and such waiver is material, we would communicate such change to Vivani’s shareholders by filing a Form 8-K describing the change.

The fulfilment of the above conditions will not create any obligation on Vivani’s part to complete the Spin-Off. We are not aware of any material federal, foreign or state regulatory requirements with which we must comply, other than SEC rules and regulations, or any material approvals that we must obtain, other than the approval for listing of our common stock and the SEC’s declaration of the effectiveness of the Registration Statement, in connection with the Share Distribution. Vivani may at any time until the Share Distribution decide to abandon the Share Distribution or modify or change the terms of the Share Distribution.

Reasons for Furnishing this Information Statement

We are furnishing this Information Statement solely to provide information to Vivani’s shareholders who will receive shares of our common stock in the Share Distribution. You should not construe this Information Statement as an inducement or encouragement to buy, hold or sell any of our securities or any securities of Vivani. We believe that the information contained in this Information Statement is accurate as of the date set forth on the cover. Changes to the information contained in this Information Statement may occur after that date, and neither we nor Vivani undertakes any obligation to update the information except in the normal course of our and Vivani’s public disclosure obligations and practices.

DIVIDEND POLICY

Subject to the sole discretion of our Board and the considerations discussed below, once the Spin-Off is effective, we do not anticipate paying cash dividends on our common stock for the foreseeable future.

The Board’s decision(s) regarding the payment of dividends will depend on consideration of many factors, such as our financial condition, earnings, sufficiency of distributable reserves, opportunities to retain future earnings for use in the operation of our business, and to fund future growth, capital requirements, debt service obligations, legal requirements, regulatory constraints, and other factors that the Board deems relevant. See “Risk Factors—Our ability to pay cash dividends to our shareholders is subject to the discretion of our Board and there is no guarantee we will initiate dividends, or that once initiated, that we will continue paying dividends.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and total capitalization as March 31, 2025:

You should read this Capitalization table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our Consolidated Financial Statements and the related notes appearing elsewhere in this Information Statement.

March 31, 2025 (In thousands except share amounts)

Cash and cash equivalents	$564
Due to parent	$3,500
Shareholders’ equity:
Preferred stock, $0.001 par value: 10,000,000 authorized, 0 shares issued and outstanding	--
Common stock, $0.001 par value: 100,000,000 shares authorized, 5,000,000 shares issued and outstanding	--
Additional paid in capital	--
Accumulated deficit	(8,381)
Parent investment	4,996
Accumulated other comprehensive loss	(363)
Total net parent investment/shareholders’ equity (deficit)	(3,748)

Total capitalization	$(248)

The number of shares of our common stock to be outstanding after the Spin-Off is based on 5,000,000 shares of our common stock outstanding as of December 31, 2024 and excludes as of that date, 1,000,000 shares of common stock reserved for future issuance under our 2023 equity incentive plan;

The number of shares our common stock to be outstanding after Spin-Off excludes options to purchase up to 358,000 shares which we intend to grant to officers, directors, employees and several consultants under our 2023 equity incentive plan promptly after the closing of the first offering contemporaneous with or following our Nasdaq listing at an exercise price equal to the price per share of common stock in the offering. Of this number 25%, or options on 89.500 shares will vest 45 days after the Share Distribution Date, and the balance shall vest in approximately equal monthly installments over the ensuing 36 months subject to the optionee’s remaining in a service relationship with us on each vesting date. As of May 5, 2025 there are no awards or grants issued under our 2023 equity incentive plan. See “Executive and Director Compensation” and “Management-Non-Executive Director Compensation.”

We have not yet finalized our post-Spin-Off capitalization. Adjusted financial data reflecting our post-Spin-Off capitalization will be included in an amendment to this Information Statement. Vivani and the Company have agreed that as of or prior to the Spin-Off amounts Due to Parent as of the Spin-Out date will be waived and contributed to the capital of Cortigent.

SUMMARY CONSOLIDATED FINANCIAL DATA

We derived the unaudited summary consolidated statements of operations data for the years ended December 31, 2024 and 2023 and for the three months ended March 31, 2024 and 2023 and the unaudited consolidated balance sheet data as of March 31, 2024 from our consolidated financial statements that are included in this Information Statement. The following tables present Cortigent’s selected historical financial information derived from Cortigent’s audited consolidated financial statements as of December 31, 2024 and December 31, 2023. The historical financial data presented below is not necessarily indicative of our financial results in future periods. You should read the summary consolidated financial data in conjunction with those financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this Information Statement. Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

	Year Ended		Three Months Ended
	December 31,		March 31,
Consolidated Statements of Operations Data (In thousands except per share data):	2024	2023	2025	2024

Operating expenses:
Research and development, net of grants	$324	$2,033	$62	$32
General and administrative, net of grants	1,752	3,347	554	507
Total operating expenses	2,076	5,380	616	539

Loss from operations	(2,076)	(5,380)	(616)	(539)

Interest and other (expense) income	(156)	(112)	(41)	(46)

Net loss	$(2,232)	$(5,492)	$(657)	$(585)

Net loss per common share – basic and diluted	$(0.45)	$(1.10)	$(0.13)	$(0.12)

Weighted average numbers of shares outstanding – basic and diluted	5,000	5,000	5,000	5,000

March 31,
Consolidated Balance Sheet Data (In thousands):	2025

Cash and cash equivalents	$564
Working capital (deficit)	$(3,787)
Total assets	$683
Total liabilities	$4,431
Net Parent deficit	$(3,748)

BUSINESS

Cortigent, through its predecessor Second Sight Medical Products, Inc. (“Second Sight”), is a pioneer in developing precision (targeted) neurostimulation systems to help patients recover critical body functions. Our technology combines advanced neuroscience with proprietary microelectronics, software, and data processing capabilities to provide meaningful visual perception (also called “artificial vision”) and potentially restore muscle movement. Our first commercial system, manufactured and marketed by Second Sight was called Argus II®. The Argus II, a retinal implant, was approved by the United States Food and Drug Administration (“FDA”) under a Humanitarian Device Exemption (“HDE”) and has provided artificial vision to hundreds of people who became blind due to a rare condition called retinitis pigmentosa and were implanted with this device.

Building on our neurostimulation platform, we completed a six-year Early Feasibility Study (“EFS”) in March 2025 to evaluate a more advanced system for artificial vision that we call The Orion® Visual Cortical Prosthesis System (“Orion”). Orion is intended to provide artificial vision to people who are profoundly blind due to the most common causes including glaucoma and diabetic retinopathy. The addressable patient population for Orion is estimated to be about 20 times larger than for the Argus II. Our goal is to commence a pivotal clinical trial for Orion in about 18 months in support of an application to FDA for marketing approval.

We are further exploring the application of our proprietary neurostimulation technology to accelerating the recovery of arm and hand function in patients who are partially paralyzed due to stroke. In February 2023, we held a meeting with FDA staff to commence discussions of another EFS, this time to evaluate the performance of what we refer to as the Stroke Recovery System, our second medical device in development, which is intended to improve the recovery of arm and hand movement in people who have suffered paralysis due to stroke. Beyond artificial vision and stroke recovery, we believe that additional future applications of our platform technology may have the potential to generate substantial business growth over time.

The Argus II and Orion devices create artificial vision by using electrical stimulation. Artificial vision does not restore normal stereoscopic vision or vision with color but rather perceptions of light and shapes. Post implant, patients require specialized training to interpret their environment. Artificial vision can aid in the support of basic tasks such as finding a doorway, detecting another person’s presence, following a sidewalk, or locating an object.

Argus II electrically stimulates the surviving cells of the retina, which convey the activity to the brain via the optic nerve. We expect that Orion, a more advanced device, has the potential to help significantly more people suffering from blindness. Orion is designed to deliver electrical stimulation directly to the visual cortex, which is the region of the brain responsible for vision. The pattern of electrical stimulation (a series of small electrical pulses) corresponds to the images captured by a small video camera mounted on glasses worn by the patient, which are connected to a battery-powered video processing unit (“VPU”). The VPU sends power and stimulation commands wirelessly to the implant and receives diagnostic information from the implant.

Argus II was approved for commercial use in the European Union to provide visual perception in patients with profound blindness due to retinitis pigmentosa, a rare, “orphan” condition, in March 2011. The device was initially available in the United Kingdom, France, Germany, and several other countries at a price of approximately $115,000. The FDA approved Argus II under a Humanitarian Device Exemption (“HDE”) in February 2013, and in August 2013, the reimbursement price for Medicare patients was approved at approximately $150,000. Approximately 350 profoundly blind people have received Argus II retinal implants worldwide. Many Argus II patients have benefitted from their Argus implants for more than ten years, which we believe confirms the quality of our manufacturing and demonstrates product reliability. The market opportunity for the Argus II device was limited to the small number of patients who have profound blindness due to retinitis pigmentosa and, after reassessment of commercial considerations, the Argus II system was discontinued in 2019.

We designed Orion to make artificial vision available to a much larger group of individuals who are blind due to a wide range of causes, including glaucoma, diabetic retinopathy, optic nerve injury or disease and eye injury. Orion leverages our more than 20 years of experience in precision, targeted neurostimulation for artificial vision. It is designed to bypass the diseased or injured visual pathway and to transmit electrical pulses wirelessly to an array of electrodes implanted on the surface of the brain’s visual cortex to provide the perception of patterns of light (see Figure 1). Cranial surgery is required to place the electrode array onto the brain’s surface; the Orion system has been designed so as not to require penetration of the brain. In 2017, the FDA designated Orion as a Breakthrough Device. This provides Cortigent with enhanced access to guidance from FDA expert staff and could potentially accelerate our path to commercial approval.

Figure 1. Illustration of the Orion array implanted on the visual cortex.

In November 2017, we commenced an EFS of Orion in six patients who enrolled at two medical sites: the Ronald Reagan UCLA Medical Center in Los Angeles (“UCLA”) and the Baylor College of Medicine in Houston (“Baylor”). Three of the six patients were explanted after completing their third year of the study. The remaining three patients continued to use their devices outside of the clinic through the completion of the study. One of these three patients opted to be explanted at the completion of the study. We have three-year safety data for all six patients, and six-year safety data for three patients.

●	Orion Safety Data: Five patients experienced a total of 17 adverse events (AEs) and one subject did not report any adverse events related to the device or due to surgery through February 2025. One was considered a serious adverse event (“SAE”) and all other adverse events were not serious. The single SAE, a seizure, occurred about three months post-implant, was resolved safely and quickly and did not require a hospital stay. The investigators determined that this SAE was device-related and not unexpected as it had been disclosed as a potential safety risk in the patient informed consent form. The SAE occurred as we attempted to explore the optimal treatment frequency, which is a key stimulation parameter. The SAE occurred at a specific frequency. All adverse events are evaluated by an Independent Medical Safety Monitoring (“IMSM”) committee. With the IMSM committee’s input, we thereafter limited stimulation frequencies for all patients to a level below the frequency level that induced the SAE, and we have not observed any other seizures in this or any other participant. The FDA requires medical device manufacturers to follow 21 CFR 820 and maintain a Quality Management System (“QMS”). As a part of our QMS, we conform to ISO 14971, an FDA-recognized standard, to identify the hazards associated with the medical device, to estimate and evaluate the associated risks, to control these risks, and to monitor the effectiveness of the controls.

There have been no serious adverse events due to the device or surgery since June 2018. One patient chose to have the device explanted after the 36th month due to an unrelated medical condition. Two other patients requested explantation for reasons unrelated to the device’s efficacy or safety during their fourth year in the study. One patient was explanted after completion of the study following their sixth year. The IMSM has determined that the reasons for these explants were not related to the device or the surgery.

●	Orion Efficacy Data: We have three-year efficacy data for five of the six patients (one did not participate in this assessment), and six-year efficacy data for three patients. We assess efficacy by looking at three measures of visual function: (1) Square localization – Orion patients sit in front of a touch screen and are asked to touch within the boundaries of a square when it appears; (2) Direction of motion – Patients are asked to identify the direction of the motion of a line that traverses a screen; and (3) Grating visual acuity – a measure of visual acuity that is adapted for very low vision. Five of the six original patients completed the planned efficacy assessments at 36 months post-implant and three completed these assessments at 60 months.

–	For square localization, at 36 months five of the six patients participated in the study and all performed significantly better with the system turned on versus turned off. At 60 months, three of the six original patients remained in the study and all three such patients performed significantly better with the assistance of Orion.
–	For direction of motion, at 36 months the five patients participating in the study all performed significantly better with the system turned on than with it turned off. At 60 months, the three patients remaining in the study all performed significantly better with the assistance of Orion.
–	For grating visual acuity, at 36 months two of the five patients participating in the study had measurable visual acuity with the system turned on compared to none with the device turned off. At 60 months, two of three remaining patients had measurable visual acuity with the assistance of Orion, as compared to none with the system turned off.

The Functional Low-Vision Observer Rated Assessment (“FLORA”) is an efficacy measurement of day-to-day functionality. FLORA assessments were performed by independent, third-party specialists. The specialist asked each patient a series of questions and at the home of each patient, observed the patient performing 15 or more daily living tasks such as finding light sources, following a sidewalk, or sorting laundry with the Orion system turned on and with it turned off. The specialist then determined if the system was providing a benefit, was neutral, or impaired the subject’s ability to perform these tasks. All four patients who completed the FLORA evaluation at 36 months had positive or mildly positive results indicating that the Orion system was providing benefit. This evaluation was not performed at the 60-month time point.

Cortigent plans to work with the FDA to reach agreement on the additional clinical studies that will be required to secure marketing approval for Orion. The FDA categorizes electronic medical devices that are implanted, which include the Argus II and Orion, as Class III. Class III devices face higher burdens to attain regulatory approval; Second Sight, the predecessor to Cortigent, navigated the approval process successfully for the Argus II system. The Argus II clinical trial enrolled patients with late-stage retinitis pigmentosa, a rare disease, affecting less than four thousand Americans. This small potential market size of fewer than 8,000 individuals enabled the Argus II to qualify for an HDE, which the FDA granted in February 2013.

In November 2017, the FDA granted an Expedited Access Pathway (“EAP”) designation to the Orion system to treat individuals who are bilaterally blind due to non-cortical etiology, and who are not candidates for any other commercially approved vision restoration therapy. The Breakthrough Device Program (“BDP”) subsumed the EAP program in December 2018. The BDP is intended to accelerate medical device development, assessment, and review, while preserving the statutory standards for premarket approval.

We are developing a platform technology with multiple potential applications.

Our current-generation miniature neurostimulation device with 60 independently controlled cortical stimulation channels, supported by reliability data from the Argus II and Orion programs, has the potential to treat other conditions with high unmet medical need. We believe our most promising next target will be to apply cortical neurostimulation to improve arm and hand function in partially paralyzed stroke patients who are undergoing rehabilitation. This medical treatment concept is supported by evidence from clinical studies conducted by Northstar Neuroscience, Inc. (“Northstar”) in the early 2000s using a less advanced, single-channel electrical stimulation device with six electrodes. This device was placed on the motor cortex, the area of the brain surface that controls hand and arm motion, which is the same surface area of the brain where our device will be placed. Northstar reported achieving positive patient results in its Phase 1 and Phase 2 clinical studies (Cramer 2007) but a pivotal Phase 3 study, which was conducted based on a study design that was different from their Phase 1 and Phase 2 studies, failed to achieve statistical significance at the 4-week primary endpoint. Northstar was unable to obtain FDA approval and was eventually dissolved. It has been reported that a clinical benefit was demonstrated at six months (Levy 2016). We believe that our 60-channel cortical stimulation device has the potential to target neuron bundles more precisely and generate more favorable clinical results.

We are targeting substantial revenue opportunities; there is a large addressable market.

The potential patient population for Orion is expected to include blindness due to most common causes, including glaucoma, diabetic retinopathy, eye trauma, optic nerve damage, and retinitis pigmentosa. Second Sight, the predecessor to Cortigent, sponsored a U.S. market study conducted by Fletcher Spaght, Inc. in 2018, which concluded at that time that there are about 82,000 Americans who could potentially benefit from the Orion system. Based upon the results, we estimate that the total addressable market for Orion is approximately 82,000 Americans, assuming the target indication is achieved, which is “profound blindness due to glaucoma, diabetic retinopathy, optic nerve injury or disease and eye injury.” We believe that about one-third of these patients could be reached by a marketing program. Cortigent may seek reimbursement similar to or higher than the $150,000 per device that was approved by the Centers for Medicare and Medicaid Services (“CMS”) for the Argus II system. Therefore, the commercial market for Orion could approximate $4 billion by the time of launch, a market that may be up to 20 times larger than for Argus II. We believe that outside the United States there are substantially more blind people who could potentially benefit from Orion in Europe, Asia, and the rest of the world.

Regarding the Stroke Recovery System, there are approximately 7.6 million living Americans who have reported a stroke in their lifetime. (Tsao 2022). The commercial potential for a medical device that can improve motoric function in partially paralyzed stroke victims is large. Each year, approximately 610,000 Americans have a first stroke (Kissela 2012). Among the more than 80% of people who survive a first stroke, the most common neurological deficit is motor weakness on one side of the body (hemiparesis), and approximately 40% of these stroke victims suffer moderate to severe motor impairment that requires special care (Gresham 1995). If our device achieves treatment success, as to which we can make no assurance, we estimate that it could potentially benefit up to 195,000 U.S. stroke victims each year, creating a total addressable market estimated at approximately $6 billion by the time of System launch.

Several critical development and regulatory milestones must be accomplished in order to complete and market Orion and the Stroke Recovery Systems. Risks of failing to achieve successful clinical trials, obtaining regulatory approvals, and securing favorable product reimbursement for patients covered by Medicare and other types of insurance, are material. Even with a successful trial, it could be determined that certain patient subpopulations cannot be effectively treated by our devices, which would reduce our product sales potential. The development process may take longer and be more costly than anticipated and we may not achieve reimbursement levels similar to the one we received for our predecessor received for the Argus II device or obtain other suitable reimbursement levels. Presently, we have no commercial revenues and any of these outcomes could require substantial additional funding. No assurance can be made that our intended clinical trials will demonstrate safety and efficacy or will lead to commercial medical devices or systems.

Clinical trial planning. The five-year Orion Early Feasibility Study was completed in March 2025, and at our election, was extended by approximately one year to allow for additional exploratory research to improve vision quality, for example by enhanced contrast filtering or by software modifications. The research included a new stimulation technique called “Dynamic Current Steering” which we believe has the potential to substantially improve visual perception if the initial results are confirmed in larger-scale studies. We are preparing to manufacture and validate new Orion devices for a planned pivotal clinical trial, which we expect will involve approximately 60 profoundly blind patients at approximately 10 U.S. trial sites. These are internal estimates and the size and scope of the Orion pivotal clinical trial, including establishment of primary endpoint(s) will depend upon further review and collaboration with the FDA. We intend to commence the pivotal clinical trial in late 2026, and we do not expect to complete the pivotal trial until late 2028. Should we meet our primary endpoint(s) and subsequently obtain FDA clearance, we expect to launch Orion in the U.S. in 2029.

For the Stroke Recovery System, we anticipate manufacturing modified clinical trial devices for the planned EFS in parallel with manufacturing of the Orion devices. Our intended target is to commence this EFS in late 2026. We anticipate a shorter time for stroke recovery patients to reach the primary study endpoint(s) (once established) than for Orion (nine months versus 12 months, anticipated, respectively). Patient population size and other terms of the Stroke Recovery System pivotal trial will depend upon EFS results and our further review and collaboration with the FDA. We intend to commence a pivotal clinical trial for the Stroke Recovery System in early 2028, and we will seek to complete it by late 2029, and, if successful, we may be able to launch the Stroke Recovery System in late 2029 or in 2030.

The target clinical development timelines for Orion and the Stroke Recovery System, shown in Figure 2, are subject to further discussions and collaborations with the FDA, and assume that adequate financing will be available to fund our clinical development programs. Clinical trials require FDA approvals and clearances. No assurance can be given that we will be able to obtain these approvals and clearances, that we will achieve marketable devices or that we will be able to launch commercially successful medical devices or systems.

 Figure 2. Product development pipeline targets.1,2

1 Subject to adequate financing.

2 Orion and the Stroke Recovery Systems are investigational medical devices that require FDA approval. No assurance can be made that clinical trials will demonstrate safety and efficacy or will lead to commercial medical devices.

The timeline presented represents management’s estimate of the time required to complete each stage. No assurance can be given that these timelines will prove correct.

Intellectual property. Cortigent has amassed an extensive intellectual property (“IP”) estate consisting of rights (as of December 31, 2024 ) to 198 issued U.S. patents, 19 issued European patents (nationalized in France and Germany, or a unitary patent plus Great Britain), two pending U.S. patent applications, including a recent filing covering the Stroke Recovery Device under development, one pending European patent application, four issued U.S. design patents, and four issued European design registrations (with six corresponding issued British design registrations). Our IP covers the technologies invented during the development of the Argus II and Orion devices including patents addressing implant neurostimulation techniques and achievement of implant longevity, which are integral to our current and future medical devices.

Pre-Revenue company. We are a pre-revenue company with a history extending from 1998, including the history of our predecessor Second Sight, of recurring operating losses that are likely to continue for the foreseeable future. We will require substantial additional capital to continue development of our medical devices and fund clinical trials. See “Risk Factors”. To decrease our operating expenses, we reduced our staff to seven persons in Q4 2023 and employ six full time persons as of March 31, 2025.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with the audited 2024 consolidated financial statements and related notes of Vivani Medical, Inc. (“Vivani”, formerly Second Sight Medical Products, Inc.) included in Vivani’s Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission (“SEC”) on March 31, 2025 and the unaudited condensed consolidated financial statements and related notes included within Vivani’s March 31, 2025 Quarterly Report on Form 10-Q which was filed on May 13,2025. Some of the information contained in this discussion and analysis or set forth elsewhere in this report, including information with respect to our products, plans and strategy for our business and related financing, contains forward-looking statements that involve risks and uncertainties, including statements regarding our expected financial results in future periods. The words “anticipates,” “believes”, “could”, “estimates”, “expects”, “intends”, “may”, “might”, “plans”, “projects”, “will”, “would”, “strategy”, and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Examples of forward-looking statements include, among others, statements we make regarding expectations for revenues, liquidity, cash flows and financial performance, the anticipated results of our development efforts and the timing for receipt of required regulatory approvals, insurance reimbursements and product launches, our financing plans and future capital requirements, our business, results of operations, financial condition or prospects, the materially adverse impact of the COVID-19 coronavirus pandemic and related public health measures, and the current tariff environment and global trade war on our business. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. We assume no obligation to update these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

In March 2011, the Argus II® Retinal Prosthesis System was approved for commercial use in the European Union to provide visual perception in patients with profound blindness due to retinitis pigmentosa (“RP”), a rare, “orphan” condition. The device was initially available in the United Kingdom, France, Germany, and several other countries at a price of approximately $115,000. In February 2013, the U.S. Food and Drug Administration (“FDA”) approved Argus II under a Humanitarian Device Exemption (“HDE”), and in August 2013 the reimbursement price for Medicare patients was approved at approximately $150,000. About 350 profoundly blind people around the world have received Argus II retinal implants. Many of these patients have been using their Argus implants for more than ten years, confirming our very high manufacturing standards and product reliability. The market opportunity for the Argus II device has been limited to the small number of patients who have profound blindness due to RP, and the Argus system was discontinued in 2019 because of resulting commercial considerations.

To make artificial vision available to a much larger group of individuals who are blind due to a wide range of causes, including glaucoma, diabetic retinopathy, optic nerve injury or disease and eye injury, we designed and built our next generation system, the Orion® Visual Cortical Prosthesis System (“Orion”). Based on a U.S. market study sponsored by Cortigent, we estimate that the total addressable market for Orion is approximately 82,000 Americans, which is roughly sixteen times larger than for Argus II, and could potentially approximate $4 billion. We believe that there are substantially more blind people who could potentially benefit from Orion in Europe, Asia, and other world areas.

The Orion system, which leverages over 20 years of our experience in precision (targeted) neurostimulation for artificial vision, converts images captured by a miniature video camera mounted on glasses into a series of small electrical pulses. It is designed to bypass the diseased or injured visual pathway and to transmit these electrical pulses wirelessly to an array of electrodes implanted on the surface of the brain’s visual cortex to provide the perception of patterns of light (see Figure 1). Cranial surgery is required to place the electrode array onto the brain’s surface; the Orion system has been designed so as not to require penetration of the brain. In 2017 the FDA designated Orion as a Breakthrough Device.

●

Orion safety data in a small early feasibility study: Five patients experienced a total of seventeen adverse events (AEs) and one subject did not report any adverse events related to the device or to surgery through February 2025. One was considered a serious adverse event (SAE) and all other adverse events were not serious. The single SAE, a seizure, occurred about three months post-implant, was resolved safely and quickly, and did not require a hospital stay. The investigators determined that this SAE was device-related and not unexpected as it had been disclosed as a potential safety risk in the patient informed consent form. The SAE occurred as we attempted to explore the optimal treatment frequency, which is a key stimulation parameter. The SAE occurred at a specific frequency. All adverse events are evaluated by an independent medical safety monitoring (IMSM) committee. With the IMSM committee’s input, we thereafter kept stimulation frequencies for all patients below the level that induced the SAE, and we have not observed any other seizures in this or any other participant. The FDA requires medical device manufacturers to follow 21 CFR 820 and maintain a Quality Management System (QMS). As a part of our QMS, we conform to ISO 14971, an FDA-recognized standard, to identify the hazards associated with the medical device, to estimate and evaluate the associated risks, to control these risks, and to monitor the effectiveness of the controls.

There have been no serious adverse events due to the device or surgery since June 2018. One patient chose to have the device explanted after the 36th month due to an unrelated medical condition. Two other patients subsequently requested explantation for reasons unrelated to the device’s efficacy or safety during their fourth year in the study. One patient was explanted after completion of the study following their sixth year. The IMSM has determined that the reasons for these explants were not related to the device or the surgery.

●	Orion efficacy data from a small early feasibility study: We have three-year efficacy data for five of the six original patients (one did not participate in this assessment), and six-year efficacy data for three patients. We assess efficacy by looking at three measures of visual function: 1) Square localization – Orion patients sit in front of a touch screen and are asked to touch within the boundaries of a square when it appears; 2) Direction of motion – Patients are asked to identify the direction of the motion of a line that traverses a screen; and 3) Grating visual acuity – a measure of visual acuity that is adapted for very low vision. Five of the six original patients completed the planned efficacy assessments at 36 months post-implant and three completed these assessments at 60 months.

–	For square localization, at 36 months five of the six patients participated in the study and all performed significantly better with the system turned on versus turned off. At 60 months, three of the six original patients remained in the study and all performed significantly better with the assistance of Orion.
–	For direction of motion, at 36 months the five patients remaining in the study all performed significantly better with the system turned on than with it turned off. At 60 months, the three patients remaining in the study all performed significantly better with the assistance of Orion.
–	For grating visual acuity, at 36 months two of the five patients participating in the study had measurable visual acuity with the assistance of Orion system turned with the assistance of Orion, as compared to none with the system turned off.

The Functional Low-Vision Observer Rated Assessment (“FLORA”) is an efficacy measurement of day-to-day functionality. The FLORA assessments were performed by an independent, third-party specialist. The specialist asked each patient a series of questions and at the home of each patient observed the patient performing 15 or more daily living tasks, such as finding light sources, following a sidewalk, or sorting laundry with the Orion system turned on and with it turned off. The specialist then determined if the system was providing a benefit, was neutral, or impaired the subject’s ability to perform these tasks. All of the four patients who completed the FLORA evaluation at 36 months had positive or mildly positive results indicating that the Orion system was providing benefit. This evaluation was not performed at the 60-month time point. Cortigent plans to work with the FDA to reach agreement on the additional clinical studies that will be required to secure marketing approval for Orion.

The FDA categorizes electronic medical devices that are implanted which include both the Argus II and Orion, as Class III. Class III devices face higher burdens to attain regulatory approval; Second Sight, the predecessor to Cortigent, navigated this approval process successfully with the Argus II system. The Argus II clinical trial enrolled patients with late-stage retinitis pigmentosa, a rare disease, affecting less than four thousand Americans. This small potential market size of fewer than 8,000 individuals enabled the Argus II to qualify for an HDE, which the FDA granted in February 2013.

In November 2017, the FDA granted an Expedited Access Pathway (“EAP”) designation to the Orion system to treat individuals who are bilaterally blind due to non-cortical etiology and who are not candidates for any other commercially approved vision restoration therapy. The Breakthrough Device Program (“BDP”) subsumed the EAP program in December 2018. The BDP is intended to accelerate medical device development, assessment, and review, while preserving the statutory standards for premarket approval. According to a company-sponsored 2018 study by Fletcher Spaght Inc., there are about 82,000 Americans who could potentially benefit from the Orion system.

We are developing a platform technology with multiple potential applications: Our current-generation miniature neurostimulation device with 60 independently controlled cortical stimulation channels, supported by reliability data from the Argus II and Orion programs, has the potential to treat other conditions with high unmet medical need. We believe that our most promising next target will be to apply cortical neurostimulation to improve muscle function in partially paralyzed stroke patients who are undergoing rehabilitation. This medical treatment concept is supported by evidence from clinical studies conducted by Northstar Neuroscience, Inc. in the early 2000s using a less advanced, single-channel electrical stimulation device with six electrodes. This device was placed on the motor cortex, the area of the brain surface that controls hand and arm motion which is the same surface area of the brain where our device will be placed. Northstar reported achieving positive patient results in its Phase 1 and Phase 2 clinical studies (Cramer 2007) but a pivotal Phase 3 study which was conducted based on a study design that was different from their Phase 1 and Phase 2 studies, failed to achieve statistical significance at the 4-week primary endpoint. Northstar was unable to obtain FDA approval and was eventually dissolved. It has been reported that a clinical benefit was demonstrated at six months (Levy 2016).

Like Orion, our stroke recovery system will require cranial surgery; in this case to place the electrode array on the motor cortex. We began to design the stroke system in 2022, and during February 2023 we studied what we believe to be the optimal array placement on the motor cortex of a cadaver. We believe that our 60-channel cortical stimulation device has the potential to target neuron bundles more precisely and generate more favorable clinical results. We applied for BDP consideration for the Stroke Recovery System in April 2023, and the FDA responded that human clinical data will be needed to make this determination.

There are approximately 7.6 million living Americans who have reported a stroke in their lifetime. (Tsao 2022). Each year approximately 610,000 Americans have a first stroke (Kissela 2012). Among the over 80% of people who survive a first stroke, the most common neurological deficit is motor weakness on one side of the body (hemiparesis), and approximately 40% of these stroke victims suffer moderate to severe motor impairment that requires special care (Gresham 1995). If our device achieves treatment success, as to which we can make no assurance, we estimate that it could potentially benefit up to 195,000 U.S. stroke victims each year.

We are targeting substantial revenue opportunities: The Orion system, designed to provide visual perception to profoundly blind people, has an addressable market of approximately 82,000 individuals in the U.S. assuming the target indication is achieved (profound blindness due to glaucoma, diabetic retinopathy, optic nerve injury or disease and eye injury) based on a study by an independent market research firm engaged by Cortigent. We believe that about one-third of these patients could be reached by a marketing program. Depending on study results to assess clinical utility, Cortigent may seek reimbursement similar to or higher than the $150,000 per device that was approved by the Centers for Medicare and Medicaid Services (“CMS”) for the Argus II system.

We must accomplish several critical development and regulatory milestones in order to complete and market the Orion and stroke recovery systems. We face the material risks of failing to achieve successful clinical trials, to attain regulatory approvals, and to secure favorable product reimbursement for patients covered by Medicare and other types of insurance. Even with a successful trial, it could be determined that certain patient subpopulations cannot be effectively treated by our devices which would reduce our product sales potential. The development process may take longer and be more costly than anticipated and we may not achieve reimbursement levels similar to the one we received for our Argus II device or obtain other suitable reimbursement levels that we may require. Since we currently have no commercial revenues, any of these outcomes could require substantial additional funding. No assurance can be made that clinical trials will demonstrate safety and efficacy or will lead to commercial products.

Clinical trial planning: Our five-year Orion Early Feasibility Study was completed in July 2023, and at our election was extended to March 2025 to allow for additional exploratory research to improve vision quality, for example by enhanced contrast filtering or by other software modifications. The research included a new stimulation technique called “Dynamic Current Steering” which we believe has the potential to substantially improve visual perception if the initial results are confirmed in larger-scale studies. The next step will be to manufacture and validate new Orion devices for a planned pivotal clinical trial that we expect will involve approximately 60 profoundly blind patients at approximately 10 U.S. trial centers. These are internal estimates and the size of the Orion pivotal clinical trial will depend upon further review and collaborations with the FDA. Our intended target is to commence the pivotal trial by or about late 2026, complete it by approximately late 2028, and if successful to obtain FDA clearance and launch Orion on the US market in early 2029. For the Stroke Recovery System, we anticipate manufacturing modified clinical trial devices for the planned Early Feasibility Study (“EFS”) in parallel with manufacturing of the Orion devices. We intend to commence the EFS for the Stroke Recovery System in late 2026. We anticipate a shorter time for stroke recovery patients to reach the primary study endpoint(s) than for Orion (nine months versus 12 months anticipated, respectively). Patient population size and other terms of the Stroke Recovery System pivotal trial will depend upon the 4 the EFS results and on our further review and collaboration with the FDA We intend to commence a pivotal clinical trial for the stroke recovery system in early 2028, and we will seek to complete it by late 2029, and, if successful, we may be able to launch the Stroke Recovery System in late 2029 or in 2030. The target clinical development timelines for Orion and the Stroke Recovery System , are subject to further discussions and collaborations with the FDA and assume that adequate financing will be available to fund the execution of our clinical development programs. Clinical trials require FDA approvals and clearances. No assurance can be given that we will be able to obtain these approvals and clearances, that we will obtain approval of a marketable device or that we will be able to launch commercially successful products.

Intellectual property: Cortigent has amassed an extensive intellectual property estate consisting of rights (as of December 31, 2024) to 198 issued U.S. patents, 19 issued European patents (nationalized in France and Germany or a unitary patent plus Great Britain), two pending U.S. patent applications, one pending European patent application, four issued U.S. design patents and four issued European design registrations (with four corresponding issued British design registrations). Our patent estate covers the technologies invented during the development of the Argus and Orion devices. It primarily covers the core technologies of implant neurostimulation techniques and achieving implant longevity and therefore is expected to protect our current and future product lines including the planned stroke rehabilitation system.

Seven of our most important issued patents are briefly described in the table below. All these patents are owned by Cortigent, Inc. and their jurisdiction is noted.

Jurisdiction/Number	Title	Expiration Date	Description/Foreign Counterparts

US9,861,820 Utility patent	Cortical Visual Prosthesis	5/13/2036	The claims of US9,861,820 are directed to an implantable device. This patent is a member of the WO2016183512 patent family. Its European counterpart (EP3294409A1) is pending.
US9,592,377 Utility patent	Implantable Device for the Brain	1/23/2030	The claims of US9,592,377 are directed to a neural stimulator. This patent is a member of the WO2009018172 patent family with other US and EP patents, including US10,052,478 also noted in this table.
US7,914,842 Utility patent	Method of Manufacturing a Flexible Circuit Electrode Array	12/27/2029	The claims of US7,914,842 are process claims, specifically methods for manufacturing a flexible circuit electrode array.
US8,554,328 Utility patent	Method for Inspection of Materials for Defects	9/11/2028	The claims of US8,554,328 are directed to hermetic packaging, methods of inspecting a bond in a hermetic package and a visual prosthesis comprising a hermetic package enclosing an electronic circuit and an array of electrodes driven by the electronic circuit suitable to stimulate visual neurons.
US10,052,478 Utility patent	Implantable Device for the Brain	7/25/2028	The claims of US10,052,478 are directed to a neural stimulator. This patent is a member of the WO2009018172 patent family with other US and EP patents, including US9,592,377 also noted in this table.
US8,224,454 Utility patent	Downloadable Filters for a Visual Prosthesis	6/9/2027	The claims of US8,224,454 are directed to visual prostheses. This patent is a member of the WO2007035743 patent family with other US and EP patents.
US8,200,338 Utility patent	Flexible Circuit Electrode Array for Improved Layer Adhesion	5/7/2027	The claims of US8,200,338 are directed to a flexible circuit electrode array adapted to be used with a visual prosthesis.

Pursuant to our August 23, 2016 Research and Development Collaboration Agreement with Advanced Medical Electronics Corporation (“AME”), we have exclusive rights to design, make, use, and sell products using new technology resulting from research and development activities completed by AME staff as to certain past, existing and future government funded research projects. The rights granted in this license continue in perpetuity.

Our Research and Licensing Agreement with Doheny Eye Institute (“DEI”) provides us an exclusive license to utilize and control the commercialization of certain patents co-owned by the parties, related to the technology for visual prostheses. The agreement with DEI applies to Argus II and Orion and may be terminated upon material breach of terms or insolvency, and the agreement extends until the expiration of the last of the licensed patents in August 2033 unless the relevant patents are earlier found to be invalid or are abandoned by the parties. In addition to an obligation to pay a 0.5% royalty on the Net Sales of Licensed Products, the agreement includes such other responsibilities as patent marking, reporting, audit, confidentiality, prosecution and defense of patents, enforcement against infringers, and indemnity. We paid approximately $356,000 in research milestone payments and royalties to DEI under the agreement through 2019. Since then, we have sold no Licensed Products, have not been required to make any additional payments to DEI and no remaining milestone or other payments are due under the agreement.

Pursuant to our collaboration agreement with the Salk Institute for Biological Studies dated July 23, 2004, and our sponsored research agreement with the John Hopkins University dated April 14, 2011, any inventions solely invented by employees of each entity are owned by that entity, however inventions jointly invented by inventors of both Cortigent, and such entity are considered joint inventions and are owned jointly by both parties. In each case, Cortigent is responsible for all costs incurred for the filing and maintenance of any patents in exchange for an option from such entity to license that entity’s ownership rights. Cortigent did not exercise such options and as a result both the Salk Institute for Biological Studies and the John Hopkins University may use the inventions claimed in the respective jointly owned patents for any purpose without any obligation to Cortigent. We currently co-own one patent with the Salk Institute for Biological Studies and five patents (three of which are expired) with The John Hopkins University. Cortigent is a wholly owned subsidiary of Vivani Medical, Inc. (“Vivani”) and includes the personnel, technologies, and other assets that formerly comprised Second Sight Medical Products, Inc. (“Second Sight”). Cortigent’s principal offices are in Valencia, California.

Patents covered under our 2019 agreement with The Johns Hopkins University have expired. This agreement was terminated in 2022 and is no longer relevant to our business. All patents covered by the 2002 agreement with the DEI and the 2004 agreement with The Salk Institute are jointly owned with Cortigent. These agreements do not affect our rights to make and sell our products. The agreements were made to maintain exclusivity to the rights provided in those patents. We are not using the inventions and have no plans to use the inventions covered by the patents included in the Salk agreement. There are no maintenance fees in the Salk agreement. The inventions found in the patents covered by the DEI agreement apply to visual devices only including the Orion system. There are no maintenance fees in the DEI agreement. The DEI agreement requires a 0.5% royalty on net sales of Orion units. We are not using and do not plan to use the one patent co-owned with Lawrence Livermore National Security, LLC.

Pre-Revenue company: We are a pre-revenue company with a history extending from 1998, including the history of our predecessor, Second Sight, of recurring operating losses that are likely to continue for the foreseeable future. We will require substantial additional capital, including the proceeds of an offering that will be closed concurrently with the Share Distribution, to continue development of our products and fund clinical trials. See “Risk Factors”. To decrease our operating expenses we reduced our staff to seven persons in Q4 2023 and employ six full-time persons as of March 31, 2025.

Transition Funding, Support and Services Agreement

The Company and Vivani entered into a Transition Funding, Support and Services Agreement in March 2023, effective as of January 1, 2023, by which Vivani advanced and provided, or caused to be provided, to Cortigent the services and funding that covered salaries and related costs, rent and other overhead in order to permit the Company to operate in substantially the same manner in which business operations of the Company were previously operated by Second Sight, prior to the formation of Cortigent. These commitments continued through December 31, 2024. Vivani has agreed to continue funding Cortigent’s operations through the earlier of date of the Share Distribution or September 30, 2025. The amount of funds needed for Cortigent’s business following the termination of these support arrangements will be determined by many factors, some of which are beyond Cortigent’s control, and Cortigent may need funds sooner than currently anticipated. See “Risk Factors” above concerning Cortigent’s needs for additional capital to support its operations and growth.

As of December 31, 2024, Vivani had cash, restricted cash and cash equivalents of $19.7 million.

As of [●], 2025 we received gross proceeds of $[●] from a private placement of our shares or other offering or financing transaction(s). We intend to use net proceeds from the offering of our shares that will close concurrently with the Share Distribution primarily for:

●	funding the clinical development of Orion;
●	expanding application of our core neurostimulation technology to the development of a new medical device to support improved muscle function in partially paralyzed stroke patients who are undergoing rehabilitation;
●	conducting other research and development programs; and
●	working capital and other general corporate purposes.

The size and terms of the funding will determine the breadth of time available to us to fund our research and development activities and whether any further support from our parent or further funding may be required. See “Use of Proceeds” and “Certain Relationships and Related Party Transactions”.

Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements in conformity with generally accepted accounting principles in the United States (“GAAP”) and SEC rules and regulations require management to make estimates, assumptions and judgments that affect the amounts, liabilities, revenue, and expenses reported in the consolidated financial statements and the notes to the consolidated financial statements. On an ongoing basis, we evaluate our critical accounting policies and estimates. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Some of those judgments can be subjective and complex, and therefore, actual results could differ materially from those estimates under different assumptions or conditions.

Off-Balance Sheet Arrangements

As of the date of this Information Statement, Cortigent does not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on the results of operations or financial condition of the Company, including, and without limitation, such considerations as liquidity and capital resources.

RESULTS OF OPERATIONS

Operating Expenses.

We generally recognize our operating expenses as incurred in two general operational categories: research and development and general and administrative. Our operating expenses also include a non-cash component related to the amortization of stock-based compensation for research and development and general and administrative personnel. We have received grants from institutions or agencies, such as the National Institutes of Health, to help fund the some of the cost of our development efforts. We have recorded the amount of funding received from these grants as reductions to operating expenses.

●	Research and development expenses consist primarily of employee compensation and consulting costs related to the design, development, and enhancements of our current and potential future products, offset by grant revenue received in support of specific research projects. We expense our research and development costs as they are incurred. We employ six full time persons as of March 31, 2025. None of our development staff is wholly tasked to either the Orion or the stroke recovery projects. The shared platform technology of the projects, and the experience and skill sets of our development team have allowed team members to allocate resources, efforts and time across each of the Orion and stroke recovery systems projects. Most of that time and focus have been dedicated to device development that is applicable to both projects. Our consulting neurosurgeon also assists us on both projects. Consequently, we have not tracked research and development expenses by project and have not maintained and evaluated research development expenses by project. As we proceed to specific design refinements and manufacturing systems and to targeted clinical trials, we intend more precisely to track funds and overhead that are allocated between the Orion and the stroke recovery systems. In connection with evaluating development timelines for our research and development activities for Orion and for the stroke recovery system in early-stage development, we will also need to determine the nature and scope of engineering and development to be performed in house and which are appropriate for assignment to outside vendors. Research and development also consist of salaries, travel and related expenses for personnel engaged in clinical and regulatory functions, as well as internal and external costs associated with conducting clinical trials and maintaining relationships with regulatory agencies, offset by grant revenue received in support of specific clinical research products. We expect clinical and regulatory expenses to be lower in the short run, as we have closed our clinical study activities related to Argus II. In the long run, we expect clinical and regulatory expenses to increase, if and when we conduct a larger pivotal clinical study of Orion. We are seeking financing to hire additional staff to complete the work on our new products, exploring the potential for collaboration with third parties, and planning to outsource some of the engineering work to manufacture these devices, subject to funding availability. We expect to complete these evaluations following completion of the Share Distribution.

●	General and administrative expenses consist primarily of salaries and related expenses for executive, legal, finance, human resources, information technology and administrative personnel, as well as recruiting and professional fees, patent filing and annuity costs, insurance costs, and other general corporate expenses, including rent.

 Liquidity and Capital Resources

Our consolidated financial statements have been presented on the basis that our business is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We are subject to the risks and uncertainties associated with a business with no revenue that is developing novel medical devices, including limitations on our operating capital resources. We have incurred recurring operating losses and negative operating cash flows since inception, and we expect to continue to incur operating losses and negative operating cash flows for the foreseeable future.

Conducting clinical trials is a time-consuming, expensive and uncertain process that takes many years to complete and we may never generate the necessary data or results required to obtain marketing approval. We do not expect revenues until we are successful in completing the development and obtaining marketing approval for our products. We expect expenses to increase in connection with our ongoing activities, particularly as we initiate new research and development projects and seek marketing approval for any product candidates that we successfully develop. In addition, we expect to incur significant additional expenses related to sales, marketing, distribution and other commercial infrastructure to commercialize products. In addition, our product candidates, if approved, may not achieve commercial success. We will incur significant costs associated with operating as a public company in a regulated industry.

Until such time, if ever, as we can generate substantial product revenues, we anticipate that we will seek to fund our operations through public or private equity or debt financings, grants, collaborations, strategic partnerships or other sources. However, we may be unable to raise additional capital or enter into such other arrangements when needed on favorable terms or at all. To the extent that we raise additional capital through the sale of equity, convertible debt or other equity-linked securities, the ownership interests of some or all of our common shareholders will be diluted, the holders of new equity securities may have priority rights over our existing shareholders and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our existing common shareholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If adequate funds are not available, we may be required to further curtail operations significantly or to obtain funds by entering into agreements on unattractive terms. If, for example, we raise funds through additional collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates, or to grant licenses on terms that may not be favorable to us. Our inability to raise capital could have a material adverse effect on our business, financial condition and results of operations.

Working capital (deficit) was $(3.5) million as of December 31, 2024, as compared to $(3.7) million as of December 31, 2023. The increase resulted from our operational losses for the year and changes in the “Net Parent Investment” account.

The Company has an accumulated deficit of $7.7 million as of December 31, 2024, and expects to incur additional significant costs in future periods, to finalize the development and licensing of its medical technology in the United States o and European markers. In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC 205-40. Cortigent has limited cash on hand (See: “Basis of Presentation — Going Concern”), which raises substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the accompanying consolidated financial statements are issued. The consolidated financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

Comparison of the Years Ended December 31, 2024 and 2023

Research and development expense, net of grants. Research and Development expense in 2024 is comprised mainly of personnel costs of approximately $0.3 million, other costs of $0.2 million, which are partially offset by grants of $0.2 million. Research and Development expense in 2023 was comprised mainly of personnel costs of approximately $1.1 million, outside service costs of $0.4 million, clinical expenses of $0.2 million, supply costs of $0.1 million and other costs of $0.6 million, which are partially offset by grants of $0.4 million.

General and administrative expense, net of grants. General and administrative expense decreased from $3.3 million in 2023 to $1.8 million in 2024, a decrease of $1.5 million, or 48%. The decrease was primarily the result of a decrease in patent costs of $0.3 million, a decrease in outside services of $0.6 million and a decrease in personnel costs of $0.5 million. General and administrative costs are partially offset by grants of $16,000 and $68,000 in 2024 and 2023, respectively.

Net loss. The net loss was $2.2 million in 2024, as compared to $5.5 million in 2023. The $3.3 million decrease in net loss from 2024 to 2023 was primarily attributable to reduced staff costs, reductions in patent fees and outside services.

Cash Flows from Operating Activities

During 2024, we used $2.2 million of cash in operating activities, consisting primarily of a net loss of $2.2 million.

During 2023, we used $6.0 million of cash in operating activities, consisting primarily of a net loss of $5.5 million, increased by $0.6 million from a net change in operating assets and liabilities, and offset by non-cash charges of $0.1 million for depreciation and amortization of property and equipment and stock-based compensation.

The assignment in 2023 of prepaids to our parent, Vivani as noted in our supplemental disclosure of cash flow information on our Consolidated Statements of Cash Flows was for directors and officers policy insurance costs that were paid by the Company but benefited Vivani. We reclassed this prepaid amount through the intercompany due to parent payable so that there would be no need for allocations of these costs through intercompany accounts on an ongoing basis.

Cash Flows from Investing Activities

Investing activities in 2024 and 2023 used zero and $11,000, respectively, of cash for the purchase of property and equipment.

Cash Flows from Financing Activities

Financing activities provided $2.2 million of cash in 2024, primarily from investment of Parent.

Financing activities provided $6.3 million of cash in 2023, primarily from advances from Parent.

Comparison of the Three Months Ended March 31, 2025 and 2024

Research and development expense. Research and development expense in the three months ended March 31, 2025 was $62,000 as compared to $32,000 in the same period of 2024, an increase of $30,000. This increase was primarily the result of decreased NIH grant offsets available in 2025 versus the same period in 2024.

General and administrative expense. General and administrative expense increased to $554,000 in the three months ended March 31, 2025 as compared to $507,000 in the same period in 2024, an increase of $47,000, or 9%. The increase was primarily the result of increased outside service costs and by decreased NIH grant offsets versus the same period in 2024.

Cash Flows from Investing Activities

Investing activities in the three months ended March 31, 2025 and 2024 were both zero.

Cash Flows from Financing Activities

Financing activities provided $0.3 million of cash in the three months ended March 31, 2025 primarily from funds invested by our Parent

Financing activities provided $0.5 million of cash in the three months ended March 31, 2024 primarily from funds invested by our Parent.

MANAGEMENT AND BOARD OF DIRECTORS

The following table presents information concerning our executive officers and board of directors (“Board”) nominees following the effective Spin-Off, including a five-year employment history. We are in the process of identifying other individuals who will also be our directors and executive officers following the Spin-Off, and we expect to provide additional details regarding these individuals in an amendment to this Information Statement.

NAME	AGE	POSITION
Executive officers
Jonathan Adams	62	Chief Executive Officer and Director Nominee
Edward Sedo	69	Chief Financial Officer

Directors and Director Nominees
Adam Mendelsohn, PhD	43	Chairman of the Board of Directors
John Blake	48	Director Nominee
John Bowers	63	Director Nominee
Linda Szyper	59	Director Nominee

Jonathan Adams, MBA, Chief Executive Officer and Director Nominee: Mr. Adams joined the Company as a consultant in November 2022, and was appointed Chief Executive Officer in March 2023. Mr. Adams will join our Board upon completion of the Spin-Off. Prior to joining Cortigent, from 2007 to mid-2022, Mr. Adams served in several executive roles, including CEO, COO, and Executive Vice President, at BioVie Inc., the company he founded in 2007. He led its successful up-listing to Nasdaq that raised substantial funding for operations. In addition to founding the company, he was a co-inventor on patents and co-author of publications. He has over 30 years of biopharmaceutical and device industry experience, including corporate finance, acquisitions and licensing, marketing, and sales support. From 1994 to 2000, Mr. Adams served as Associate Director at Searle Pharmaceuticals, where he was a member of the global launch team for the arthritis drug Celebrex, which generated multi-billion dollars in sales. Mr. Adams also has extensive experience assisting companies with launching new drugs and medical devices. Mr. Adams earned a BS from Cornell University and an MBA from the Tuck School of Business at Dartmouth College. The Board believes that Mr. Adams’ senior management leadership skills, his extensive public company experience, his history of assisting companies that have launched new drugs and medical devices, and his expertise in operations, finance, strategy, and risk management qualify him to serve as a member of our Board.

Edward Sedo, CPA, Chief Financial Officer: Mr. Sedo serves as Controller of Vivani since completion of acquisition of Nano Precision Medical by Second Sight in August 2022. He served at Second Sight as Principal Accounting Officer from September 2020 to August 2022, and Manager of Financial Reporting since February 2015. Prior to his time with Second Sight, Mr. Sedo served as Assistant Controller at Calavo Growers, a publicly traded produce company from March 2008 to November 2014. Mr. Sedo served as the VP, Financial Reporting at Countrywide Financial Corporation, a publicly traded mortgage company, from December 2004 to March 2008. Mr. Sedo is a Certified Public Accountant and holds a BBA in accounting from the University of Michigan-Dearborn.

Adam Mendelsohn, PhD, Chairman of the Board: Dr. Mendelsohn is a member of our Board, since inception. He is Chief Executive Officer and member of the Board of Directors of Vivani since August 2022. Dr. Mendelsohn founded Nano Precision Medical and served as its CEO from 2009 until its acquisition by Second Sight in August 2022. Dr. Mendelsohn received his Ph.D. in bioengineering at the UC San Francisco/UC Berkeley Joint Graduate Group in Bioengineering, was awarded a U.S. National Science Foundation (“NSF”) fellowship to perform research at Kyoto University, and has published multiple peer-reviewed articles describing new treatment options for Type 1 diabetes. Dr. Mendelsohn has served as a Technical Advisor to the Alfred E. Mann Institute for Biomedical Engineering at USC, a fellow of the Startup Leadership Program, and is currently a board member of the Maestro Foundation. Dr. Mendelsohn also served as the director for the Venture Innovation Program in Life Sciences and completed his certificate in Management of Technology with the Haas School of Business at Berkeley. The Board believes that Dr. Mendelsohn’s educational attainments and engineering expertise, combined with his 14 years of executive management experience at Nano Precision Medical after having founded the company in 2009, and subsequently with Vivani, qualify him to serve as the Chairman of our Board.

John Blake, MBA, CPA, Director Nominee: Mr. Blake has agreed to serve on our Board as an independent director following the completion of the Spin-Off. He has over 18 years of corporate finance experience including strategic and operational responsibilities, public and private financings, mergers and acquisitions and public-company compliance. Mr. Blake currently serves as Chief Financial Officer of Provisio Medical, an early-stage medical device developer of endovascular measurement devices. Mr. Blake previously served as Chief Financial Officer of Second Sight from March 2018 to September 2020. Prior to joining Second Sight, Mr. Blake served as Senior Vice President, Finance at aTyr Pharma, a Nasdaq listed biotechnology company. Before aTyr, he served as a global finance director at Volcano Corporation, a Nasdaq listed medical device company. Mr. Blake holds an MBA from the University of Southern California and is a Certified Public Accountant. The Board believes that Mr. Blake’s extensive corporate finance and public accounting experience, combined with an in-depth understanding of financial strategy, operations, and compliance, qualifies him to serve as a member of our Board.

John Bowers, MBA, Director Nominee: Mr. Bowers has agreed to serve on our Board as an independent director following the completion of the Spin-Off. Mr. Bowers has more than 30 years’ experience in the medical technology field developing and commercializing products for neuromodulation, cardiovascular, surgical, and imaging specialties. Most recently, he was Chief Commercial Officer at Verathon Medical, a global leader in video laryngoscopy and bladder volume measurement and a subsidiary of Roper Technologies (NYSE: ROP). Previously he was COO at the ultrasound therapy startup Kona Medical, after serving as Senior VP at ultrasound leader SonoSite (acquired by Fujifilm for about $1B), and as CEO at NorthStar Neuroscience where he and the founder led a successful IPO that raised over $100M. Prior to NorthStar, he had leadership positions at Guidant Corporation and Eli Lilly and Company. Mr. Bowers earned an MBA with Distinction from Harvard University, and a BA with Honors in Economics-Accounting from Gonzaga University. The Board believes that Mr. Bower’s corporate leadership at several highly successful medical device companies, including the development of a cortical stimulation device for stroke recovery during his time as CEO of Northstar, qualifies him to serve as a member of our Board.

Linda Szyper, MBA, Director Nominee: Ms. Szyper has agreed to serve on our Board as an independent director following the completion of the Spin-Off. She served as Chief Operating Officer of McCann Health from 2018 to 2021, where she was responsible for the overall operations of its global healthcare network. From 2014 to 2017, she was the Chief Commercial Officer at Circassia Pharmaceuticals, a publicly traded biotechnology and medical device company headquartered in the United Kingdom, where she spearheaded business strategy and commercial direction. Prior to Circassia, she was Chief Development Officer of the Publicis Healthcare Communications Group, which followed executive roles at Searle Pharmaceuticals and Serono Laboratories. Ms. Szyper was a member of the Board of Directors of Neos Therapeutics and currently sits on the Board of Harmony Biosciences. She earned a BS in Biomedical Engineering from Northwestern University and an MBA from DePaul University. The Board believes that Ms. Szyper’s senior managerial experience, her abilities in spearheading strategy and commercial direction for pharmaceutical and healthcare companies and her service on the boards of Nasdaq listed health care companies qualifies her to serve as a member of our Board.

Advisors to the Company

Truc Le, MBA, Consulting Chief Operations Officer: Vivani will provide the services of its Chief Operating Officer on an interim basis to consult on operations matters, such as manufacturing planning and interactions with contract manufacturers. Mr. Le brings over 35 years of manufacturing, quality, and overall operations experience with devices and complex drug-device combination products. Mr. Le has served as COO of Vivani since September 2022, and served as COO of Nano Precision Medical from 2020 until its acquisition by Second Sight in August 2022. From 2011 to March 2020, Mr. Le was the Chief Technical Operations Officer for Dance Biopharm, a leader in aqueous respiratory therapy delivery. As the Chief Technical Operations Officer, he built operations, quality systems, manufacturing, supply chain, and IT. From 2009 to 2011, Mr. Le was the Chief Operating Officer for Avid Bio Services. From 2007 to 2009, Mr. Le served as the EVP Manufacturing and Quality for PrimaBiomed, a cell therapy company. From 2001 to 2007, Mr. Le was Senior Vice President of Operations, Product Development, Quality, and Regulatory Affairs for Nektar Therapeutics. Mr. Le has a BS in mechanical engineering and an MBA in Management. See “Certain Relationships and Related Party Transactions”.

Donald Dwyer, MBA, Consulting Chief Business Officer: Vivani will provide the services of its Chief Business Officer on an interim basis to consult on business development matters, such as strategic partnering and commercial readiness. Mr. Dwyer serves as Chief Business Officer and corporate secretary of Vivani and served as CBO of Nano Precision Medical from 2021 until its acquisition by Vivani in August 2022. Prior to this, Mr. Dwyer was consultant to Nano Precision Medical and an observer to its Board of Directors from 2016 to 2019. He is a science-based business leader with over 40 years of experience in the biopharmaceutical industry. From 1995 to 2019, Mr. Dwyer held leadership positions at AstraZeneca in business development, U.S. commercial brand management, sales, and drug development. Mr. Dwyer was also U.S. commercial leader for Toprol-XL (hypertension), Onglyza (diabetes), Seroquel (bipolar disorder) and Abraxane (cancer). At Cephalon (now Teva Pharmaceuticals), Mr. Dwyer was the Head of Regulatory Affairs from 1993 to 1995 and from 1986 to– 1993, he was with Rhone-Poulenc Rorer (now Sanofi-Aventis). Mr. Dwyer is a graduate of the University of Central Connecticut and holds an MBA from the Temple University Fox School of Business. See “Certain Relationships and Related Party Transactions”.

Jerry Culp, Executive Consultant: Mr. Culp has acted as our consultant and adviser principally in regard to oversight of medical device manufacturing and commercial production, and following the Spin-Off, we expect him to continue in this advisory role. Mr. Culp is a strategic executive leader with nearly 40 years of experience spanning startups to global multinationals. He spent 30 years at Stryker Corporation (NYSE:SYK), where he served in various capacities, including Vice President of Research and Development at Stryker's Instruments Division, and ultimately served as the Vice President and General Manager of the IMT (Incubation of Medical Technology) business unit. As the leader of Stryker’s IMT group, he was responsible for incubating new businesses, including team and technology architectures required to ensure Stryker's continued leadership in medical markets around the globe. Mr. Culp played a key role in leading Stryker’s entry into surgical robotics and overseeing the growth of Stryker’s shared research and development center in India. Mr. Culp is a co-founder of Transcendent Technologies, a boutique design and engineering firm, based in Kalamazoo, Michigan, specializing in multidisciplinary problems and systems. Mr. Culp is Chair of the Board of Trustees of the Air Zoo Aerospace & Science Museum located in Portage, Michigan. He earned a Bachelor of Science Degree from Purdue University in 1986.

Election of Officers and Family Relationships

Our executive officers are appointed by, and serve at the discretion of, our Board. There are no family relationships among any of our directors or executive officers.

Clawback Policy

Our Board has adopted a written policy to recover “excess” compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. The compensation includes both cash-based and equity-based incentives. The compensation covered includes incentive awards awarded to any individuals (including former employees) who served as an executive officer during the three most recently completed fiscal years preceding the date on which the preparation of an accounting restatement is required, provided that the executive officers were awarded more incentive awards than they would have received if the consolidated financial statements had been prepared correctly. The recovery will include an executive incentive award even if the executive was not involved in preparing the consolidated financial statements or did not commit misconduct that led to the restatement. Restatements attributable to an inadvertent error also will subject executive officers to the recovery of previously received incentive awards.

Director Independence

We intend to list our common stock on Nasdaq. Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors within a specified period of time after the completion of an initial listing. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the listing requirements and rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our Board has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise or impair such director’s ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our Board has determined that each of John Blake, John Bowers and Linda Szyper are “independent directors” as defined under the applicable rules and regulations of the SEC, and the listing requirements and rules of Nasdaq.

Committees of the Board of Directors

Our Board has established an audit committee, a compensation committee and a nominating and governance committee, each of which will have the composition and responsibilities described below. Our Board will appoint a chair of each committee upon its establishment. Members will serve on these committees until their resignation or as otherwise determined by our Board.

Audit Committee

John Blake, John Bowers and Linda Szyper, each of whom is a non-employee nominee member of our Board, have been designated to serve on the Audit Committee upon completion of the Spin-Off. Mr. Blake will serve as the Chair of the Audit Committee. Rule 10A-3 of the Exchange Act and the corporate governance standards of Nasdaq require that an audit committee have at least one independent member upon the listing of our common stock, have a majority of independent members within 90 days of the date our shares approved for listing on Nasdaq and be composed entirely of independent members within one year of the date our shares approved for listing on Nasdaq. Our Board has determined that each of John Blake, John Bowers and Linda Szyper meet the definition of “independent director” for the purposes of serving on our audit committee under Rule 10A-3 of the Exchange Act and the corporate governance standards of Nasdaq. Our Board has determined that each director appointed to our audit committee is financially literate. Our Board has further determined that Mr. Blake is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K.

The written charter for the Audit Committee will be available on our website. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this Information Statement. The Audit Committee will be responsible for, among other things:

●	appointing, overseeing, and if need be, terminating any independent auditor;

●	assessing the qualification, performance and independence of our independent auditor;

●	reviewing the audit plan and pre-approving all audit and non-audit services to be performed by our independent auditor;

●	reviewing our consolidated financial statements and related disclosures;

●	reviewing the adequacy and effectiveness of our accounting and financial reporting processes, systems of internal control and disclosure controls and procedures;

●	reviewing our overall risk management framework;

●	overseeing procedures for the treatment of complaints on accounting, internal accounting controls, or audit matters;

●	reviewing and discussing with management and the independent auditor the results of our annual audit, reviews of our quarterly consolidated financial statements and our publicly filed reports;

●	reviewing and approving proposed related person transactions; and

●	preparing the audit committee report that the SEC requires in our annual proxy statement.

Compensation Committee

Linda Szyper, John Blake and John Bowers will comprise the Compensation Committee upon completion of this Spin-Off. Linda Szyper will serve as the chair of the Compensation Committee. Our Board has determined that each of these persons meets the requirements for independence under the rules of Nasdaq and the SEC and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The written charter for the Compensation Committee will be available on our website. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this Information Statement. The Compensation Committee will be responsible for, among other things:

●	reviewing the elements and amount of total compensation for all officers;

●	formulating and recommending any proposed changes in the compensation of our Chief Executive Officer for approval by the Board;

●	reviewing and approving any changes in the compensation for officers, other than our Chief Executive Officer;

●	administering our equity compensation plans;

●	reviewing annually our overall compensation philosophy and objectives, including compensation program objectives, target pay positioning and equity compensation; and

●	preparing the compensation committee report that the SEC will require in our annual proxy statement.

Nominating and Governance Committee

John Blake and Linda Szyper will comprise the Nominating and Governance Committee upon completion of the Spin-Off. Our Board has determined that each of these nominees meets the requirements for independence under the rules of Nasdaq for service on this committee. The Nominating and Governance Committee will be responsible for, among other things:

●	evaluating and making recommendations regarding the composition, organization and governance of our Board and its committees,

●	identifying, recruiting and nominating director candidates to the Board, if and when necessary;

●	evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees,

●	reviewing and making recommendations with regard to our corporate governance guidelines and compliance with laws and regulations, and

●	reviewing and approving conflicts of interest of our directors and corporate officers, other than related person transactions reviewed by the audit committee.

Our Nominating and Governance Committee operates under a written charter adopted by our Board, which satisfies the applicable Nasdaq listing standards.

Compensation Committee Interlocks and Insider Participation

None of the prospective members of our Compensation Committee is or has been an officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the compensation committee or director (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers who will serve on our compensation committee or our Board.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics that will apply to all employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The purpose of the Code of Business Conduct and Ethics will be to promote, among other things, honest and ethical conduct, full, fair, accurate, timely, and understandable disclosure in public communications and reports and documents that we file with, or submit to, the SEC, compliance with applicable governmental laws, rules and regulations, accountability for adherence to the code and the reporting of violations thereof. The full text of our Code of Business Conduct and Ethics will be available on the Investor Relations page of our website. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this Information Statement. We intend to post any amendment(s) to our Code of Business Conduct and Ethics, and any waiver(s) of such code for directors and officers, on the Investor Relations page of our website, or in filings under the Exchange Act.

Non-Employee Director Compensation

To date, members of our Board have not received compensation for their services. Each of our non-employee directors will be paid an annual retainer of $35,000 for service on the Board. Each of our non-employee directors who serves as a committee chair will receive, in addition to the annual retainer, an annual retainer of (i) $20,000 for service as Audit Committee Chair, (ii) $12,000 for service as Compensation Committee Chair, and (iii) $8,000 for service as Nominating Committee Chair. Each non-chair committee member will receive an additional annual retainer of $12,000, $10,000 and $4,000, respectively, for service on the Audit Committee, Compensation Committee and Nominating Committee. We anticipate awarding our Chairman an option to purchase 30,000 shares of common stock and awarding each of our three director nominees stock options to purchase between 20,000 to 30,000 shares of our common stock promptly after the closing of the first offering contemporaneous with or following our Nasdaq listing at an exercise price equal to the price per share of common stock in the offering. For each of our Chair and director nominee’s options to purchase 25% of their granted options will vest 45 days after the Share Distribution Date and the balance shall vest in approximately equal monthly installments over the ensuing 36 months, subject to the optionee remaining in a service relationship with us on each vesting date. These stock options will have a term no greater than ten years after the grant date.

Directors’ Service Contracts

There are no arrangements or understandings between us, on the one hand, and any of our directors, on the other hand, providing for benefits upon termination of their employment or service as directors of our company.

Limitation on Liability and Indemnification Matters

Our certificate of incorporation contains provisions that limit the liability of our directors for damages to the fullest extent permitted by Delaware law. Consequently, none of our directors will be personally liable to us or our shareholders for damages as a result of an act or failure to act in his or her capacity as a director, unless:

●	the presumption that directors are acting in good faith, on an informed basis, and with a view to the interests of the corporation has been rebutted; and

●	it is proven that the director’s act or failure to act constituted a breach of his or her fiduciary duties as a director and such breach involved intentional misconduct, fraud or a knowing violation of law.

We have entered into indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides for indemnification and advancement by us of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the Company or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DIRECTOR AND OFFICER COMPENSATION

Summary Compensation Table

The following table summarizes the compensation of our named executive officers during the fiscal year ended December 31, 2023 and December 31, 2024.

Name and Principal Positions	Fiscal Year	Salary ($)	Bonus ($)	Option Awards (3)	All Other Compensation ($)	Total ($)

Jonathan Adams,(1)	2024	100,000				100,000
Chief Executive Officer	2023	235,417				235,417
Adam Mendelsohn(2) Chair		—	—	—	—
Edward Sedo, Chief Financial Officer	2024	225,000				225,000
	2023	206,336	52,500			258,736

(1)	Mr. Adams was appointed as our acting President in January 2023, and as our Chief Executive Officer in March 2023.

(2)	During the years ended December 31, 2024 and December 31, 2023 we did not compensate Adam Mendelsohn for his services rendered. Dr. Mendelsohn received compensation from Vivani for services performed for us and for Vivani.

(3)	As of April 30, 2025 we had not issued any equity grants to any of our named executive officers.

Mr. Sedo will be entitled to receive a grant of stock options to purchase 43,000 shares of our common stock upon completion of the first offering contemporaneous with or following our Nasdaq listing at an exercise price per share equal to the price per share in the offering. Options to purchase 10,750 shares will vest 45 days after the Share Distribution Date for our Spin-Off and the balance shall vest in approximately equal monthly installments over the ensuing 36 months, subject to Mr. Sedo’s remaining in a service relationship with us on each vesting date. These stock options will have a term no greater than ten years after the grant date.

Executive Officer Employment

As of January 2023, we commenced to pay Mr. Adams $25,000 per month for his services to us. In March 2023, we entered into an “at will” letter agreement with him by which we appointed Mr. Adams as Chief Executive Officer. We agreed to pay Mr. Adams a base salary of $350,000 per year commencing as of March 1, 2023, and he may receive a one-time signing bonus of up to $50,000 within 45 days after the first offering contemporaneous with or following our listing. In October 2023, as part of a workforce reduction, Mr. Adams agreed to accept an adjusted salary of $100,000 per year. For the fiscal year ended December 31, 2024 we paid Mr. Adams $8,333 per month at a base salary of $100,000 per year.

Pursuant to Board approval, Mr. Adams is entitled to receive a grant of stock options to purchase 105,000 shares of our common stock upon completion of the first offering contemporaneous with or following our listing at an exercise price equal to the price per share in the offering. Options to purchase 26,250 shares will vest 45 days after the Share Distribution Date for our Spin-Off and the balance shall vest in approximately equal monthly installments over the ensuing 36 months subject to the optionee remaining in a service relationship with us on each vesting date. These stock options will have a term no greater than ten years after the grant date. Our employment agreement with Mr. Adams states that it is “at will,” that it is not for any specified period of time, and that either he or we can terminate the employment relationship at any time with or without cause. Mr. Adams will be reimbursed for his reasonable travel expenses and will be eligible to participate in all employee benefits and benefit plans that we may make available to other similarly situated employees.

Director Compensation

Directors who are also our employees do not receive compensation for their service on our Board. Our non-employee directors are entitled to receive the compensation described under “Management—Non-Employee Director Compensation” above.

Pension Benefits and Nonqualified Deferred Compensation

We do not provide a defined benefit pension plan for our employees, and none of our named executive officers participated in a nonqualified deferred compensation plan in 2024.

Non-Equity Incentive Plan Compensation

We do not provide a non-equity compensation plan for our employees.

Employee Benefit and Stock Plan

In 2023, our Board adopted a 2023 Equity Incentive Plan referred to herein as our “Plan”. Our Plan permits the award of incentive stock options as described in section 422(b) of the Code, as amended, of non-qualified stock options (i.e., options that are not incentive stock options), to our employees and any parent and subsidiary corporation’s employees. Our Plan also permits option grants to directors and certain independent contractors who provide services to us. These awards offer our employees, consultants, and directors the possibility of future value, depending on the long-term price appreciation of our common stock and the award holder’s continuing service with our Company or one or more of its subsidiaries. A total of 1,000,000 shares of common stock are reserved for issuance under our 2023 equity incentive plan. Subsequent to the Spin-Off, the Company intends to grant options to purchase up to 358,000 shares to officers, directors, employees and several consultants under our 2023 equity incentive plan.

Plan administration. The Plan is administered by the compensation committee which consists of persons appointed by our Board. The compensation committee has the authority to determine the terms and conditions of awards, and to interpret and administer the Plan.

Stock options. Stock options may be granted under our Plan. The term of an incentive stock option grant may not exceed 10 years. The committee determines the exercise price of an option at the time of grant. Normally, the exercise price will be not less than the fair market value of the security on the date of grant, as determined in good faith by the Board or Compensation Committee. As a matter of tax law, the exercise price for any incentive stock option awarded may not be less than the fair market value of the shares on the date of grant. However, incentive stock option grants to any person owning more than 10% of our voting stock must have an exercise price of not less than 110% of the fair market value on the grant date. Payment of the exercise price may be made in cash, shares, or other property acceptable to the committee, as well as other types of consideration permitted by applicable law. After the termination of service of an employee, director, or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for 30 days following the termination of service (subject to extension upon approval of the Board or compensation committee). However, in no event may an option be exercised later than the expiration of its term. Subject to the provisions of our Plan, the committee determines the other terms of options.

Non-transferability of awards. Unless the Board or Compensation Committee provides otherwise, our Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Certain adjustments. In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under our Plan, the Board or Compensation Committee will adjust the number and class of shares that may be delivered under our Plan and/or the number, class and price of shares covered by each outstanding award and the numerical share limits set forth in our Plan. In the event of our proposed liquidation or dissolution, the Board or Compensation Committee will notify participants as soon as practicable, and all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or change in control. Our Plan provides that in the event of a merger or change in control, as defined under the Plan, each outstanding award will be treated as provided for in the individual award agreement.

Amendment, termination. Our Board or Compensation Committee, as applicable, will have the authority to amend, suspend or terminate the Plan provided such action does not require shareholder approval and will not impair the existing rights of any participant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the date of this Information Statement, Vivani beneficially owns all of the outstanding shares of our common stock. After the Spin-Off, Vivani will own [●] shares of our common stock. The following table provides information regarding the anticipated beneficial ownership of our common stock at the time of the Share Distribution by:

●	each of our shareholders whom we believe (based on the assumptions described below) will beneficially own more than 5% of our outstanding common stock;

●	each of our directors;

●	each of our named executive officers; and

●	all of our directors and executive officers as a group.

Except as otherwise noted below, we based the share amounts on each person’s beneficial ownership of Vivani common stock on [●], 2025, giving effect to a Share Distribution ratio of [●] shares of Company common stock for [●] shares of Vivani common stock.

Except as otherwise noted in the footnotes below, each person or entity identified in the table has sole voting and investment power with respect to the securities beneficially owned.

Immediately following the Spin-Off, we estimate that [●] shares of our common stock will be issued and outstanding, based on the approximately [●] shares of Vivani common stock outstanding on [●], 2025. The actual number of shares of our common stock that will be outstanding following the completion of the Spin-Off will be determined on [●], 2025. The number of shares of common stock beneficially owned by each shareholder, director, director nominee or executive officer is determined according to SEC rules and the information is not necessarily indicative of beneficial ownership for any other purpose. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, warrants, or other rights held by such person that are currently exercisable or that will become exercisable within 60 days of December 31, 2024 are considered to be outstanding, although such shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless noted otherwise, the address of all listed shareholders is 27200 Tourney Road, Suite 315, Valencia, California 91355.

	No. of Shares Beneficially Owned Prior to this Distribution	No. of Shares Beneficially Owned After this Distribution (1)	Percentage Owned After this Distribution
Holders of more than 5% of our voting securities:
Vivani Medical, Inc.:
Gregg Williams (1)
Joachim Bolk (2)
Directors, Director Nominees and Executive Officers:
Jonathan Adams
Dr. Adam Mendelsohn (3)
Edward Sedo
John Blake
John Bowers
Linda Szyper

All directors, director nominees and executive officers as a group (six persons).

(1)	Gregg Williams and entities affiliated with him [●]
(2)	Joachim Bolk [●]
(3)	Dr. Adam Mendelsohn [●]

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions or series of transactions since January 1, 2022, or any currently proposed transaction, to which we were or are to be a participant and in which the amount involved in the transaction or series of transactions exceeds the lesser of $120,000, or one percent (1%) of our total assets at yearend for the last two completed fiscal years and in which any of our directors, executive officers or persons whom we know hold more than five percent (5%) of any class of our capital stock, including their immediate family members, had or will have a direct or indirect material interest, other than compensation arrangements with our directors and executive officers.

Vivani Medical, Inc. is the resulting entity of the August 30, 2022, merger of Nano Precision Medical Inc. into Second Sight Medical Products, Inc. Vivani caused Cortigent to be formed as a Delaware corporation in November 2022. In December 2022, Vivani and Cortigent entered into an Asset Contribution Agreement by which Vivani contributed all of Second Sight’s neurostimulation assets and operations to Cortigent. These assets included all patents, know-how, regulatory approvals, clinical data related to the Argus II® Retinal Prosthesis System, the Orion® Visual Cortical Prosthesis System, NIH grants, inventory and all other rights and interests which are necessary for, or are part of, the operations of Cortigent’s business.

On February 1, 2023, we entered into a lease agreement, effective March 1, 2023, to sublease office space to replace our existing headquarters. See “Business-Facilities”. As a material inducement for the lessor to execute the lease with us Vivani guaranteed the prompt payment of all rents and all other sums payable under the lease together with all other terms and conditions to be kept and performed under the lease by the lessee.

In March 2023, Cortigent and Vivani entered into a Transition Funding, Support and Services Agreement by which Vivani will advance funds and provide or cause to be provided to Cortigent the services and funding that will cover salaries and related costs, rent and other overhead in order to permit Cortigent to operate in substantially the same manner in which business operations of Cortigent were previously operated by Second Sight, prior to the formation of Cortigent, which obligations continued, in the case of the funding obligations, through December 31, 2024. By that Agreement, Cortigent was required to pay all amounts advanced to us by Vivani from the proceeds of our proposed initial public offering of shares. In August 2023, we and Vivani amended this Agreement to provide for (i) repayment of $1.5 million from proceeds of an anticipated offering and (ii) issuance of a five-year promissory note requiring repayment of $2 million at five percent (5%) per year upon maturity of the promissory note. By this amendment Vivani also agreed that we shall not be obligated to repay any funding support payments that it made to us which exceed a cumulative $3.5 million. Pursuant to the terms of the Separation Agreement that Vivani entered into with Cortigent on [●] 2025 all amounts owing by Cortigent pursuant to the Transition Funding, Support and Services Agreement were waived and cancelled on [●].

Vivani has also agreed, by this Agreement, to provide the services of its Chief Operating Officer, Truc Le, on an interim basis to consult on operations matters, such as manufacturing planning and interactions with contract manufacturers, and the services of its Chief Business Officer, Donald Dwyer, on an interim basis to consult on business development matters, such as strategic partnering and commercial readiness. See “Management—Vivani Advisors to the Company”. We will also be providing to Vivani the services of Edward Sedo, our chief financial officer. We and Vivani have acknowledged that any such services which we provide to the other before the completion of this Spin-Off, are deemed to be equivalent in value and shall offset the value of the services provided to the other. As a result, we each have acknowledged to the other that neither of us shall accrue any service fees or expenses to the other before completion of this Spin-Off and that no invoices from one of us to the other shall be required to be submitted. As of December 31, 2024, Vivani provided $3.5 million in funding to Cortigent under the terms of the Agreement and included as debt due to parent on our consolidated balance sheet and additional funding of $3.5 million that has been recorded as an investment and included in Net Parent Investment on the consolidated balance sheet. After December 31, 2024 Vivani continued to provide funds to maintain our operations after expiration of the Agreement and has agreed to continue to provide such funds until the earlier of the Share Distribution or September 30, 2025, pursuant to the Separation Agreement. Pursuant to the terms of the Agreement, all amounts due to Vivani under the terms thereof shall be forgiven, waived and deemed a contribution to capital of Cortigent upon completion of the Share Distribution. See “Risk Factors” concerning Cortigent’s needs for additional capital to support its operations and growth.

Nothing in this Agreement grants Vivani or its employees or agents who are providing services the right, directly or indirectly, to control or direct the operations of the Company. Each of the parties shall invoice the other monthly for the services supplied and the unpaid balance thereon. Unpaid balances of invoices shall bear interest at the rate of five percent (5%) per year. All amounts paid or advanced by or due to Vivani under the Agreement inclusive of accrued interest were to be due on the end date of the Agreement. By this Agreement, we and Vivani have agreed to indemnify and hold each other harmless from certain matters relating to, arising out of or resulting from the operations of Second Sight’s business before August 30, 2022.

Related Party Arrangements

All agreements, arrangements, commitments and understandings, including most related accounts payable or accounts receivable, between us, on the one hand, and Vivani, on the other hand, will terminate effective as of the Share Distribution Date, except specified agreements and arrangements that are intended to survive post Share Distribution.

Separation Agreement

We entered into a Separation and Distribution Agreement, on [●], 2025, related to the Spin-Off. The Separation Agreement will govern the relationship between Vivani and Cortigent up to and after completion of the Spin-Off and allocates between Vivani and Cortigent various assets, rights, liabilities and obligations, including employee benefits, intellectual property, environmental and tax-related assets and liabilities, and in certain cases could result in certain significant business relationships between Cortigent and Vivani. See Information Statement Summary-The Spin Off,” “Certain Relationships and Related Party Transactions,” and “Summary Consolidated Financial Data” for more information.

Credit Support

We will agree to use reasonable best efforts to arrange, prior to the Share Distribution, for the replacement of all guarantees, covenants, indemnities, surety bonds, letters of credit or similar assurances of credit support, other than certain specified credit support instruments, currently provided by or through Vivani or any of its affiliates for the benefit of us or any of our affiliates.

Representations and Warranties

In general, neither we nor Vivani will make any representations or warranties regarding any assets or liabilities transferred or assumed, any consents or approvals that may be required in connection with these transfers or assumptions, the value or freedom from any lien or other security interest of any assets transferred, the absence of any defenses relating to any claim of either party or the legal sufficiency of any conveyance documents. Except as expressly set forth in the Separation Agreement, all assets will be transferred on an “as-is”, “where-is” basis.

Further Assurances

The parties will use reasonable best efforts to effect any transfers contemplated by the Separation Agreement that have not been consummated prior to the Share Distribution as promptly as practicable following the Share Distribution Date. In addition, the parties will use reasonable best efforts to effect any transfer or re-transfer of any asset or liability that was improperly transferred or retained as promptly as practicable following the Share Distribution.

The Share Distribution

Prior to the Share Distribution, Vivani will deliver all the issued and outstanding shares of our common stock to the Distribution Agent. Following the Share Distribution Date, the Distribution Agent will electronically deliver the shares of our common stock to Vivani shareholders based on the distribution ratio. The Vivani Board may, in its sole and absolute discretion, determine the Record Date, the Share Distribution Date and the terms of the Spin-Off. Vivani may, at any time until the Share Distribution, decide to abandon the Share Distribution or modify or change the terms of the Share Distribution.

Conditions

The Separation Agreement also provides that several conditions must be satisfied or, to the extent permitted by law, waived by Vivani, in its sole and absolute discretion, before the Share Distribution can occur. For further information about these conditions, see “The Spin-Off—Conditions to the Spin-Off”.

Exchange of Information

We and Vivani will agree to provide each other with information reasonably necessary to comply with reporting, disclosure, filing or other requirements of any national securities exchange or governmental authority having appropriate jurisdiction, for use in judicial, regulatory, administrative and other proceedings and to satisfy audit, accounting, litigation and other similar requirements. We and Vivani will also agree to use reasonable best efforts to retain such information in accordance with our respective record retention policies as in effect on the date of the Separation Agreement or for such longer period as required by law. Each party will also agree to use its reasonable best efforts to assist the other with its financial reporting and audit obligations.

Release of Claims

We and Vivani will each agree to release the other and its affiliates, successors and assigns, and all persons that prior to the Share Distribution have been the other’s shareholders, directors, officers, members, agents and employees, and their respective heirs, executors, administrators, successors and assigns, from any claims against any such other party that arise out of or relate to events, circumstances or actions occurring or failing to occur or any conditions existing at or prior to the time of the Share Distribution. These releases will be subject to exceptions set forth in the Separation Agreement.

Indemnification

We and Vivani will each agree to indemnify the other and each of the other’s current, former and future directors, officers and employees, and each of the heirs, administrators, executors, successors and assigns of any of them, against certain liabilities incurred in connection with the Spin-Off and our and Vivani’s respective businesses. The amount of either Vivani’s or our indemnification obligations will be reduced by any insurance proceeds or amounts recovered from third parties that the party being indemnified receives in respect of the related liability. The Separation Agreement also specifies procedures regarding claims subject to indemnification.

Prior to the completion of the Spin-Off, our Board will adopt a written policy regarding the review, approval and ratification of transactions with related persons. We anticipate that this policy will provide that Audit Committee review each of Cortigent’s transactions involving an amount exceeding $120,000 and in which any “related person” had, has or will have a direct or indirect material interest. In general, “related persons” are our directors, director nominees, executive officers and shareholders beneficially owning more than five percent (5%) of our outstanding common stock and immediate family members or certain affiliated entities of any of the foregoing persons. We expect that Audit Committee will approve or ratify only those transactions that are fair and reasonable to Cortigent and in our and our shareholders’ best interests.

DESCRIPTION OF OUR CAPITAL STOCK

Distribution of Securities

During the past three years, we have not sold any securities, including sales of reacquired securities, new issues, securities issued in exchange for property, services or other securities, and new securities resulting from the modification of outstanding securities that were not registered under the Securities Act.

Authorized Capital Stock

Our certificate of incorporation, as amended, authorizes us to issue up to 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share, all of which shares of preferred stock will be undesignated. As of the date of this Information Statement, 5,000,000 shares of our common stock were issued and outstanding and all of which are held of record by our parent company, Vivani. No shares of preferred stock are issued and outstanding.

Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

Shares of our common stock have the following rights, preferences, and privileges:

Voting

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of shareholders. Any action at a meeting at which a quorum is present will be decided by a majority of the voting power present in person or represented by proxy, except in the case of any election of directors, which will be decided by a plurality of votes cast. Shareholders do not have cumulative voting rights.

Dividends

Holders of our common stock are entitled to receive dividends when, as, and if declared by our Board out of funds legally available for payment, subject to the rights of holders, if any, of any class of stock having preference over the common stock. Any decision to pay dividends on our common stock will be at the discretion of our Board. Our Board may or may not decide to declare dividends in the future. See “Dividend Policy”. The Board’s determination to issue dividends will depend upon our profitability and financial condition, any contractual restrictions, restrictions imposed by applicable law and the SEC, and other factors that our Board deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of our common stock will be entitled to share pro rata on the basis of the number of shares held in any of the assets available for distribution after we have paid in full, or provided for payment of, all of our debts and after the holders of all outstanding series of any class of stock that have preference over the common stock, if any, have received their liquidation preferences in full.

Other

Our issued and outstanding shares of common stock are fully paid and non-assessable. Holders of shares of our common stock are not entitled to pre-emptive rights. Shares of our common stock are not convertible into shares of any other class of capital stock, nor are they subject to any redemption or sinking fund provisions. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock. Our certificate of incorporation authorizes the Board to issue these shares without shareholder approval in one or more series, to determine the designations and the rights, powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring, or preventing a change in control of our Company or other corporate action. Immediately after consummation of this Spin-Off, no shares of preferred stock will be outstanding, and we have no present plan to issue any shares of preferred stock.

Anti-Takeover Effects of Delaware and of Our Certificate of Incorporation and Bylaws

Section 203 of the Delaware General Corporation Law

Upon completion of the Spin-Off, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested shareholder” for a three-year period following the time that this shareholder becomes an interested shareholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested shareholder is prohibited unless it satisfies one of the following conditions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

●	upon completion of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested shareholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the shareholder, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested shareholder.

Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested shareholder;

●	any sale, transfer, lease, pledge exchange, mortgage or other disposition involving the interested shareholder of 10% or more of the assets of the corporation;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested shareholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested shareholder; or

●	the receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested shareholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested shareholder status did own, 15% or more of the outstanding voting stock of the corporation.

Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and Bylaws provide for:

●	authorizing the issuance of more “blank check” preferred stock, the terms of which may be established and shares of which may be issued without shareholder approval; and

●	establishing Delaware as the exclusive jurisdiction for certain shareholder litigation against us.

Potential Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without shareholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings, to otherwise raise additional capital, to facilitate corporate acquisitions, or payment of dividends on the capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable our Board to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the Board has the discretion to determine designations, rights, preferences, privileges, and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges, and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the Delaware General Corporation Law, and subject to any limitations set forth in our certificate of incorporation. The purpose of authorizing the Board to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions, and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be VStock Transfer, LLC, located at 18 Lafayette Pl, Woodmere, NY 11598, phone (212) 828-8436 and website https://www.vstocktransfer.com/.

Listing

We intend to apply to list our common stock on Nasdaq, under the ticker symbol “CRGT”.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form 10 with the SEC with respect to the shares of our common stock that Vivani’s shareholders will receive in the Share Distribution as contemplated by this Information Statement. This Information Statement is a part of and does not contain all the information set forth in, the Registration Statement and the other exhibits and schedules to the Registration Statement. For further information with respect to us and our common stock, please refer to the Registration Statement, including its other exhibits and schedules. Statements we make in this Information Statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document. You may review a copy of the Registration Statement, including its exhibits and schedules, at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549, as well as on the Internet website maintained by the SEC at www.sec.gov. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room. Information contained on any website we refer to in this Information Statement does not and will not constitute a part of this Information Statement or the Registration Statement on Form 10 of which this Information Statement is a part, and such references are intended to be inactive textual references only.

As a result of the Spin-Off, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC.

You may request a copy of any of our filings with the SEC at no cost by writing us at the following address:

Investor Relations

Cortigent, Inc.

27200 Tourney Road, Suite 315

Valencia, California 91355

Phone: (818) 833-5000

We also maintain a website at www.cortigent.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The Investor Relations page of our website provides notifications of news or announcements regarding our financial performance, including SEC filings, investor events, press and earnings releases, and blogs.

We intend to furnish holders of our common stock with annual reports containing consolidated financial statements prepared in accordance with U.S. GAAP and audited and reported on by an independent registered public accounting firm.

CORTIGENT, INC.

AND SUBSIDIARY

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Annual Consolidated Financial Statements for the Years Ended December 31, 2024 and 2023

Unaudited Interim Condensed Consolidated Financial Statements as of and for the three months ended March 31, 2025 and 2024

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of

Cortigent, Inc. and Subsidiary

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Cortigent, Inc. and Subsidiary (the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of operations, comprehensive loss, net parent investment (deficit), and cash flows, for the each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024 in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and negative operating cash flows that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Formation of Company

Cortigent, Inc. was formed in 2022 by Vivani Medical, Inc. (“Vivani”) as further discussed in Note 1. These consolidated financial statements have been prepared assuming the operating activities of the Neuromodulation business of Vivani were a part of Cortigent as of January 1, 2022 and the shares issued to Vivani upon formation have been outstanding since such date.

/s/ BPM LLP

We have served as the Company’s auditor since 2022.

Walnut Creek, California

May 27, 2025

CORTIGENT, INC.

 AND SUBSIDIARY

Consolidated Balance Sheets

(In thousands)

	December 31
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$797	$774
Prepaid expenses and other current assets	105	141
Total current assets	902	915

Property and equipment, net	14	45
Right-of-use asset	107	426
Deposits and other assets	3	14

Total assets	$1,026	$1,400
LIABILITIES AND NET PARENT INVESTMENT
Current liabilities:
Accounts payable	$111	$21
Accrued expenses	371	350
Accrued compensation expense	343	396
Due to parent	3,500	3,500
Current operating lease liabilities	107	319
Total current liabilities	4,432	4,586

Long term operating lease liabilities	—	107
Total liabilities	4,432	4,693

Commitments and contingencies (Note 9)

Net parent investment (deficit)	(3,406)	(3,293)

Total liabilities and net parent investment	$1,026	$1,400

See accompanying notes to consolidated financial statements.

CORTIGENT, INC.

AND SUBSIDIARY

Consolidated Statements of Operations

(In thousands, except per share data)

	Year Ended
	December 31,
	2024	2023
Operating expenses:
Research and development, net of grants	$324	$2,033
General and administrative, net of grants	1,752	3,347
Total operating expenses	2,076	5,380
Loss from operations	(2,076)	(5,380)
Interest and other expense, net	(156)	(112)
Net loss	$(2,232)	$(5,492)
Net loss per common share – basic and diluted	$(0.45)	$(1.10)
Weighted average common shares outstanding – basic and diluted	5,000	5,000

See accompanying notes to consolidated financial statements.

CORTIGENT, INC.

AND SUBSIDIARY

Consolidated Statements of Comprehensive Loss

(In thousands)

	Year Ended
	December 31,
	2024	2023
Net loss	$(2,232)	$(5,492)
Other comprehensive income:
Foreign currency translation adjustments	(79)	105
Comprehensive loss	$(2,311)	$(5,387)

See accompanying notes to consolidated financial statements.

CORTIGENT, INC.

AND SUBSIDIARY

Consolidated Statements of Net Parent Investment (Deficit)

(In thousands)

				Accumulated
	Common			Other	Net Parent
	Stock	Parent	Accumulated	Comprehensive	Investment
	Shares	Investment	Deficit	Loss	(Deficit)
Balance, January 1, 2023	5,000	$864	$—	$(389)	$475
Net loss	—	—	(5,492)	—	(5,492)
Investment by parent	—	1,619	—	—	1,619
Foreign currency translation adjustment	—	—	—	105	105
Balance, December 31, 2023	5,000	$2,483	$(5,492)	$(284)	$(3,293)

				Accumulated
	Common			Other	Net Parent
	Stock	Parent	Accumulated	Comprehensive	Investment
	Shares	Investment	Deficit	Loss	(Deficit)
Balance, January 1, 2024	5,000	$2,483	$(5,492)	$(284)	$(3,293)
Net loss	—	—	(2,232)	—	(2,232)
Investment by parent	—	2,198	—	—	2,198
Foreign currency translation adjustment	—	—	—	(79)	(79)
Balance, December 31, 2024	5,000	$4,681	$(7,724)	$(363)	$(3,406)

See accompanying notes to consolidated financial statements.

CORTIGENT, INC.

AND SUBSIDIARY

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(2,232)	$(5,492)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	31	44
Other	—	62
Non-cash lease expense	—	(4)
Changes in operating assets and liabilities:
Prepaid expenses and other assets	47	170
Accounts payable	62	(360)
Accrued expenses	(30)	(117)
Accrued compensation expenses	(53)	(262)
Net cash used in operating activities	(2,175)	(5,959)
Cash flows from investing activities:
Purchase of property and equipment	—	(11)
Net cash used in investing activities	—	(11)
Cash flows from financing activities:
Net advances from parent	—	4,698
Net investment of parent	2,198	1,619
Net cash provided by financing activities	2,198	6,317
Effect of exchange rate changes on cash and cash equivalents	—	4
Cash and cash equivalents:
Net increase	23	351
Balance at beginning of year	774	423
Balance at end of year	$797	$774

Supplemental disclosure of cash flow information;
Non-cash financing activities:
Establishment of operating right-of-use assets through operating lease obligations	$—	$668
Stock-based compensation (parent)	$—	$62
Assignment of prepaid asset to parent	$—	$1,259

See accompanying notes to consolidated financial statements.

CORTIGENT, INC.

 AND SUBSIDIARY

Notes to Consolidated Financial Statements

1. Organization and Business Operations

These consolidated financial statements represent the financial position and results of operations of the Neuromodulation business segment of Vivani Medical, Inc. (“Vivani”). On August 30, 2022, Second Sight Medical Products, Inc., (“Second Sight”) changed its name to Vivani Medical, Inc. and merged with Nano Precision Medical Products, Inc. (”NPM”) (the “Merger”). On December 28, 2022, the assets and liabilities of the segment were contributed to Cortigent, Inc. (“Cortigent” or the “Company”) a newly formed wholly owned subsidiary of Vivani, in exchange for five million shares of common stock of Cortigent. For convenience, the Neuromodulation business segment is referred to hereafter as “Cortigent.” Vivani intends to cause Cortigent to be spun off in a transaction that will qualify for non-recognition of gain or loss, as a result of receipt of Cortigent shares, for U.S. Federal Income Tax purposes.

Cortigent is a leader in developing targeted neurostimulation systems that enable patients to recover critical body functions including vision and muscle movement. Our technology combines advanced neuroscience with proprietary microelectronics, software, and data processing capabilities. The first-generation system of our predecessor Second Sight, Argus II, was approved by the FDA under a Humanitarian Device Exemption (“HDE”) and has successfully restored partial vision to hundreds of profoundly blind people. Building on this achievement, we have completed a six-year Early Feasibility Study in March 2025 for a more advanced artificial vision system we call the Orion® Visual Cortical Prosthesis System. Our next planned application is to accelerate the recovery of arm and hand movement in patients who are partially paralyzed due to stroke by our Stroke Recovery System. Additional applications of our platform technology have the potential to generate substantial business growth over time.

Cortigent includes the personnel, technologies, and other assets that formerly comprised Second Sight and, since the Merger, has continued as the Neuromodulation business segment of Vivani. Consolidated financial statements prior to the Merger have been derived from Second Sight’s historical accounting records and have been presented as if Cortigent had been formed as of January 1, 2022.

Financial transactions between Cortigent and its parent are included in the consolidated balance sheets and statements of net parent investment (deficit) under Net Parent Investment (Deficit). Net Parent Investment (Deficit) represents Vivani’s interest in the recorded net assets of Cortigent and the net effect of transactions between the two entities.

Liquidity and Going Concern

The Company’s consolidated financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company’s technologies are currently in development and have not generated revenues.

The Company has financed operations through support received from Vivani. The Company has an accumulated deficit of $7.7 million as of December 31, 2024, and has incurred losses of $2.2 million and $5.5 million in the years ended December 31, 2024 and 2023, respectively, and expects to experience operating losses and negative cash flows for the foreseeable future. In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC 205-40. Management has determined that the limited amounts of cash raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the accompanying consolidated financial statements are issued.

Management believes that the successful growth and operation of the Company’s business is dependent upon its ability to obtain adequate sources of funding through equity or debt financing to adequately support the Company research and development programs and provide for working capital and general corporate purposes. The Company has and will continue to receive short-term liquidity support from Vivani. See Footnote 10 for discussion of the Transition Funding and Services Agreement between the Company and Vivani.

No assurance can be given that the Company will be successful in achieving its long-term plans as set forth above, or that such plans, if consummated, will result in profitable operations or enable the Company to continue in the long-term as a going concern. Management’s plans also include managing the Company’s cash burn by controlling expenditures. Failure to generate sufficient cash flows from operations, raise additional capital and reduce discretionary spending could have a material adverse effect on the Company’s ability to achieve its intended business objectives.

2.	Summary of Significant Accounting

Policies Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally acceptable in the United States of America (“GAAP”) and include the consolidated financial statements of Cortigent and its wholly owned subsidiary, Second Sight Switzerland. Intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. We base our estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the consolidated financial statements, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience, and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates. Significant estimates include those related to assumptions used in accruals for potential liabilities and valuing instruments. Actual results could differ from those estimates.

Cash and Cash Equivalents

We consider all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. Cash equivalents are carried at fair value. We generally invest funds that are in excess of current needs in high credit quality instruments such as money market funds. There were no cash equivalents as of December 31, 2024, or 2023.

Property and Equipment

Property and equipment are recorded at historical cost less accumulated depreciation and amortization. Improvements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred. Upon disposal of depreciable property, the appropriate property accounts are reduced by the related costs and accumulated depreciation. The resulting gains and losses are reflected in the consolidated statement of operations.

Depreciation is provided for using the straight-line method in amounts sufficient to relate the cost of assets to operations over their estimated service lives. Leasehold improvements are amortized over the shorter of the life of the asset or the related lease term. Estimated useful lives of the principal classes of assets are as follows:

Lab equipment	5	– 7 years
Computer hardware and software	3	– 7 years
Leasehold improvements	2	– 5 years or the term of the lease, if shorter
Furniture, fixtures, and equipment	5	– 10 years

We review our property and equipment for impairment annually or whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable.

Depreciation and amortization of property and equipment amounted to $31,000 and $44,000 for the years ended December 31, 2024 and 2023, respectively. Research and development expenses consist primarily of employee compensation and consulting costs related to the design, development, and enhancements of our current and potential future products. Research and development also consist of salaries, travel and related expenses for personnel engaged in clinical and regulatory functions, as well as internal and external costs associated with conducting clinical trials and maintaining relationships with regulatory agencies.

Research and Development

Research and development costs are charged to operations in the period incurred and amounted to $0.3 million, net of grants, for the year ended December 31, 2024 and $2.0 million, net of grants, for the year ended December 31, 2023. Research and development expenses consist primarily of employee compensation and consulting costs related to the design, development, and enhancements of our current and potential future products. Research and development also consist of salaries, travel and related expenses for personnel engaged in clinical and regulatory functions, as well as internal and external costs associated with conducting clinical trials and maintaining relationships with regulatory agencies.

Patent Costs

Due to the uncertainty associated with the successful development of one or more commercially viable products based on our research efforts and any related patent applications, all patent costs, including patent-related legal, filing fees and other costs, including internally generated costs, are expensed as incurred. Patent costs for the years ended December 31, 2024, and 2023, were $0.1 million and $0.4 million, respectively, and are included in general and administrative expenses in the consolidated statements of operations.

NIH Grant and other Grants

From time-to-time, we apply for and may receive grants that help fund specific development programs. Any amounts received pursuant to grants are offset against the related operating expenses as the costs are incurred. Grants offset against operating expenses were $0.2 million during the year ended December 31, 2024, and were $0.5 million during the year ended December 31, 2023.

Concentration of Risk

Credit Risk

Financial instruments that subject us to concentrations of credit risk consist primarily of cash and money market funds. We maintain cash and money market funds with financial institutions that management deems credit worthy, and at times, cash balances may be in excess of FDIC and SIPC insurance limits of $250,000 and $500,000 (including cash of $250,000), respectively.

We also maintain cash at a bank in Switzerland. Accounts at said bank are insured up to an amount specified by the deposit insurance agency of Switzerland.

Foreign Operations

The accompanying consolidated financial statements as of December 31, 2024 and 2023, include assets amounting to approximately $26,000 and $27,000, respectively relating to our operations in Switzerland. Unanticipated events in foreign countries could disrupt our operations and impair the value of these assets.

Fair Value of Financial Instruments

The authoritative guidance with respect to fair value establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels and requires that assets and liabilities carried at fair value be classified and disclosed in one of three categories, as presented below. Disclosure as to transfers in and out of Levels 1 and 2, and activity in Level 3 fair value measurements, is also required.

Level 1. Observable inputs such as quoted prices in active markets for an identical asset or liability that we can access as of the measurement date. Financial assets and liabilities utilizing Level 1 inputs include active-exchange traded securities and exchange-based derivatives.

Level 2. Inputs, other than quoted prices included within Level 1, which are directly observable for the asset or liability or indirectly observable through corroboration with observable market data. Financial assets and liabilities utilizing Level 2 inputs include fixed income securities, non-exchange-based derivatives, mutual funds, and fair-value hedges.

Level 3. Unobservable inputs in which there is little or no market data for the asset or liability which requires the reporting entity to develop its own assumptions. Financial assets and liabilities utilizing Level 3 inputs include infrequently traded non-exchange-based derivatives and commingled investment funds, and are measured using present value pricing models.

We determine the level in the fair value hierarchy within which each fair value measurement falls in its entirety, based on the lowest level input that is significant to the fair value measurement in its entirety. In determining the appropriate levels, we perform an analysis of the assets and liabilities at each reporting period end. As of December 31, 2024 and 2023, the Company does not have any assets or liabilities that are remeasured to fair value on a recurring basis.

Comprehensive Loss

We comply with provisions of FASB ASC 220, Comprehensive Income, which requires companies to report all changes in equity during a period, except those resulting from investment by owners and distributions to owners, for the period in which they are recognized. Comprehensive income is defined as the change in equity during a period from transactions and other events from non-owner sources.

Comprehensive income (loss) is reported on the face of the consolidated financial statements. For the years ended December 31, 2024, and 2023, comprehensive loss is the total of net loss and other comprehensive income (loss) which consists entirely of foreign currency translation adjustments and there were no material reclassifications from other comprehensive loss to net loss during these periods.

Foreign Currency Translation and Transactions

The consolidated financial statements and transactions of the subsidiary’s operations are reported in the local (functional) currency of Swiss francs (CHF) and translated into U.S. dollars in accordance with GAAP. Assets and liabilities of those operations are translated at exchange rates in effect at the balance sheet date. The resulting gains and losses from translating foreign currency consolidated financial statements are recorded as accumulated other comprehensive income (loss). Revenues and expenses are translated at the average exchange rate for the reporting period. Foreign currency transaction gains (losses) resulting from exchange rate fluctuations on transactions denominated in a currency other than the foreign operations’ functional currencies are included in expenses in the consolidated statements of operations.

Income Taxes

The amount of current and deferred tax expense of Cortigent’s parent included in its consolidated tax returns is allocated to Cortigent as if Cortigent filed a separate return with any current and deferred taxes recorded in the parent’s net investment. Any future tax benefit from net operating loss and similar carry forwards is not pushed down to the subsidiaries. Through December 31, 2024, no net current or deferred taxes have been recognized by the parent due to cumulative net losses as any such deferred amounts have been fully offset by a valuation allowance.

Loss per Share

Loss per share has been presented in these consolidated financial statements based upon the shares issued in exchange for assets of Cortigent.

Recently Adopted Accounting Standards

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2023-07, Improvements to Reportable Segment Disclosures (Topic 280). This ASU updates reportable segment disclosure requirements by requiring disclosures of significant reportable segment expenses that are regularly provided to the Chief Operating Decision Maker (“CODM”) and included within each reported measure of a segment’s profit or loss. This ASU also requires disclosure of the title and position of the individual identified as the CODM and an explanation of how the CODM uses the reported measures of a segment’s profit or loss in assessing segment performance and deciding how to allocate resources. The ASU is effective for annual periods beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Adoption of the ASU should be applied retrospectively to all prior periods presented in the financial statements. We adopted this ASU for the year ending December 31, 2024.

3. Selected Balance Sheet Detail

Property and equipment, net of accumulated depreciation and amortization

Property and equipment consisted of the following as of December 31, 2024, and 2023 (in thousands):

	2024	2023
Laboratory equipment	$597	$597
Computer hardware and software	107	100
	704	697
Accumulated depreciation and amortization	(690)	(652)
Property and equipment, net	$14	$45

Contract Liabilities

Contract liabilities amounted to $335,000 as of December 31, 2024, and 2023 and are included in accrued expenses on the balance sheet.

4. Grants

We received an award for $1.6 million grant (with the intent to fund $6.4 million over five years subject to annual review and approval) from the National Institutes of Health (NIH) to fund the “Early Feasibility Clinical Trial of a Visual Cortical Prosthesis” that commenced in January 2018. The final year of the grant ended in March 2024. The NIH grant funds ongoing and planned clinical activities and are being used to conduct and support clinical testing of six patients implanted with the Orion® Cortical Visual Prosthesis System and submit and obtain Investigational Device Exemption approval from the FDA. During the years ended December 31, 2024, and 2023, grants offset against operating expenses were $0.2 million and $0.5 million, respectively. In 2024, we allocated these offsets of $209,000 to research and development and $16,000 to general and administrative expenses. In 2023, we allocated these offsets of $0.4 million to research and development and $0.1 million to general and administrative expenses.

5. Employee Benefit Plans

We have a 401(k) Savings Retirement Plan (the “Plan”) that covers substantially all full-time employees who meet the Plan’s eligibility requirements and provides for employee elective contribution and employer matching contributions. Employer contributions are discretionary and determined annually by the Board. For the years ended December 31, 2024, and 2023, employer contributions to the Plan totaled $7,000 and $33,000, respectively.

6. Allocated Cost from Parent (Stock-Based Compensation)

Prior to the Merger, Cortigent had options outstanding which became fully vested at the time of the Merger. The options are now the responsibility of Vivani and are included in their financial presentation. Accordingly, disclosures about options other than the amount of expense through December 31, 2024, are no longer relevant.

The total stock-based compensation recognized for stock-based awards granted in the consolidated statements of operations for the years ended December 31, 2024, and 2023 are as follows (in thousands):

	2024	2023

Research and development	$—	$25
General and administrative	—	37
Total	$—	$62

7. Income Taxes

The amount of current and deferred tax expense of Cortigent’s parent included in its consolidated tax returns is allocated to Cortigent as if Cortigent filed a separate return with any current and deferred taxes recorded in Net Parent Investment.

Through December 31, 2024, no net current or deferred taxes have been recognized by the parent due to cumulative net losses and a full valuation allowance. Any future tax benefit from net operating loss and similar carry forwards is not pushed down to the subsidiaries.

8. Right-of-use Assets and Operating Lease Liabilities

We lease certain office space and equipment for our use. Leases with an initial term of 12 months or less are not recorded on the balance sheet. Lease costs are recognized in the income statement over the lease term on a straight-line basis. Depreciation is computed using the straight-line method over the estimated useful life of the respective assets. The depreciable life of assets and leasehold improvements are limited by the expected lease term(s). Our lease agreements do not contain any material residual value guarantees or restrictive covenants. As most of our leases do not provide an implicit rate, we used our estimated incremental borrowing rate of 10% based on the information available at commencement date in determining the present value of lease payments.

On February 1, 2023, we entered into a sublease agreement, effective March 1, 2023, to sublease office space to replace the Company’s existing headquarters. Our rental payments amount to $22,158 per month plus operating expenses, to lease 14,823 square feet of office space at 27200 Tourney Road, Valencia, California 91355. The lease has a term of two years and two months. We also entered into a lease for storage space on January 25, 2023, in the same building, at a cost of $6,775 per month for a term of two years and one month. We are not affiliates of, are not related to, or otherwise have any other relationship with, the other parties, other than the lease.

The Company evaluated the lease under the provisions of ASC 842. Information related to the Company’s right-of-use assets and related lease liabilities are as following (in thousands, except for remaining lease term and discount rate):

Year ending December 31:

2025	$109
Total lease payments	109
Less imputed interest	(2)
Total lease liabilities	$107

Discount rate	10%
Weighted – average remaining lease term	0.3 years

	For the year ended December 31, 2024	For the year ended December 31, 2023
Cash paid for operating lease liabilities	$347	$394

Rent expense, including common area maintenance charges, was $0.3 million during 2024 and $0.4 million in 2023.

9. Commitments and Contingencies

License Agreements

We have exclusive licensing agreements to utilize certain patents, related to the technology for visual prostheses. The Doheny Eye Institute (“DEI”) license is the only material license to our Business. We do not currently use, and have no plan to use, the technology covered in the other licensing agreements. The DEI agreement requires that we pay a 0.5% royalty of the patent portion of devices covered under the license. There are no further maintenance or milestone payments. No royalties have been incurred under the DEI agreement since 2019.

In the past, we have paid royalties under a license agreement with the Johns Hopkins University (“JHU”). The JHU agreement expired, along with significant underlying patents, in 2018. Pursuant to the foregoing agreements with DEI and JHU, we did not incur any costs in 2023 or 2022.

Indemnification Agreements

We maintain indemnification agreements with our directors and officers that may require us to indemnify them against liabilities that arise by reason of their status or service as directors or officers, except as prohibited by applicable law.

Clinical Trial Agreements

Based upon FDA approval of Argus II, which was obtained in February 2013, we, as Second Sight, were required to collect follow-up data from patients enrolled in our pre-approval trial for a period of up to ten years post-implant, which was extended through the year 2019. This requirement to collect follow-up data was halted in 2020 with FDA approval. In addition, we conducted three post-market studies to comply with U.S. FDA, French, and European post-market surveillance regulations and requirements and conducted an Early Feasibility Study of Orion, which was completed in March 2025. We contracted with various universities, hospitals, and medical practices to provide these services. Payments are based on procedures performed for each patient and are charged to research and development expense as incurred. Total amounts charged to expense for the years ended December 31, 2024, and 2023 were $17,000 and $0.1 million, respectively.

Litigation, Claims and Assessments

As of the date of these consolidated financial statements, Vivani has chosen to indemnify us for certain claims from the former business. However, the results of litigation and claims are inherently unpredictable. Regardless of their outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

We are party to litigation arising in the ordinary course of business. It is our opinion that the outcome of such matters will not have a material effect on our consolidated financial statements, however the results of litigation and claims are inherently unpredictable. Regardless of outcome, litigation may have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

10. Transition Funding, Support and Services Agreement

In March 2023, Cortigent and Vivani entered into a Transition Funding, Support and Services Agreement by which Vivani will advance funds and provide or cause to be provided to Cortigent the services and funding that will cover salaries and related costs, rent and other overhead in order to permit Cortigent to operate in substantially the same manner in which business operations of Cortigent were previously operated by Second Sight, prior to the formation of Cortigent, which obligations continued, in the case of the funding obligations, through December 31, 2024. By that Agreement, Cortigent was required to pay all amounts advanced to us by Vivani from the proceeds of our proposed initial public offering of shares. In August 2023, we and Vivani amended this Agreement to provide for (i) repayment of $1.5 million from proceeds of an anticipated offering and (ii) issuance of a five year promissory note requiring repayment of $2 million at five percent per year upon maturity of the promissory note. By this amendment Vivani also agreed that we shall not be obligated to repay any funding support payments that it made to us which exceed a cumulative $3.5 million. In connection with the proposed spin-off as disclosed in Note 1, the Company and Vivani intend to enter into a separation agreement which, among other matters, will result in the amounts due to Vivani pursuant to the Transition Funding, Support and Services Agreement to be waived and cancelled.

Vivani has also agreed, by this Agreement, to provide the services of its Chief Operating Officer, Truc Le, on an interim basis to consult on operations matters, such as manufacturing planning and interactions with contract manufacturers, and the services of its Chief Business Officer, Donald Dwyer, on an interim basis to consult on business development matters, such as strategic partnering and commercial readiness. See “Management—Vivani Advisors to the Company”. We will also be providing to Vivani the services of Edward Sedo, our chief financial officer. We and Vivani have acknowledged that any such services, which we provide to the other before the completion of this Spin-Off, are deemed to be equivalent in value and shall offset the value of the services provided to the other. As a result, we each have acknowledged to the other that neither of us shall accrue any service fees or expenses to the other before completion of this Spin-Off and that no invoices from one of us to the other shall be required to be submitted. As of December 31, 2024, Vivani provided $3.5 million in funding to Cortigent under the terms of the Agreement and included as debt due to parent on our consolidated balance sheet and additional funding of $3.5 million that has been recorded as an investment and included in Net Parent Investment on the consolidated balance sheet. After December 31, 2024 Vivani continued to provide funds to maintain our operations after expiration of the Agreement and has agreed to continue to provide such funds until the earlier of the share distribution as described in Vivani’s press release dated March 12, 2025 or September 30, 2025.

Nothing in the Agreement shall grant Vivani or its employees or agents who are providing services the right directly or indirectly to control or direct the operations of the Company. Each of the parties shall invoice the other monthly for the services supplied and the unpaid balance thereon. Unpaid balances of invoices shall bear interest at the rate of five percent (5%) per year. All amounts paid or advanced by or due to Vivani under the Agreement inclusive of accrued interest were due on the earlier of the end date of the Agreement or upon receipt of proceeds from Cortigent’s proposed initial public offering, or at any later date or dates as may be agreed upon by us and Vivani. By this Agreement, we and Vivani have agreed to indemnify and hold each other harmless from certain matters relating to, arising out of or resulting from the operations of Second Sight’s business before August 30, 2022.

11. Segments

Operating segments are defined as components of an enterprise for which separate financial information is available for evaluation by the chief operating decision maker (“CODM”) in deciding how to allocate resources and assess performance. The Company has one operating and reporting segment. The Company’s CODM is its Chief Executive Officer who reviews the Company operations. The measure of segment loss is reported on the Consolidated Statements of Operations and Comprehensive Loss as net loss. The measure of segment assets is reported on the Consolidated Balance Sheets as total assets.

12. Subsequent Events

The Company evaluated subsequent events that occurred after the balance sheet date through May 27, 2025, the date that these consolidated financial statements were available to be issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment to or disclosure in the consolidated financial statements.

CORTIGENT, INC.

 AND SUBSIDIARY

Condensed Consolidated Balance Sheets

(In thousands)

 (Unaudited)

	March 31,	December 31,
	2025	2024
ASSETS
Current assets:
Cash	$564	$797
Prepaid expenses and other current assets	80	105
Total current assets	644	902

Property and equipment, net	10	14
Right-of-use asset	22	107
Deposits and other assets	7	3

Total assets	$683	$1,026
LIABILITIES AND NET PARENT DEFICIT
Current liabilities:
Accounts payable	$224	$111
Accrued expenses	335	371
Accrued compensation expense	350	343
Current operating lease liabilities	22	107
Due to Parent	3,500	3,500
Total current liabilities	4,431	4,432

Total liabilities	4,431	4,432

Commitments and contingencies (Note 8)

Net parent deficit	(3,748)	(3,406)

Total liabilities and net parent deficit	$683	$1,026

See accompanying notes to unaudited condensed consolidated financial statements.

CORTIGENT, INC.

 AND SUBSIDIARY

Condensed Consolidated Statements of Operations

 (In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2025	2024
Operating expenses:
Research and development, net of grants	$62	$32
General and administrative, net of grants	554	507
Total operating expenses	616	539
Loss from operations	(616)	(539)
Interest and other expense	(41)	(46)
Net loss	$(657)	$(585)
Net loss per common share	$(0.13)	$(0.12)
Weighted average common shares outstanding – basic and diluted	5,000	5,000

See accompanying notes to unaudited condensed consolidated financial statements.

CORTIGENT, INC.

AND SUBSIDIARY

Condensed Consolidated Statements of Comprehensive Loss

 (In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2025	2024
Net loss	$(657)	$(585)
Other comprehensive loss:
Foreign currency translation adjustments	—	(51)
Comprehensive loss	$(657)	$(636)

See accompanying notes to unaudited condensed consolidated financial statements.

CORTIGENT, INC.

AND SUBSIDIARY

Condensed Consolidated Statements of Net Parent Investment (Deficit)

 (In thousands)

(Unaudited)

				Accumulated
	Common			Other	Net Parent
	Stock	Parent	Accumulated	Comprehensive	Investment
	Shares	Investment	Deficit	Loss	(Deficit)
Balance, January 1, 2024	5,000	$2,483	$(5,492)	$(284)	$(3,293)
Net loss	—	—	(585)	—	(585)
Investment by parent	—	471	—	—	471
Foreign currency translation adjustment	—	—	—	(51)	(51)
Balance, March 31, 2024	5,000	$2,954	$(6,077)	$(335)	$(3,458)

				Accumulated
	Common			Other	Net Parent
	Stock	Parent	Accumulated	Comprehensive	Investment
	Shares	Investment	Deficit	Loss	(Deficit)
Balance, January 1, 2025	5,000	$4,681	$(7,724)	$(363)	$(3,406)
Net loss	—	—	(657)	—	(657)
Investment by parent	—	315	—	—	315
Balance, March 31, 2025	5,000	$4,996	$(8,381)	$(363)	$(3,748)

See accompanying notes to unaudited condensed consolidated financial statements.

CORTIGENT, INC.

AND SUBSIDIARY

Condensed Consolidated Statements of Cash Flows

 (In thousands)
(Unaudited)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(657)	$(585)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	4	8
Changes in operating assets and liabilities:
Prepaid expenses and other assets	21	(22)
Accounts payable	113	45
Accrued expenses	(36)	(55)
Accrued compensation expenses	7	110
Net cash used in operating activities	(548)	(499)
Cash flows from investing activities:
Net investment of parent	315	471
Net cash provided by financing activities	315	471
Effect of exchange rate changes on cash and cash equivalents	—	(2)
Cash
Net increase	(233)	(30)
Balance at beginning of period	797	774
Balance at end of period	$564	$744

See accompanying notes to unaudited condensed consolidated financial statements.

CORTIGENT, INC.

 AND SUBSIDIARY

Notes to Unaudited Condensed Consolidated Financial Statements

1. Organization and Business Operations

These consolidated financial statements represent the financial position and results of operations of the Neuromodulation business segment of Vivani Medical, Inc. (“Vivani”). On August 30, 2022, Second Sight Medical Products, Inc., (“Second Sight”) changed its name to Vivani Medical, Inc. and merged with Nano Precision Medical Products, Inc. (”NPM”) (the “Merger”). On December 28, 2022, the assets and liabilities of the segment were contributed to Cortigent, Inc. (“Cortigent” or the “Company”) a newly formed wholly owned subsidiary of Vivani, in exchange for five million shares of common stock of Cortigent. For convenience, the Neuromodulation business segment is referred to hereafter as “Cortigent.” Vivani intends to cause Cortigent to be spun off in a transaction that will qualify for non-recognition of gain or loss, as a result of receipt of Cortigent shares, for U.S. Federal Income Tax purposes.

Cortigent is a leader in developing targeted neurostimulation systems that enable patients to recover critical body functions including vision and muscle movement. Our technology combines advanced neuroscience with proprietary microelectronics, software, and data processing capabilities. The first-generation system of our predecessor Second Sight, Argus II, was approved by the FDA under a Humanitarian Device Exemption (“HDE”) and has successfully restored partial vision to hundreds of profoundly blind people. Building on this achievement, we have completed a six-year Early Feasibility Study in March 2025 for a more advanced artificial vision system we call the Orion® Visual Cortical Prosthesis System. Our next planned application is to accelerate the recovery of arm and hand movement in patients who are partially paralyzed due to stroke by our Stroke Recovery System. Additional applications of our platform technology have the potential to generate substantial business growth over time.

Cortigent includes the personnel, technologies, and other assets that formerly comprised Second Sight and, since the Merger, has continued as the Neuromodulation business segment of Vivani. Consolidated financial statements prior to the Merger have been derived from Second Sight’s historical accounting records and have been presented as if Cortigent had been formed as of January 1, 2022.

Financial transactions between Cortigent and its parent are included in the condensed consolidated balance sheets and statements of net parent investment (deficit) under Net Parent Investment (Deficit). Net Parent Investment (Deficit) represents Vivani’s interest in the recorded net assets of Cortigent and the net effect of transactions between the two entities.

Liquidity and Going Concern

The Company’s condensed consolidated financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company’s technologies are currently in development and have not generated revenues.

The Company has financed operations through support received from Vivani. The Company has an accumulated deficit of $8.4 million as of March 31, 2025, and has incurred losses of $0.7 million and $0.6 million in the three months ended March 31, 2025 and 2024, respectively, and expects to experience operating losses and negative cash flows for the foreseeable future. In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC 205-40. Management has determined that the limited amounts of cash raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the accompanying consolidated financial statements are issued.

Management believes that the successful growth and operation of the Company’s business is dependent upon its ability to obtain adequate sources of funding through equity or debt financing to adequately support the Company research and development programs and provide for working capital and general corporate purposes. The Company has and will continue to receive short-term liquidity support from Vivani. See Footnote 9 for discussion of the Transition Funding and Services Agreement between the Company and Vivani.

No assurance can be given that the Company will be successful in achieving its long-term plans as set forth above, or that such plans, if consummated, will result in profitable operations or enable the Company to continue in the long-term as a going concern. Management’s plans also include managing the Company’s cash burn by controlling expenditures. Failure to generate sufficient cash flows from operations, raise additional capital and reduce discretionary spending could have a material adverse effect on the Company’s ability to achieve its intended business objectives.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally acceptable in the United States of America (“GAAP”) and include the consolidated financial statements of Cortigent and its wholly owned subsidiary, Second Sight Switzerland. Intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. We base our estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the consolidated financial statements, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience, and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates. Significant estimates include those related to assumptions used in accruals for potential liabilities and valuing instruments. Actual results could differ from those estimates.

Cash and Cash Equivalents

We consider all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. Cash equivalents are carried at fair value. We generally invest funds that are in excess of current needs in high credit quality instruments such as money market funds. There were no cash equivalents as of March 31, 2025, or December 31, 2024.

Property and Equipment

Property and equipment are recorded at historical cost less accumulated depreciation and amortization. Improvements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred. Upon disposal of depreciable property, the appropriate property accounts are reduced by the related costs and accumulated depreciation. The resulting gains and losses are reflected in the consolidated statement of operations.

Depreciation is provided for using the straight-line method in amounts sufficient to relate the cost of assets to operations over their estimated service lives. Leasehold improvements are amortized over the shorter of the life of the asset or the related lease term. Estimated useful lives of the principal classes of assets are as follows:

Lab equipment	5	– 7 years
Computer hardware and software	3	– 7 years
Leasehold improvements	2	– 5 years or the term of the lease, if shorter
Furniture, fixtures, and equipment	5	– 10 years

We review our property and equipment for impairment annually or whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable.

Depreciation and amortization of property and equipment amounted to $4,000 and $8,000 for the three months ended March 31, 2025 and 2024, respectively.

Research and Development

Research and development costs are charged to operations in the period incurred and amounted to $62,000, net of grants, for the three months ended March 31, 2025 and $32,000, net of grants, for the three months ended March 31, 2024. Research and development expenses consist primarily of employee compensation and consulting costs related to the design, development, and enhancements of our current and potential future products. Research and development also consist of salaries, travel and related expenses for personnel engaged in clinical and regulatory functions, as well as internal and external costs associated with conducting clinical trials and maintaining relationships with regulatory agencies.

Patent Costs

Due to the uncertainty associated with the successful development of one or more commercially viable products based on our research efforts and any related patent applications, all patent costs, including patent-related legal, filing fees and other costs, including internally generated costs, are expensed as incurred. Patent costs for the three months ended March 31, 2025, and 2024, were $24,000 and $31,000, respectively, and are included in general and administrative expenses in the consolidated statements of operations.

NIH Grant and other Grants

From time-to-time, we apply for and may receive grants that help fund specific development programs. Any amounts received pursuant to grants are offset against the related operating expenses as the costs are incurred. Grants offset against operating expenses were $35,000 during the three months ended March 31, 2025, and were $120,000 during the three months ended March 31, 2024.

Concentration of Risk

Credit Risk

Financial instruments that subject us to concentrations of credit risk consist primarily of cash and money market funds. We maintain cash and money market funds with financial institutions that management deems credit worthy, and at times, cash balances may be in excess of FDIC and SIPC insurance limits of $250,000 and $500,000 (including cash of $250,000), respectively.

We also maintain cash at a bank in Switzerland. Accounts at said bank are insured up to an amount specified by the deposit insurance agency of Switzerland.

Foreign Operations

The accompanying consolidated financial statements as of March 31, 2025 and December 31, 2024, include assets amounting to approximately $26,000 relating to our operations in Switzerland. Unanticipated events in foreign countries could disrupt our operations and impair the value of these assets.

Fair Value of Financial Instruments

The authoritative guidance with respect to fair value establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels and requires that assets and liabilities carried at fair value be classified and disclosed in one of three categories, as presented below. Disclosure as to transfers in and out of Levels 1 and 2, and activity in Level 3 fair value measurements, is also required.

Level 1. Observable inputs such as quoted prices in active markets for an identical asset or liability that we can access as of the measurement date. Financial assets and liabilities utilizing Level 1 inputs include active-exchange traded securities and exchange-based derivatives.

Level 2. Inputs, other than quoted prices included within Level 1, which are directly observable for the asset or liability or indirectly observable through corroboration with observable market data. Financial assets and liabilities utilizing Level 2 inputs include fixed income securities, non-exchange-based derivatives, mutual funds, and fair-value hedges.

Level 3. Unobservable inputs in which there is little or no market data for the asset or liability which requires the reporting entity to develop its own assumptions. Financial assets and liabilities utilizing Level 3 inputs include infrequently traded non-exchange-based derivatives and commingled investment funds, and are measured using present value pricing models.

We determine the level in the fair value hierarchy within which each fair value measurement falls in its entirety, based on the lowest level input that is significant to the fair value measurement in its entirety. In determining the appropriate levels, we perform an analysis of the assets and liabilities at each reporting period end. As of March 31, 2025 and December 31, 2024, the Company does not have any assets or liabilities that are remeasured to fair value on a recurring basis.

Comprehensive Loss

We comply with provisions of FASB ASC 220, Comprehensive Income, which requires companies to report all changes in equity during a period, except those resulting from investment by owners and distributions to owners, for the period in which they are recognized. Comprehensive income is defined as the change in equity during a period from transactions and other events from non-owner sources.

Comprehensive income (loss) is reported on the face of the consolidated financial statements. For the three months ended March 31, 2025, and 2024, comprehensive loss is the total of net loss and other comprehensive income (loss) which consists entirely of foreign currency translation adjustments and there were no material reclassifications from other comprehensive loss to net loss during these periods.

Foreign Currency Translation and Transactions

The consolidated financial statements and transactions of the subsidiary’s operations are reported in the local (functional) currency of Swiss francs (CHF) and translated into U.S. dollars in accordance with GAAP. Assets and liabilities of those operations are translated at exchange rates in effect at the balance sheet date. The resulting gains and losses from translating foreign currency consolidated financial statements are recorded as accumulated other comprehensive income (loss). Revenues and expenses are translated at the average exchange rate for the reporting period. Foreign currency transaction gains (losses) resulting from exchange rate fluctuations on transactions denominated in a currency other than the foreign operations’ functional currencies are included in expenses in the consolidated statements of operations.

Income Taxes

The amount of current and deferred tax expense of Cortigent’s parent included in its consolidated tax returns is allocated to Cortigent as if Cortigent filed a separate return with any current and deferred taxes recorded in the parent’s net investment. Any future tax benefit from net operating loss and similar carry forwards is not pushed down to the subsidiaries. Through March 31, 2025, no net current or deferred taxes have been recognized by the parent due to cumulative net losses as any such deferred amounts have been fully offset by a valuation allowance.

Loss per Share

Loss per share has been presented in these consolidated financial statements based upon the shares issued in exchange for assets of Cortigent.

Recently Issued Accounting Pronouncements

In November 2024, the FASB issued Accounting Standards Update No. 2024-03 Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”), which will improve the disclosures about a public business entity’s expenses and requires detailed disclosures about specified categories of expenses (including employee compensation, depreciation, and amortization) included in certain expense captions such as cost of sales, selling, general and administrative, and research and development on the face of the income statement. ASU 2024-03 is effective for the Company or fiscal years beginning on January 1, 2027, and for interim periods within fiscal years beginning on January 1, 2028. Early adoption is permitted. The guidance may be applied either (1) prospectively to financial statements issued for reporting periods after the effective date of ASU 2024-03 or (2) retrospectively to all prior periods presented in the financial statements. The Company does not expect the adoption of this guidance to have a material effect on its consolidated financial statements and continues to evaluate disclosure presentation alternatives.

In December 2023, the FASB issued ASU No. 2023-09, Improvements to Income Tax Disclosures (Topic 740). The ASU requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as additional information on income taxes paid. The ASU is effective on a prospective basis for annual periods beginning after December 15, 2024. Early adoption is also permitted for annual financial statements that have not yet been issued or made available for issuance. This ASU will result in the required additional disclosures being included in our consolidated financial statements, once adopted.

3. Selected Balance Sheet Detail

Property and equipment, net of accumulated depreciation and amortization

Property and equipment consisted of the following as of March 31, 2025, and December 31, 2024

(in thousands):

	March 31,	December 31,
	2025	2024
Laboratory equipment	$597	$597
Computer hardware and software	107	107
	704	704
Accumulated depreciation and amortization	(694)	(690)
Property and equipment, net	$10	$14

Contract Liabilities

Contract liabilities amounted to $335,000 as of March 31, 2025, and December 31, 2024 and are included in accrued expenses on the balance sheet.

4. Grants

We received an award for $1.6 million grant (with the intent to fund $6.4 million over five years subject to annual review and approval) from the National Institutes of Health (NIH) to fund the “Early Feasibility Clinical Trial of a Visual Cortical Prosthesis” that commenced in January 2018. The final year of the grant ended in March 2024. The NIH grant funds ongoing and planned clinical activities and are being used to conduct and support clinical testing of six patients implanted with the Orion® Cortical Visual Prosthesis System and submit and obtain Investigational Device Exemption approval from the FDA. During the three months ended March 31, 2025, and 2024, grants offset against operating expenses were $35,000 and $120,000, respectively. In 2025, we allocated these offsets of $35,000 to research and development. In 2024, we allocated these offsets of $104,000 to research and development and $16,000 to general and administrative expenses.

5. Employee Benefit Plans

We have a 401(k) Savings Retirement Plan (the “Plan”) that covers substantially all full-time employees who meet the Plan’s eligibility requirements and provides for employee elective contribution and employer matching contributions. Employer contributions are discretionary and determined annually by the Board.

6. Income Taxes

The amount of current and deferred tax expense of Cortigent’s parent included in its consolidated tax returns is allocated to Cortigent as if Cortigent filed a separate return with any current and deferred taxes recorded in Net Parent Investment.

Through March 31, 2025, no net current or deferred taxes have been recognized by the parent due to cumulative net losses and a full valuation allowance. Any future tax benefit from net operating loss and similar carry forwards is not pushed down to the subsidiaries.

7. Right-of-use Assets and Operating Lease Liabilities

We lease certain office space and equipment for our use. Leases with an initial term of 12 months or less are not recorded on the balance sheet. Lease costs are recognized in the income statement over the lease term on a straight-line basis. Depreciation is computed using the straight-line method over the estimated useful life of the respective assets. The depreciable life of assets and leasehold improvements are limited by the expected lease term. Our lease agreements do not contain any material residual value guarantees or restrictive covenants. As most of our leases do not provide an implicit rate, we used our estimated incremental borrowing rate of 10% based on the information available at commencement date in determining the present value of lease payments.

On February 1, 2023 we entered into a sublease agreement, effective March 1, 2023, to sublease office space to replace the Company’s existing headquarters. Our rental payments amount to $22,158 per month plus operating expenses, to lease 14,823 square feet of office space at 27200 Tourney Road, Valencia, California 91355. The lease has a term of two years and two months. We also entered into a lease for storage space on January 25, 2023 in the same building at a cost of $6,775 per month for a term of two years and one month. We are not affiliates of, are not related to, or otherwise have any other relationship with, the other parties, other than the lease.

In early April 2025 we signed a short term lease at our current lease location which reduced our leased space obligation and allows both space obligations to expire at the end of October 2025. The new short term obligation totals approximately $10,000 per month.

Assets	Classification	March 31, 2025 (in thousands)	December 31, 2024 (in thousands)
Non-current assets	Right-of-use assets	$22	$107
Liabilities
Current	Current operating lease liabilities	$22	$107

	For the three months ended March 31, 2025	For the three months ended March 31, 2024
(in thousands):
Cash paid for operating lease liabilities	$87	$87

Rent expense, including common area maintenance charges, was $87,000 during the three months ended March 31, 2025 and $87,000 in the same period of 2024.

8. Commitments and Contingencies

License Agreements

We have exclusive licensing agreements to utilize certain patents, related to the technology for visual prostheses. The Doheny Eye Institute (“DEI”) license is the only material license to our Business. We do not currently use, and have no plan to use, the technology covered in the other licensing agreements. The DEI agreement requires that we pay a 0.5% royalty of the patent portion of devices covered under the license. There are no further maintenance or milestone payments. No royalties have been incurred under the DEI agreement since 2019.

In the past, we have paid royalties under a license agreement with the Johns Hopkins University (“JHU”). The JHU agreement expired, along with significant underlying patents, in 2018. Pursuant to the foregoing agreements with DEI and JHU, we did not incur any costs in the periods presented.

Indemnification Agreements

We maintain indemnification agreements with our directors and officers that may require us to indemnify them against liabilities that arise by reason of their status or service as directors or officers, except as prohibited by applicable law.

Clinical Trial Agreements

Based upon FDA approval of Argus II, which was obtained in February 2013, we, as Second Sight, were required to collect follow-up data from patients enrolled in our pre-approval trial for a period of up to ten years post-implant, which was extended through the year 2019. This requirement to collect follow-up data was halted in 2020 with FDA approval. In addition, we conducted three post-market studies to comply with U.S. FDA, French, and European post-market surveillance regulations and requirements and conducted an Early Feasibility Study of Orion, which was completed in March 2025. We contracted with various universities, hospitals, and medical practices to provide these services. Payments are based on procedures performed for each patient and are charged to research and development expense as incurred. Total amounts charged to expense for the three months ended March 31, 2025, and 2024 were $29,000 and $6,000, respectively.

Litigation, Claims and Assessments

As of the date of these consolidated financial statements, Vivani has chosen to indemnify us for certain claims from the former business. However, the results of litigation and claims are inherently unpredictable. Regardless of their outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

We are party to litigation arising in the ordinary course of business. It is our opinion that the outcome of such matters will not have a material effect on our consolidated financial statements, however the results of litigation and claims are inherently unpredictable. Regardless of outcome, litigation may have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

9. Transition Funding, Support and Services Agreement

In March 2023, Cortigent and Vivani entered into a Transition Funding, Support and Services Agreement by which Vivani will advance funds and provide or cause to be provided to Cortigent the services and funding that will cover salaries and related costs, rent and other overhead in order to permit Cortigent to operate in substantially the same manner in which business operations of Cortigent were previously operated by Second Sight, prior to the formation of Cortigent, which obligations continued, in the case of the funding obligations, through December 31, 2024. By that Agreement, Cortigent was required to pay all amounts advanced to us by Vivani from the proceeds of our proposed initial public offering of shares. In August 2023, we and Vivani amended this Agreement to provide for (i) repayment of $1.5 million from proceeds of an anticipated offering and (ii) issuance of a five year promissory note requiring repayment of $2 million at five percent per year upon maturity of the promissory note. By this amendment Vivani also agreed that we shall not be obligated to repay any funding support payments that it made to us which exceed a cumulative $3.5 million. In connection with the proposed spin-off as disclosed in Note 1, the Company and Vivani intend to enter into a separation agreement which, among other matters, will result in the amounts due to Vivani pursuant to the Transition Funding, Support and Services Agreement to be waived and cancelled.

Vivani has also agreed, by this Agreement, to provide the services of its Chief Operating Officer, Truc Le, on an interim basis to consult on operations matters, such as manufacturing planning and interactions with contract manufacturers, and the services of its Chief Business Officer, Donald Dwyer, on an interim basis to consult on business development matters, such as strategic partnering and commercial readiness. See “Management—Vivani Advisors to the Company”. We will also be providing to Vivani the services of Edward Sedo, our chief financial officer. We and Vivani have acknowledged that any such services, which we provide to the other before the completion of this Spin-Off, are deemed to be equivalent in value and shall offset the value of the services provided to the other. As a result, we each have acknowledged to the other that neither of us shall accrue any service fees or expenses to the other before completion of this Spin-Off and that no invoices from one of us to the other shall be required to be submitted. As of December 31, 2024, Vivani provided $3.5 million in funding to Cortigent under the terms of the Agreement and included as debt due to parent on our consolidated balance sheet and additional funding of $3.5 million that has been recorded as an investment and included in Net Parent Investment on the consolidated balance sheet. After December 31, 2024 Vivani continued to provide funds to maintain our operations after expiration of the Agreement and has agreed to continue to provide such funds until the earlier of the share distribution as described in Vivani’s press release dated March 12, 2025 or September 30, 2025.

Nothing in the Agreement shall grant Vivani or its employees or agents who are providing services the right directly or indirectly to control or direct the operations of the Company. Each of the parties shall invoice the other monthly for the services supplied and the unpaid balance thereon. Unpaid balances of invoices shall bear interest at the rate of five percent (5%) per year. All amounts paid or advanced by or due to Vivani under the Agreement inclusive of accrued interest were due on the earlier of the end date of the Agreement or upon receipt of proceeds from Cortigent’s proposed initial public offering, or at any later date or dates as may be agreed upon by us and Vivani. By this Agreement, we and Vivani have agreed to indemnify and hold each other harmless from certain matters relating to, arising out of or resulting from the operations of Second Sight’s business before August 30, 2022.

10. Segments

Operating segments are defined as components of an enterprise for which separate financial information is available for evaluation by the chief operating decision maker (“CODM”) in deciding how to allocate resources and assess performance. The Company has one operating and reporting segment. The Company’s CODM is its Chief Executive Officer who reviews the Company operations. The measure of segment loss is reported on the Consolidated Statements of Operations and Comprehensive Loss as net loss. The measure of segment assets is reported on the Consolidated Balance Sheets as total assets.

11. Subsequent Events

The Company evaluated subsequent events that occurred after the balance sheet date through May 27, 2025, the date that these condensed consolidated financial statements were available to be issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment to or disclosure in the condensed consolidated financial statements.